  As filed with the Securities and Exchange Commission on January 14, 1998

                                                        Registration No.
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                               SHOP AT HOME, INC.
             (Exact name of registrant as specified in its charter)

         Tennessee                               5961                             62-1282758
(State or other jurisdiction           (Primary Standard Industrial            (I.R.S. Employer
of incorporation or organization)         Classification Code)                 Identification No.)

                               5210 Schubert Road
                                 P.O. Box 12600
                           Knoxville, Tennessee 37912
                                 (423) 688-0300
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


Agent for Service:         Kent E. Lillie, President          Copy to: C. Michael Norton, Esq.
                           Shop at Home, Inc.                          Wyatt, Tarrant & Combs
                           102 Woodmont Boulevard                      Nashville City Center
                           Suite 200-228                               511 Union Street, Suite 1500
                           Nashville, Tennessee 37205                  Nashville, Tennessee  37219
                           (615) 345-0257                              (615) 244-0020



         (Name and address, including ZIP Code, and telephone number, including area code, of agent for service)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                -------------------

                         CALCULATION OF REGISTRATION FEE


============================================================================================================================
Title of each                                                            Proposed          Proposed
class of                                                Amount           maximum           maximum            Amount of
securities to                                           to be            offering price    aggregate          registration
be registered                                           registered       per unit          offering price     fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0025 par value  . . . . . . . . . . . .  8,625,000       $4.00             $34,500,000       $10,454.54
   % Secured Notes Due 20__ . . . .. . . . . . . . . . $60,000,000        100%            $60,000,000       $18,181.82
============================================================================================================================

      (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.
      (2) Includes 1,125,000 shares of Common Stock which may be purchased by the Underwriters pursuant to an over-allotment option.

                              -------------------


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                EXPLANATORY NOTE

      This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten public offering of ___% Secured Notes due 20___ of Shop at Home, Inc. (the "Note Prospectus") and one to be used in a concurrent underwritten public offering of Common Stock of Shop at Home, Inc. (the "Common Stock Prospectus"). The Note Prospectus and the Common Stock Prospectus are identical except for the front, back and inside front cover pages and the sections entitled "Summary--The Offering," "Summary--Concurrent Offering," "Risk Factors" and "Underwriting." The form of the Note Prospectus is included herein and is followed by the alternate pages to be used in the Common Stock Prospectus. The alternate pages for the Common Stock Prospectus included herein are labeled "Alternate Page for Common Stock Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933, as amended.

                 SUBJECT TO COMPLETION, DATED JANUARY ___, 1998

PROSPECTUS                                                       [Shop at Home
                                                                     Logo]
                                $---------------

                               SHOP AT HOME, INC.

                          ___% SECURED NOTES DUE 20__

      Shop at Home, Inc. (the "Company"), is offering hereby (the "Notes Offering") $_____ million principal amount of its ____% Secured Notes Due 20___ (the "Notes"). Interest on the Notes will be payable semiannually on March 15 and September 15 of each year, commencing September 15, 1998. The Notes are not redeemable at any time prior to ___________, 20___. Concurrent with the Notes Offering, the Company is offering _____________ shares of Common Stock, par value $0.0025 per share (the "Common Stock") by a separate prospectus (the "Common Stock Offering" and together with the Notes Offering, the "Offerings"). The Notes Offering is contingent upon the completion of the Common Stock Offering, and the Common Stock Offering is contingent upon the completion of the Notes Offering.

      On or after September 15, ____, the Notes are redeemable at the option of the Company in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), holders of the Notes will have the right to require the Company to repurchase their Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. The Notes will be general obligations of the Company. The Notes will be secured by a senior lien on the capital stock and certain assets of SAH Acquisition II Corporation, a wholly-owned subsidiary of the Company ("SAH Acquisition II") and a junior lien on the capital stock and certain assets of the Subsidiaries (as defined herein) of the Company other than SAH Acquisition II. In addition, the obligations of the Company under the Notes will be jointly and severally guaranteed by each of the Company's Subsidiaries. There is no established trading market for the Notes and the Company does not intend to apply for a listing of the Notes on any national securities exchange. See "Description of Notes."

      THE NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 14 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE PURCHASERS OF THE NOTES OFFERED HEREBY.

                            -----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

===============================================================================
                          Price to          Underwriting       Proceeds to
                          Public(1)         Discount(2)        Company(3)
-------------------------------------------------------------------------------
Per Note                      _____%            _____%               _____%
Total                    $_________         $________          $__________
===============================================================================

(1)  Plus accrued interest, if any, from the date of issuance.

(2) The Company has agreed to indemnify the Underwriter (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3)  Before deducting expenses payable by the Company estimated at $___________.

                             ---------------------

         The Notes are offered by the Underwriter, subject to receipt and acceptance by the Underwriter, approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offers and to reject orders in whole or in part. It is expected that delivery of the Notes will be made through the facilities of The Depository Trust Company on or about _________, 1998.

                             ---------------------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                      The date of this Prospectus is      , 1998

    [Graphic depicting baseball signed by Joe DiMaggio, a gemstone, a video camcorder and two-on air personalities, overlaying a table with a cup of coffee and folded Wall Street Journal.]

































IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                   THE COMPANY

         The Company has been in the business since 1986 of selling and distributing merchandise and retail products through televised programs broadcast to cable television system subscribers, television station viewers and owners of satellite dish receivers. The Company originates twenty-four hours of live programming each day and broadcasts the programming by satellite. The Company's programming is provided on the Company's owned and operated television stations in Boston and Houston, and to a "network" of over 80 independently owned television stations and cable systems throughout the country, located in over 100 television markets, for all or a portion of each broadcast day. Currently, the programming of the Company is viewable during all or a part of each day by approximately 48.9 million cable households throughout North America, of which approximately 4.4 million cable households receive the programming on essentially a full-time basis (20 or more hours per day) and approximately 44.5 million cable households receive it on a part-time basis. For households that receive the Company's programming on a part-time basis, the average duration of programming per day is 4.9 hours.

         The Company's programming features a variety of consumer products, including jewelry, sports collectibles, electronics, health and beauty, personal care, household and lifestyle, and other select merchandise and collectibles such as knives, coins, dolls, and figurines. The Company seeks to offer its products at prices generally below the price for which the consumer could purchase the goods at a retail outlet or through a catalog. The Company seeks to differentiate itself from the other televised home shopping programmers by utilizing a friendly, personal style of programming and by offering unique types of products and high quality goods such as rare coins, collectible sports items, jewelry and other limited-availability items. The Company has also developed and utilized proprietary products and brand names in its jewelry and cosmetic lines.

         The Company's principal place of business and executive offices are located at 5210 Schubert Road, Knoxville, Tennessee 37912, and its telephone number in Knoxville is (423) 688-0300.

                                    STRATEGY

         The Company's business objective is to increase revenues and cash flow by implementing the following strategy:

- UNIQUE PRODUCT MIX. The Company plans to continue to implement a strategy of selling niche products that the Company believes are not readily available through television home shopping and retail competitors.

- LOW PRICED, HIGH QUALITY MERCHANDISE. The Company believes that its products are priced below comparable merchandise of retailers and catalogue sellers and intends to continue offering low priced, high quality products to its customers.

- ACQUISITION OF BROADCAST STATIONS AND NEW CARRIAGE AGREEMENTS. The Company plans to continue to increase the number of television viewers of its programming by acquiring broadcast television stations in major markets. In addition, the Company plans to further increase its viewership through negotiation of carriage agreements with multiple system cable owners and agreements with individual broadcast television stations and networks for the purchase of broadcast time.

- IMPROVE MARGINS. The Company plans to improve margins by (i) offering and selling a mix of products that will yield higher gross profit margins, (ii) taking advantage of its purchasing power by negotiating lower wholesale prices with its vendors, and (iii) spreading its fixed costs over increased households served.

- CONTROL OF INVENTORY. The Company will continue to utilize drop shipping arrangements and a "just in time" inventory policy. This strategy permits the Company to operate without incurring significant working capital costs associated with the warehousing, distributing, financing and managing of inventory.

- CUSTOMER SERVICE. The Company plans to continue to offer quality customer service, including efficient and accurate call center operations, timely deliveries of merchandise, continuing its 30 day full refund policy, and encouraging repeat customers through special incentive programs.


                               RECENT DEVELOPMENT

      SAH Acquisition II Corporation, a Tennessee corporation and a wholly owned subsidiary of the Company ("SAH Acquisition II"), entered into an Asset Purchase Agreement dated as of September 23, 1997 (the "Asset Purchase Agreement") with Global Broadcasting Systems, Inc., a Delaware corporation, and its affiliate, under which SAH Acquisition II agreed to acquire certain broadcast television assets (the "Acquisition"). Global Broadcasting Systems, Inc. and its affiliate are currently subject to a proceeding (the "Bankruptcy Proceeding") under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") (as debtors in the Bankruptcy Proceeding, Global Broadcasting Systems, Inc. and its affiliate are referred to as "Global").

     Under the Asset Purchase Agreement, SAH Acquisition II has agreed to acquire two broadcast television stations owned by Global, KCNS(TV) located in San Francisco, California ("KCNS"), and WRAY(TV) located in the Raleigh-Durham, North Carolina market ("WRAY"). Under the Asset Purchase Agreement, SAH Acquisition II has agreed to assume the legal right and obligation of Global under executory purchase contracts (the "Executory Contracts") to acquire two additional broadcast television stations, WOAC(TV) in the Cleveland, Ohio market ("WOAC") and WPMC(TV) in the Knoxville, Tennessee market ("WPMC"). The Company has guaranteed the performance of SAH Acquisition II under the Asset Purchase Agreement. An order of the Bankruptcy Court approved the Asset Purchase Agreement on November 20, 1997.

     The total purchase price payable by SAH Acquisition II to Global in connection with the Acquisition is $52,850,000 (the "Global Purchase Price"), of which the Company has paid a total of $3,963,750 into an escrow account held by the Bankruptcy Trustee and which will be applied to the Global Purchase Price at the closing. The balance of $48,886,250 is payable by the Company to Global at the closing. In connection with the assignment of the Executory Contract for WOAC, SAH Acquisition II is obligated to purchase WOAC for a total purchase price of $23,500,000. SAH Acquisition II is entitled to a credit for an escrow deposit previously paid by Global to the sellers of WOAC in the amount of $2,350,000 and will make a cash payment of $21,150,000 in connection with the closing of the purchase of WOAC.

     The obligations of the parties under the Asset Purchase Agreement and the Executory Contract for WOAC are subject to receipt of the approval of the Federal Communications Commission ("FCC") of the Applications for Consent to Assignment of Broadcast Station Licenses (collectively, the "Applications") filed with respect to the broadcast licenses to be transferred to SAH Acquisition II. The FCC published public notice of its approval of the Applications for KCNS and WRAY on December 15, 1997 and such approval became a final order on January 25, 1998. The FCC published public notice of its approval of the Application for WOAC on January __, 1998 and such approval is expected to become a final order on February __, 1998 assuming no party files a timely objection thereto.

     The closing of the Asset Purchase Agreement, including the transfer of KCNS and WRAY and the assignment and assumption of the Executory Contract for WOAC, was approved by order of the Bankruptcy Court on February __, 1998.

     The primary use of the proceeds of the Offerings will be to provide funds necessary to close the Acquisition and the subsequent closing of the Executory Contract for WOAC. A complete description of the use of proceeds of the Offerings is set forth under "Use of Proceeds."

     Pursuant to the Asset Purchase Agreement, SAH Acquisition II also acquired the right to acquire WPMC(TV) in the Knoxville, Tennessee market. SAH Acquisition II has assigned all of the rights to purchase WPMC to a third party in consideration of a net payment to SAH Acquisition II of $900,000 and has no further rights or obligations with respect to such station.

     As a result of the Acquisition (and prior to planned upgrades to the acquired stations), the Company estimates that households receiving the Company's programming on a full-time basis (20 or more hours) will increase to approximately 5.2 million cable households from approximately 4.4 million cable households, while cable households receiving the Company's programming on a part-time basis will decrease by approximately 1.1 million. As a result, the Company estimates that its programming will be available during all or part of each day to approximately 48.6 million cable households, of which approximately
5.2 million cable households will receive it on a full-time basis (20 or more hours per day) and approximately 43.4 cable million cable households will receive it on a part-time basis.


                                  THE OFFERING

Securities Offered..........................   $____ million aggregate principal amount of __% Secured Notes due 20__.

Maturity Date...............................   September 15, 20__.

Interest Payment Dates......................   March 15 and September 15, commencing September 15, 1998.

Optional Redemption.........................   On or after September 15,  ____, the Company may redeem the Notes, in whole or in part, at the redemption  prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.


Mandatory Redemption........................   None.

Ranking.....................................   The Notes will be general obligations of the Company.

Collateral..................................   The Notes will be secured by a first priority lien on all of the issued and outstanding capital stock of SAH Acquisition II and certain assets of SAH
                                               Acquisition II, which shall be pledged to the Trustee, for the benefit of the
                                               Note holders. The Notes will be secured by a second priority lien on all of the issued and outstanding capital stock and certain assets of the Subsidiaries of the Company other than SAH Acquisition II (the "Other Subsidiaries") which shall be pledged to the Trustee, for the benefit of the Note holders.
                                               See "Description of Notes--Collateral."

Guarantees..................................   The Notes will be unconditionally guaranteed (the "Subsidiary Guarantees")
                                               by each of the existing and future subsidiaries of the Company (each a
                                               "Subsidiary Guarantor" and, collectively, the "Guarantors"). See "Description of Notes--Subsidiary Guarantees."

Change of Control...........................   Upon a Change of Control, the Company will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

Covenants...................................   The Indenture restricts, among other things, the Company's ability to incur additional indebtedness and issue preferred stock, incur liens to secure pari passu or subordinated indebtedness, pay dividends or make certain other restricted  payments, apply net proceeds from certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person, sell stock of Subsidiaries or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the Company. See
                                               "Description of Notes--Certain Covenants."

Absence of a Public Market
  for the Notes.............................   The Notes are a new issue of securities with no established market.
                                               Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. Friedman,  Billings, Ramsey & Co., Inc. (the
                                               "Underwriter") has advised the Company that it currently intends to make a market in the Notes. However, the Underwriter is not obligated to do so, and any market making with respect to the Notes may be discontinued at any time  without notice. The Company does not intend to apply for listing of the Notes on a securities exchange. See "Risk Factors--Absence of a Public
                                               Market for the Notes."

Use of Proceeds.............................   The Company intends to use the net proceeds from the Notes Offering, together with the net proceeds from the Common Stock Offering in the following manner: (i) to pay the purchase price to Global under the Asset
                                               Purchase Agreement and the purchase price to close the Executory Contract for WOAC (See "Business--Recent Development"), (ii) to acquire equipment necessary to upgrade and improve the broadcast television stations acquired through the Acquisition, (iii) to purchase equipment for the
                                               Company's new main offices and studios in Nashville, Tennessee, (iv) to repay indebtedness of the Company, and (v) as working capital of the
                                               Company, which may be used to acquire additional television stations that may be available in the future. See "Use of Proceeds."


                       CONCURRENT OFFERING OF COMMON STOCK

         Concurrent with the Notes Offering, the Company is offering _____________ shares of Common Stock (plus up to an additional _________ shares to cover over-allotments, if any) by a separate prospectus in the Common Stock Offering. The Notes Offering is contingent upon the completion of the Common Stock Offering, and the Common Stock Offering is contingent upon the completion of the Notes Offering. The Common Stock of the Company is currently quoted on the Nasdaq SmallCap Market under the symbol "SATH."

                                  RISK FACTORS

         Investment in the Notes involves a high degree of risk. Each prospective investor should carefully consider all of the matters described herein under "Risk Factors."

                             SUMMARY FINANCIAL DATA

         The summary financial information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                                                   Three Months Ended
                                                      Year Ended June 30,                             September 30,
                                        ---------------------------------------------------------------------------------
                                          1993        1994        1995       1996        1997         1996        1997
                                        -------       ----        ----       ----        ----         ----        ----
                                                                                                        (UNAUDITED)
                                                     (in thousands, except per share data and ratios)
STATEMENTS OF OPERATIONS DATA:
Net sales .........................    $ 19,878    $ 21,717    $ 26,787    $ 40,016    $ 67,817    $ 13,741    $ 20,958
Cost of sales .....................      15,010      14,278      17,121      24,516      40,626       8,474      12,348
                                       --------    --------    --------    --------    --------    --------    --------
Gross profit ......................       4,868       7,439       9,666      15,500      27,191       5,266       8,610
Other operating income ............           -           -         189         659       1,015         227         271
Operating expenses ................       7,327       8,406      11,010      16,930      25,882       5,191       8,227
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) from operations .....      (2,459)       (967)     (1,155)       (771)      2,323         302         654
Other income (expense) ............          18         (85)       (127)       (738)       (847)       (161)       (179)
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) before income taxes .      (2,441)     (1,052)     (1,282)     (1,509)      1,476         141         475
Income tax expense (benefit) ......           -           -           -        (104)        (80)        (25)        108
                                       --------    --------    --------    --------    --------    --------    --------
Net income (loss) .................    $ (2,441)   $ (1,052)   $ (1,282)   $ (1,405)   $  1,556    $    166    $    367
                                       ========    ========    ========    ========    ========    ========    ========
Weighted average common and common
   equivalent shares ..............       7,379       8,225       9,437      10,284      13,946      14,812      14,257
Net income (loss) per common and
   common equivalent share ........    $  (0.33)   $  (0.13)   $  (0.14)   $  (0.14)   $   0.12    $   0.01    $   0.03
Cash dividends per share of common
   stock ..........................        0.00        0.00        0.00        0.00        0.00        0.00        0.00

OTHER DATA:
EBITDA(1) .........................      (1,837)       (581)       (548)        164       3,612         540       1,145
Cash flow from operations ........         (201)       (936)      1,943         815       6,245         500      (1,963)
Ratio of earnings to fixed charges
 (deficiency if inadequate)(2) ....    $ (2,543)   $ (1,124)   $ (1,498)   $ (2,303)       2.37x       1.76x       2.68x

PRO FORMA FINANCIAL DATA(3):
Interest expense...................                                                          --                       --
Ratio of earnings to fixed charges.
 (deficiency if inadequate)(2)......                                                         --                       --




                                                                        Pro Forma(4)
                                                                      ------------------
                                  June 30, 1997   September 30, 1997  September 30, 1997
                                  -------------   ------------------  ------------------
BALANCE SHEET DATA:
 Working capital .................  $ (4,641)           $ (5,561)        $     439
 Total assets ....................    34,410              32,627           120,027
 Current liabilities .............    18,078              15,952            15,952
 Long-term liabilities ...........    11,136              10,751            70,751
 Redeemable preferred stock ......     1,393               1,393             1,393
 Stockholders' equity ............     3,804               4,531            31,931

---------------------
(1) EBITDA consists of earnings before interest, income taxes, and depreciation and amortization expense. While EBITDA should not be construed as an alternative to operating income or net income or as an indicator of operating performance or liquidity, it is a measure that the Company believes is used commonly to evaluate a company's ability to service debt.

(2) For purposes of calculating these ratios, earnings represents earnings before income taxes plus (or in the case of a loss, minus) fixed charges. Fixed charges consist of interest, amortization of debt issuance costs, and the portion of rental and lease expense, if any, that management believes is representative of the interest component of rental and lease expense.

(3) The pro forma financial data has been calculated giving effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds." For purposes of application of pro forma adjustments to operating statement data the adjustments have been made assuming a consummation date as of the first day of the respective periods. The adjustment to interest expense consists of additional interest expense on the Notes offset by a reduction in interest relating to debt retired through proceeds of the Notes. However, no other pro forma adjustments have been made with respect to the Acquisition, including any revenue and attributable EBITDA effects. The Company will account for the Acquisition as the purchase of assets rather than the acquisition of a business, due to the fact that, with the exception of a de minimus period of time, none of the acquired stations have been historically operated as a broadcast outlet for home shopping programming of Global or the predecessor in title, and the Company has concluded that there is no continuity of revenues from those stations from which relevant historical information could be derived. Moreover, the pro forma financial data does not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. See "BUSINESS OF THE COMPANY--Recent Development" and "Use of Proceeds."

(4) The pro forma balance sheet data has been calculated giving effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds" as if each occurred on September 30, 1997.

                                  RISK FACTORS

Prior to making an investment decision with regard to the Company, prospective investors should carefully consider the following risk factors in addition to the other information and financial data presented in the various filings made by the Company with the Securities and Exchange Commission. Many of the statements in this Prospectus are forward-looking in nature and, accordingly, whether or not they prove to be accurate is subject to many risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements in this Prospectus. Factors that could cause or contribute to such difference include, but are not limited to, those discussed below and those contained elsewhere in this Prospectus.

SIGNIFICANT LEVEL OF DEBT

     Following the Offerings, the Company will have a significant level of debt. As of December 31, 1997, on a pro forma basis, after giving effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company's consolidated debt would have been approximately $____ million. Subject to the restrictions on Indebtedness contained in the Indenture, the Company may incur additional debt from time to time to finance acquisitions, for capital expenditures or for other purposes.

     The level of the Company's indebtedness following the Offerings could have material consequences to the Company and the holders of the Company's securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal and interest on its debt and will not be available for other purposes, (iii) the Company's ability to react to changes in its industry or economic conditions could be limited, and (iv) certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

     The Company's ability to service its debt obligations, including the Notes, will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business, and other factors, certain of which are beyond its control, as well as the availability of borrowings under any credit arrangements. The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness, including the Notes, as well as future capital expenditures and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the Funded Indebtedness, the Indenture or its other indebtedness. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results, or to fund capital expenditures may be adversely affected. If the Company does not generate sufficient increases in cash flow from operations to repay its indebtedness at maturity, including the Notes, it could attempt to refinance such indebtedness; however, no assurance can be given that such refinancing would be available on terms acceptable to the Company, if at all.

MANAGEMENT OF GROWTH AND RELATED EXPENSES

     The Company has experienced rapid growth in net sales in recent years. For the Company's fiscal years ended June 30, 1994, June 30, 1995, June 30, 1996 and June 30, 1997, net sales of the Company increased by 9%, 23%, 49% and 69%, respectively, over net sales for the prior fiscal year. Almost all of the growth in net sales has resulted from expanded carriage of the Company's programming on cable systems and television broadcast stations. In connection with the expanded carriage of its programming, the amounts payable to cable systems and television broadcasters for the carriage of the Company's programming have increased substantially. The Company has also incurred other increased expenses associated with its growth, including increased personnel costs. The Company must effectively control expenses in order to operate profitably and the failure to effectively control expenses could have an adverse impact on the Company's financial condition and results of operations.

COST OF ACQUISITION

     In connection with the offering of the Notes and the Acquisition, the Company is incurring a substantial debt service obligation. In the event that the increased revenues and profits associated with increased television broadcast carriage of the Company's programming do not exceed the additional costs and expenses associated with the Acquisition and the Company's expansion, including interest payable on the Notes, the Company's profitability will be adversely affected. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Results of Operations."

RELOCATION OF PRINCIPAL FACILITY

     The Company is in the process of relocating its principal facility, including its offices and studios from Knoxville, Tennessee to Nashville, Tennessee. The Company anticipates the expense of the relocation, including the costs of completing the tenant improvements and the costs of equipping the facilities, will be approximately $8.0 million, but there can be no assurance that the actual expense will not exceed such amount. In addition, certain other transitional matters related to the relocation could negatively impact the operations and earnings of the Company, including the transition of the programming origination to the new facility, the possible transition of telephone call center operations to the new facility, the possible loss of personnel and lost productivity due to management resources devoted to the relocation. See "BUSINESS OF THE COMPANY--Properties."

RISK OF INABILITY TO INCREASE DISTRIBUTION OF THE COMPANY'S PROGRAMMING

     The Company's strategy involves continued growth through increased distribution of its programming. Increasing distribution of the Company's programming may require that the Company raise additional debt or equity capital subsequent to the Offerings. There can be no assurance, however, that any such capital would be available to the Company on acceptable terms, if at all. In addition to the Acquisition, the Company's strategy involves the acquisition of additional broadcast television stations. There can be no assurances that the Company will be successful in acquiring additional broadcast stations. If the Company is unable to raise additional capital or is unable to consummate additional acquisitions, the Company may be unable to increase distribution of its programming. See "BUSINESS OF THE COMPANY--Business Strategy."

NEED FOR CAPITAL EXPENDITURES RELATED TO THE ASSETS ACQUIRED IN THE ACQUISITION

     The Company plans certain capital expenditures to acquire and to install equipment at KCNS and WRAY. Such capital expenditures are required in order for the broadcast stations to operate at full power in accordance with their respective FCC licenses. In particular, WRAY is currently operating under a construction permit and a full license for the station has not been obtained due to the operation of the station at a power level substantially below that authorized by the FCC. The Company intends capital expenditures of approximately $4.0 million for the acquisition and installation of new equipment, but there can be no assurance that the actual expenditures will not exceed such amount. See "BUSINESS OF THE COMPANY--Recent Developments--Global Acquisition."

CONTROL BY PRINCIPAL SHAREHOLDER

     J.D. Clinton owns, directly and indirectly, 3,227,700 shares of the Common Stock representing approximately 27.5% of the outstanding shares of Common Stock as of December 31, 1997. In addition, Mr. Clinton and his affiliates hold options and warrants for the right to acquire additional shares of Common Stock of the Company. On a fully diluted basis after the exercise of all options and warrants held and after giving effect to the Common Stock Offering (assuming an issuance of 7,500,000 shares), Mr. Clinton would own, directly or indirectly, 5,429,700 shares of the Common Stock representing approximately 25.3% of the shares of Common Stock of the Company. Mr. Clinton's ownership is substantially greater than any other shareholder, and his ownership could give him de facto control over any shareholder vote, including a vote for election of all of the members of the Company's Board of Directors, a vote for the adoption of amendments to the Company's Charter and Bylaws and a vote for the approval of a merger, consolidation, asset sale or other corporate transaction requiring approval of the shareholders of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

DEPENDENCE ON AFFILIATION AGREEMENTS

     The Company's business is dependent upon affiliation agreements and time brokerage agreements with television broadcast stations and cable system operators. A significant number of the Company's customers are reached through the broadcasting of the Company's programming pursuant to such agreements. These agreements contain various provisions, including agreements to carry the Company's programming for a number of hours daily or to carry the programming on substantially a full time basis. These agreements are subject to renegotiation and renewal from time to time. Certain agreements provide the station or cable system operator with the right to terminate the agreement at any time. Certain agreements provide the right to preempt the Company's programming in certain events.

     The failure of the Company to maintain distribution of its programming in particular markets could have a material adverse effect on the Company. The ability of the Company to maintain these agreements is dependent on the Company's ability to negotiate renewals on these agreements. There can be no assurance, however, that any such agreements can be renewed on acceptable terms, if at all. The home shopping market is highly competitive and there can be no assurance that the Company can match the prices its competitors may be willing to pay for broadcast time. See "BUSINESS OF THE COMPANY--Affiliations."

     In recent years consumers have increasingly begun to subscribe to direct satellite broadcast systems ("DBS") as an alternative to subscription to a local cable system. DBS is expected to continue to attract new customers in the future. To date the Company has not secured carriage of its programming by a DBS system. There can be no assurance that such carriage can be obtained on acceptable terms, if at all.

DEPENDENCE ON KEY PERSONNEL

     The business of the Company depends upon the ability and expertise of certain key employees, including Kent E. Lillie, its President and Chief Executive Officer. If one or more key employees of the Company terminate their employment, the Company's operations could be adversely effected. Mr. Lillie is employed pursuant to an employment and non-compete agreement that expires in June 2002 and certain other key executive officers are employed pursuant to employment and non-compete agreements. While the Company has endeavored to recruit and to retain certain key employees through employment agreements, there can be no assurance that one or more key employees will not resign from employment with the Company. See "MANAGEMENT--Executive Officers and Directors" and--Employment Agreements."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

     The Indenture restricts, among other things, the ability of the Company and its subsidiaries (the "Subsidiaries") to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, encumber substantially all of the assets of the Company.

     The loan agreements relating to Funded Indebtedness may contain extensive and restrictive covenants and may require the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. In addition, the Company's operating and financial flexibility will be limited by covenants that limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions to its stockholders or make certain other restricted payments, create certain liens upon assets, apply the proceeds from the dispositions of certain assets or enter into certain transactions with affiliates. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities which may be in the interests of the Company. The terms of the Funded Indebtedness may prohibit the Company from prepaying other indebtedness (including the Notes) before Funded Indebtedness. A breach of any of these covenants could result in a default under the Funded Indebtedness. Upon the occurrence of an event of default under the Funded Indebtedness, the lenders thereunder could elect to declare all amounts outstanding under the Funded Indebtedness, including accrued interest or other obligations, to be immediately due and payable or proceed against the collateral granted to them to secure that indebtedness. If any Funded Indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes.

     As a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Description of Notes--Certain Covenants."

RISK OF INABILITY TO EFFECTIVELY REALIZE UPON COLLATERAL

     The Notes will be secured by a lien on all of the issued and outstanding capital stock and certain assets of the Subsidiaries which shall be pledged to the Trustee, for the benefit of the Note holders. The lien on the capital stock and assets of the Other Subsidiaries will be subject to the senior lien of the Funded Indebtedness in respect of such collateral. Such prior rights of the Funded Indebtedness would include the right to be paid in full from the proceeds of the collateral in the event of bankruptcy, liquidation or reorganization of the Company prior to the payment of the Notes from the proceeds of the collateral. See "DESCRIPTION OF NOTES--Collateral."

     In addition, the security agreements under which the stock of the Subsidiaries will be pledged to the Trustee to secure the Notes will contain provisions stating that the Trustee will not exercise voting rights with respect to the stock of any Subsidiary which controls an FCC broadcast license, and also will not transfer control of such pledged shares, without the prior approval of the FCC. This provision is required by the rules of the FCC. The security agreements under which the stock of the Subsidiaries that hold an FCC broadcast license is pledged to secure the Funded Indebtedness will contain similar provisions. There can be no assurance that FCC approval can be readily obtained, and the requirement of FCC consent could cause a delay in the realization of the value of the pledged stock in the event of a default under the Notes or the Funded Indebtedness. See "DESCRIPTION OF NOTES--Collateral."

RISK OF INSUFFICIENT COLLATERAL VALUE

     The Notes are secured by a lien on the capital stock and assets of the Subsidiaries. Such lien will be a first lien with respect to the capital stock and assets of SAH Acquisition II. With respect to the capital stock and assets of the Other Subsidiaries, such lien will be second and junior to the lien of the Funded Indebtedness. The amount of the Funded Indebtedness is approximately $________ as of ___________, 1998, however, such amount can increase pursuant to the terms of the Indenture. See "DESCRIPTION OF NOTES--Incurrence of Indebtedness and Issuance of Preferred Stock." Upon the occurrence and during the continuance of an Event of Default on the Notes, the Trustee may undertake to realize on the collateral for the Notes. However, no assurances can be given as to the value of the collateral for the Notes or as to the amount of proceeds that could be realized upon the sale, disposition or liquidation of the collateral for the Notes. See "DESCRIPTION OF NOTES--Collateral."

POTENTIAL INABILITY TO SATISFY A CHANGE OF CONTROL OFFER

     The Indenture provides that, upon the occurrence of a Change of Control (as defined), the holders of the Notes will have the right to require the Company to repurchase the Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered. The Company's failure to make a required repurchase of the Notes in the event of a Change of Control would create an Event of Default under the Indenture. Moreover, restrictions under the Funded Indebtedness may prohibit the Company from making such required repurchases; consequently, any such repurchases could constitute an event of default under the Funded Indebtedness. These conditions may result in the Company being unable to perform its agreements under the Indenture relating to a Change of Control. See "DESCRIPTION OF NOTES--Repurchase at the Option of Holders."

FRAUDULENT CONVEYANCES AND PREFERENTIAL TRANSFERS

The ability of the holders of the Notes or the Trustee (as defined herein) to enforce the Notes, the Stock Pledges or the Subsidiary Guarantees may be limited by certain fraudulent conveyance and similar laws. Various fraudulent conveyance and similar laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to avoid the Subsidiary Guarantees or to subordinate the obligations of the Company under the Notes and the Stock Pledges or to avoid or subordinate the obligations of any Subsidiary Guarantor under its Subsidiary Guarantee. The requirements for establishing a fraudulent conveyance vary depending on the law of the jurisdiction which is being applied. Generally, if in a bankruptcy, reorganization, rehabilitation or similar proceeding in respect of the Company or a Subsidiary Guarantor, or in a lawsuit by or on behalf of creditors against the Company or a Subsidiary Guarantor, a court were to find that (i) the Company or a Subsidiary Guarantor, as the case may be, incurred indebtedness in connection with the Notes (including the Subsidiary Guarantees) with the intent of hindering, delaying or defrauding current or future creditors of the Company or the Subsidiary Guarantor, as the case may be, or (ii) the Company or a Subsidiary Guarantor, as the case may be, received less than reasonably equivalent value or fair consideration for incurring such indebtedness, as the case may be, and either (a) was insolvent at the time of the incurrence of such indebtedness, (b) was rendered insolvent by reason of incurring such indebtedness, (c) was at such time engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could, with respect to the Company or the Subsidiary Guarantor, as the case may be, declare void in whole or in part the obligations of the Company or such Subsidiary Guarantor in connection with the Notes (including the Stock Pledges and the Subsidiary Guarantees) and/or subordinate claims with respect to the Notes to all other debts of the Company or the Subsidiary Guarantors, as applicable. If the obligations of the Company or the Subsidiary Guarantors were subordinated, there can be no assurance that after payment of the other debts of the Company or the Subsidiary Guarantors, there would be sufficient assets to pay such subordinated claims with respect to the Notes and the Subsidiary Guarantees.

     Generally, for purposes of the foregoing, an entity will be considered insolvent if the sum of its debts is greater than the fair saleable value of all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, as they become absolute and mature.

     Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Subsidiary Guarantor within 90 days after any payment by the Company or such Subsidiary Guarantor with respect to the Notes or a Subsidiary Guarantee, respectively, or the incurrence of a Subsidiary Guarantee or if the Company or such Subsidiary Guarantor anticipated becoming insolvent at the time of such payment or incurrence, all or a portion of such payment or guarantee could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

DEPENDENCE ON ECONOMIC FACTORS

     Because the Company derives substantially all of its revenue from the sale of merchandise, its revenues may be adversely affected by economic conditions which impact potential customers and suppliers. In particular, operating results in individual geographic markets will be adversely affected by local and/or regional economic downturns. Such economic downturns could have an adverse impact on the Company's financial condition and results of operations.

DEPENDENCE ON PRODUCT VENDORS

     The Company has endeavored to position itself in the home shopping market as the seller of certain unique products, including sports memorabilia. The Company depends upon a limited number of product suppliers for such products. The Company believes that there are sufficient product suppliers to allow the Company to continue to offer such products consistently, but such supply cannot be assured. If the Company is not able to obtain certain products currently offered to customers, such event could have an adverse impact on the Company's financial condition and results of operations. See "BUSINESS OF THE COMPANY--Product Assortment."

AUTHENTICITY AND PRICING OF COLLECTIBLE PRODUCTS

     A portion of the products sold by the Company consists of collectibles and memorabilia, including sports related products, the price of which is dependent upon their unique nature and authenticity. The Company endeavors to take precautions necessary to insure the authenticity of these products; however, the Company's ability to sell collectible products could be impaired as a result of real or perceived customer concern about the authenticity of such products. In addition, the market price of collectible products depends upon a number of factors, many of which are not within the control of the Company. A reduction in the amount of collectibles sold by the Company or a reduction in the desirability of collectibles could have an adverse impact on the Company's financial condition and results of operations.

SATELLITE TRANSPONDER ARRANGEMENTS

     The Company's programming is transmitted via Telstar 402R, a preemptible satellite transponder, under a Services Agreement with B&P The SpaceConnection, Inc., which agreement expires in December 1998. The Company's right to use the transponder may be preempted at any time to restore (i) another failed transponder that is entitled to protection, (ii) a satellite failure or (iii) other service offerings of the operator of the transponder. The Services Agreement may be terminated by B&P The SpaceConnection upon the occurrence of certain defaults specified therein. The Company has been offered the right to extend the Services Agreement for two years after 1998 and intends to exercise that right. The availability of replacement transponder time or satellite capacity is dependent on a number of factors over which the Company has no control. An interruption or termination of transponder service could have a material adverse effect on the Company. See "BUSINESS OF THE COMPANY--Broadcast Operations."

COMPETITION

     The Company operates in an industry dominated by two established competitors-the Home Shopping Network and the QVC Network--both of which have substantially more television and cable carriage than the Company, as well as greater financial, distribution, and marketing resources. The Company also must compete with store and catalog retailers, many of whom have substantially greater financial, distribution and marketing resources. In addition, the Company competes with new media businesses, such as computer on-line shopping services. See "BUSINESS OF THE COMPANY--Competition."

COMPETITION IN THE TELEVISION INDUSTRY; IMPACT OF NEW TECHNOLOGIES

     The television broadcasting industry has become increasingly competitive in recent years, as television stations compete for viewers and advertising revenues with other broadcast television stations, as well as other media, including cable television, satellite dishes, multichannel multipoint distribution systems, pay-per-view programs and the proliferation of video recorders and video movie rentals. Furthermore, new television networks such as the United Paramount Network and the Warner Brothers Network have created additional competition. These changes have fractionalized television viewing audiences. Through technological developments, such as direct broadcast satellite, video compression and programming delivered through fiber optic telephone lines, this trend towards fractionalization will likely continue, providing additional competitive pressures on the Company.

     Additionally, the FCC has adopted rules for implementing digital (including high-definition) television ("DTV") service in the United States. The FCC also has adopted a table of allotments for DTV, which will provide eligible existing broadcasters with a second channel on which to provide DTV service. Television broadcasters will be allowed to use their channels according to their best business judgment. Such uses can include multiple standard-definition program channels, data transfer, subscription video, interactive materials, and audio signals, although broadcasters will be required to provide a free digital video programming service that is at least comparable to today's analog service. Broadcasters will not be required to air "high-definition" programming or, initially, to simulcast their analog programming on the digital channel. All commercial broadcasters must be on the air with a digital signal by May 1, 2002. Implementation of DTV is expected to improve the technical quality of television. Under certain circumstances, however, conversion to DTV operations may reduce a station's geographical coverage area or provide a competitive advantage to one or more competing stations in the market. In connection with the conversion to DTV, the Company will incur expenses which cannot be quantified at this date, but which may be substantial, and the Company cannot predict the extent or timing of consumer demand for any such DTV services.

REGULATORY MATTERS

     The Company's television operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act") and most recently amended by the Telecommunications Act of 1996 (the "Telecommunications Act"). The Communications Act permits the operation of television broadcast stations only in accordance with a license issued by the FCC. The Communications Act empowers the FCC, among other things: to determine the frequencies, location and power of broadcast stations; to issue, modify, renew and revoke station licenses; to approve the assignment or transfer of control of broadcast licenses; to regulate the equipment used by stations; to impose penalties for violations of the Communications Act or FCC regulations; and, to some extent, to regulate a licensee's programming content. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures or, for particularly egregious violations, the revocation of a license. The Company's business will be dependent upon its continuing ability to hold television broadcasting licenses from the FCC.

     FCC television licenses are generally granted or renewed for terms of eight years, though licenses may be renewed for a shorter period. The Company must apply for renewal of each broadcast license. At the time an application is made for renewal of a license, parties in interest may file petitions to deny the renewal, and such parties, as well as members of the public, may comment upon the service the station has provided during the preceding license term and urge denial of the application. While broadcast licenses are typically renewed by the FCC, even when petitions to deny are filed against renewal applications, there can be no assurance that the licenses for the Company's stations will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum eight-year period. The non-renewal or revocation of one or more of the Company's primary FCC licenses could have a material adverse effect on the Company's operations.

     The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of the Company's broadcast properties. Such matters include, for example: changes in the FCC's multiple ownership restrictions; spectrum use fees; political advertising rates; free political time; potential restrictions on the advertising of alcoholic beverages; the rules and policies to be applied in enforcing the FCC's equal opportunity regulations; the standards to govern the evaluation of television programming directed toward children, and violent and indecent programming. The Company is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on the Company's operations.

     The 1992 Cable Act includes signal carriage or "must-carry" provisions that require cable operators to carry the signals of local commercial television stations. A cable system is generally required to devote up to one-third of its aggregate activated channel capacity for the mandatory carriage of local commercial television stations without charge. The 1992 Cable Act also includes a retransmission consent provision that prohibits cable operators and other multi-channel video programming distributors from carrying the signal of commercial broadcast stations and certain low power stations without obtaining their consent in certain circumstances. In March 1997, the United States Supreme Court upheld the constitutionality of the must-carry requirements. The current strategy of the Company with respect to the broadcast of its programming by television broadcast stations has been developed based on the present status of the must-carry provisions. While no serious efforts appear to be developing to change these provisions, there is always a possibility that Congress might elect to do so. Under the Communications Act, for purposes of the must-carry provisions, a broadcast station's market is determined by the FCC using commercial publications which delineate television markets based on viewing patterns. The FCC may, however, consider, on a case by case basis and acting on specific written requests, changes in the station's market areas (currently defined by the ADI, Arbitron's Area of Dominant Influence, to which the station has been designated), including the exclusion of communities from a television station's market. In considering requests for a change in a station's market area, the FCC takes into account a number of factors including whether or not the station in question provides coverage to the community and evidence of the viewing patterns in cable and non-cable households in that community. In recent months, the FCC has ruled on several such requests and in many of these cases have excluded particular communities from an ADI. The Company is unable to predict the impact of any rulings of the FCC with respect to the exclusion of the carriage of the Company's broadcast stations from any particular cable systems in its markets. See "REGULATORY MATTERS."

POTENTIAL CONFLICT BETWEEN DEBT AND EQUITY HOLDERS

     Certain decisions concerning the operations or financial structure of the Company may present conflicts between the owners of the Company's capital stock and the holders of the Notes. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the interest of the Company's equity owners might conflict with those of the holders of the Notes. In addition, the equity owners may have an interest in pursuing acquisitions, divestitures, financings or other transactions that could enhance their equity investment, even though such transactions might adversely affect the ability of the Company to pay principal and interest on the Notes.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     The Notes are a new issue of securities, have no established trading market and may not be widely distributed. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Company has been advised by the Underwriter that it presently intends to make a market in the Notes. However, the Underwriter is not obligated to do so and any market making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limitations imposed by the Securities Exchange Act of 1934. No assurance can be given that an active public or other market will develop for the Notes or as to the liquidity of or the trading market for the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other facts, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the Notes Offering, after deducting underwriting discounts and commissions of the Notes Offering, are estimated to be approximately $57.6 million. The net proceeds to the Company from the Common Stock Offering, after deducting underwriting discounts and commissions of the Common Stock Offering, are estimated to be approximately $27.9 million ($32.1 million if the underwriter of the Common Stock Offering exercises its over-allotment option in full).

     The Company intends to apply these net proceeds (i) to pay the purchase price to Global under the Asset Purchase Agreement and the purchase price to close the Executory Contract for WOAC (See "Business--Recent Development"), (ii) to acquire equipment necessary to upgrade and improve the broadcast television stations acquired through the Acquisition, (iii) to purchase equipment for the Company's new main offices and studios in Nashville, Tennessee, (iv) to repay indebtedness of the Company, and (v) as working capital of the Company, which may be used to acquire additional television stations that may be available in the future.

     The following table summarizes the anticipated use of the net proceeds from the Offerings (in thousands):



    Sources:
      Net Proceeds of the Notes Offering .................                $57,600
      Net Proceeds of the Common Stock Offering ..........                 27,900
                                                                          -------
               Total .....................................                $85,500
                                                                          =======
    Uses:
      Closing of Asset Purchase Agreement ................                $48,850
      Closing of the Executory Contract ..................                 21,150
      Equipment to upgrade new television facilities .....                  4,000
      Equipment for new studio and headquarters facility .                  4,000
      Payoff of existing indebtedness ....................                  3,000
      Working capital ....................................                  3,000
      Estimated net transaction fees and expenses.........                  1,500
                                                                          -------
               Total .....................................                $85,500
                                                                          =======



                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company on an actual basis as of September 30, 1997, and on a pro-forma basis as adjusted to give effect to the Offerings and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                                September 30, 1997
                                                                          ------------------------------
                                                                            Actual           As Adjusted
                                                                          ----------        ------------
                                                                                    (In Thousands)
      Long-term liabilities ......................................        $  6,984       $  66,984(1)
      Redeemable Preferred Stock, $10 par value;
        1,000,000 shares authorized; 137,943 issued
        and outstanding ..........................................           1,393           1,393
      Stockholders' Equity:
      Common Stock, $.0025 par value; 30,000,000 shares
          authorized; 11,074,414 shares issued and
          outstanding and 18,574,414 assumed to be issued
          and outstanding(2) .....................................              28              46
      Additional paid in capital(2) ..............................          10,426          37,808
      Accumulated deficit ........................................          (5,923)         (5,923)
                                                                          --------       ---------
         Total Stockholders' equity ..............................           4,531          31,931
                                                                          --------       ---------
         Total long-term liabilities and Stockholders' equity ....        $ 12,908       $ 100,308
                                                                          ========       =========


(1) Assumes and gives effect to the issuance of Notes in the principal amount of $60.0 million pursuant to the Notes Offering.

(2) Assumes and gives effect to the issuance of 7.5 million shares of Common Stock at $4.00 per share net of estimated offering expenses of $500,000 and underwriting discount of $2.1 million, pursuant to the Common Stock Offering.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The consolidated balance sheet and consolidated statement of operations set forth below as of and for each of the five years ended June 30, 1997 are derived from the audited financial statements of the Company. The selected consolidated financial data as of September 30, 1997 and for the three month periods ended September 30, 1996 and September 30, 1997, have been derived from the unaudited condensed consolidated financial statements of the Company and have been prepared on the same basis as the audited financial statements to include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations and the financial condition of the Company for such periods. The pro forma data assumes and gives effect to the Offerings as of the indicated date.

                                                           Year Ended June 30                      Three Months Ended
                                       --------------------------------------------------------       September 30,
                                         1993        1994        1995        1996        1997        1996        1997
                                       --------    --------    --------    --------    --------    --------    --------
                                                                                                  (UNAUDITED) (UNAUDITED)
                                                    (in thousands, except per share data and ratios)
STATEMENTS OF OPERATIONS DATA:
Net sales .........................    $ 19,878    $ 21,717    $ 26,787    $ 40,016    $ 67,817    $ 13,741    $ 20,958
Cost of sales .....................      15,010      14,278      17,121      24,516      40,626       8,475      12,348
                                       --------    --------    --------    --------    --------    --------    --------
Gross profit ......................       4,868       7,439       9,666      15,500      27,191       5,266       8,610
Other operating income ............          --          --         189         659       1,014         227         271
Operating expenses ................       7,327       8,406      11,010      16,930      25,882       5,191       8,227
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) from operations .....      (2,459)       (967)     (1,155)       (771)      2,323         302         654
Other income (expense) ............          18         (85)       (127)       (738)       (847)       (161)       (179)
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) before income taxes .      (2,441)     (1,052)     (1,282)     (1,509)      1,476         141         475
Income tax expense (benefit) ......          --          --          --        (104)        (80)        (25)        108
                                       --------    --------    --------    --------    --------    --------    --------
Net income (loss) .................    $ (2,441)   $ (1,052)   $ (1,282)   $ (1,405)   $  1,556    $    166    $    367
                                       ========    ========    ========    ========    ========    ========    ========
Weighted average common and common
   equivalent shares ..............       7,379       8,225       9,437      10,284      13,946      14,812      14,257
Net income (loss) per common and
   common equivalent share ........    $  (0.33)   $  (0.13)   $  (0.14)   $  (0.14)   $   0.12    $   0.01    $   0.03
Cash dividends per share of common
   stock ..........................        0.00        0.00        0.00        0.00        0.00        0.00        0.00

OTHER DATA:
EBITDA(1) .........................      (1,837)       (581)       (548)        164       3,612         540       1,145
Cash flow from operations .........        (201)       (936)      1,943         815        6245         500      (1,963)
Ratio of earnings to fixed charges
   (deficiency if inadequate)(2) ..    $ (2,543)   $ (1,124)   $ (1,498)   $ (2,303)       2.37x       1.76x       2.68x

PRO FORMA FINANCIAL DATA(3):
Interest expense...................                                                         ---                    ----
Ratio of earnings to fixed charges.
   (deficiency if inadequate)(2)...                                                         ---                    ----




                                                                               Pro Forma(4)
                                                                               ------------
                                          June 30,1997    September 30, 1997  September 30, 1997
                                         --------------   ------------------  ------------------
BALANCE SHEET DATA:
Working capital......................        $(4,641)           $(5,561)      $     439
Total assets.........................         34,410             32,627         120,027
Current liabilities..................         18,078             15,952          15,952
Long-term liabilities................         11,136             10,751          70,751
Redeemable preferred stock...........          1,393              1,393           1,393
Stockholders' equity.................          3,804              4,531          31,931

(1) EBITDA consists of earnings before interest, income taxes, and depreciation and amortization expense. While EBITDA should not be construed as an alternative to operating income or net income or as an indicator of operating performance or liquidity, it is a measure that the Company believes is used commonly to evaluate a company's ability to service debt.

(2) For purposes of calculating these ratios, earnings represents earnings before income taxes plus (or in the case of a loss, minus) fixed charges. Fixed charges consist of interest, amortization of debt issuance costs, and the portion of rental and lease expense, if any, that management believes is representative of the interest component of rental and lease expense.

(3) The pro forma financial data has been calculated giving effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds." For purposes of application of pro forma adjustments to operating statement data the adjustments have been made assuming a consummation date as of the first day of the respective periods. The adjustment to interest expense consists of additional interest expense on the Notes offset by a reduction in interest relating to debt retired through proceeds of the Notes. However, no other pro forma adjustments have been made with respect to the Acquisition, including any revenue and attributable EBITDA effects. The Company will account for the Acquisition as the purchase of assets rather than the acquisition of a business, due to the fact that, with the exception of a de minimus period of time, none of the acquired stations have been historically operated as a broadcast outlet for home shopping programming of Global or the predecessor in title, and the Company has concluded that there is no continuity of revenues from those stations from which relevant historical information could be derived. Moreover, the pro forma financial data does not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. See "BUSINESS OF THE COMPANY--Recent Development" and "Use of Proceeds."

(4) The pro forma balance sheet data has been calculated giving effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds" as if each occurred on September 30, 1997.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following analysis of the financial condition and results of operations of the Company is qualified in its entirety by the more detailed information and financial data, including the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

GENERAL

     The Company, founded in 1986, is a nationally televised home shopping retailer offering high-quality merchandise, at prices below those generally available from traditional retailers and catalogs, as well as unique merchandise and memorabilia that may be unavailable or have limited availability elsewhere. The Company derives revenues primarily from the sale of merchandise marketed through its home shopping programming carried by television stations owned by the Company, by television stations with whom the Company has entered into agreements to purchase broadcast time, by the carriage of those television broadcasts on cable television systems under the "must-carry" or retransmission consent provisions of federal law, by the direct carriage on cable television systems under agreements with cable system operators, and by the direct reception of the Company satellite transmission by individuals which own satellite downlink equipment. Beginning in 1997, another source of revenues has been provided by the Company's manufacturing subsidiary, Collector's Edge of Tennessee, Inc. ("Collector's Edge"), a wholly-owned subsidiary, which engaged in the business of manufacturing and sales of sports trading cards under license with National Football League Properties, Inc., and National Football Players, Incorporated. Collector's Edge was organized in March 1997 and acquired the assets of an existing company that had been engaged in the same business for approximately four years. The Company also receives some revenues from the sale of broadcast time on its owned television stations for the broadcast of infomercials.

     As of November 30, 1997, the Company's programming was viewable during all or a part of each day by approximately 48.9 million cable households, of which approximately 4.4 million cable households receive the programming on essentially a full-time basis (20 or more hours per day) and the remaining 44.5 million cable households receive it on a part-time basis. In order to measure its performance in a manner that reflects both the growth of the Company and the part-time nature of its access to cable households, the Company utilizes a cable household full-time equivalent method to measure the reach of the Company's programming which accounts for both the quantity and quality of time available to the Company. To derive this full-time equivalent cable household base ("FTE Cable Household"), the Company has developed a methodology to assign a relative value of each daypart to the Company's overall sales, which is based on sales in markets where the programming is carried on a full-time basis. While the weighting of each daypart has a subjective element, the Company believes that changes in the number of FTE Cable Households provide a measure of the growth of the Company and applies this methodology to all affiliates. Accordingly, the Company utilizes the revenue per average FTE Cable Household as a measure of pricing new affiliates and estimating their anticipated revenue performance. For year ended June 30, 1997, the Company had a total of 9.2 million FTE Cable Households and achieved revenues of approximately $10.00 per FTE Cable Household.

     Principal elements in the Company's cost structure are (i) cost of goods sold, (ii) transponder and cable costs, and (iii) salaries and wages. The Company's costs of goods sold have decreased in recent periods resulting in a corresponding increase in gross margins. This trend is primarily a result of the Company's strategy to have its product mix include merchandise with higher product margins. The improvement in gross margin also reflects the Company's success in negotiating more favorable prices with its vendors.

Transponder and cable costs include expenses related to carriage under affiliation and transponder agreements. Carriage costs have increased on both an absolute basis and relative to sales in recent years. This trend is attributable in part to higher market prices for carriage driven by increased demand from other home shopping retailers, infomercial companies and advertisers against whom the Company competes for carriage. The Company's increased carriage costs relative to revenues is attributable to the lag time between the initiation of the Company's programming in a new market (at which time carriage costs begin to be incurred) and the time viewers become acquainted with the Company's programming and purchase merchandise. The Company expects this trend will continue as the Company enters new markets.

OVERVIEW OF RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage relationship to total revenue of certain items included in the Company's Condensed Consolidated Statements of Operations:

                                                     Year Ended June 30,                      Three Months Ended September 30,
                                    -----------------------------------------------------     -------------------------------
                                        1995                1996                1997              1996               1997
                                    -------------      --------------      --------------     --------------    -------------
                                                                                                (unaudited)       (unaudited)
(amounts in thousands)              Amount      %      Amount       %      Amount       %     Amount       %    Amount      %
                                    ------    -----    ------     -----    ------     -----   ------     -----  ------    -----
 Net sales                        $  26,787   100.0   $ 40,016    100.0   $ 67,817    100.0   $13,741    100.0  $20,958   100.0
 Cost of goods sold                  17,121    63.9     24,516     61.3     40,626     59.9     8,475     61.7   12,348    58.9
                                  ---------           --------            --------            -------    -----  -------
   Gross profit                       9,666    36.1     15,500     38.7     27,191     40.1     5,266     38.3    8,610    41.1
                                  ---------           --------            --------            -------    -----  -------
 Infomercial income                     189     0.7        659      1.6      1,014      1.5       227      1.7      271     1.3
                                  ---------           --------            --------            -------    -----  -------
 Salaries and wages                   3,357    12.5      4,113     10.3      5,564      8.2     1,277      9.3    1,739     8.3
 Transponder and cable                3,226    12.0      6,025     15.1     12,118     17.9     2,294     16.7    3,855    18.4
 Other general operating
   and administrative  expenses       3,909    14.7      5,915     14.7      7,144     10.5     1,408     10.3    2,247    10.8
 Depreciation and amortization          518     1.9        878      2.2      1,056      1.6       212      1.5      386     1.8
                                  ---------           --------            --------            -------    -----  -------
   Total operating expenses          11,010    41.1     16,930     42.3     25,882     38.2     5,191     37.8    8,227    39.3
                                  ---------           --------            --------            -------    -----  -------
   Operating income                  (1,155)   (4.3)      (771)    (1.9)     2,323      3.4       302      2.2      654     3.1
                                  ---------           --------            --------            -------    -----  -------
 Interest - net                        (216)   (0.8)      (795)    (2.0)    (1,080)    (1.6)     (187)    (1.4)    (283)   (1.3)
 Miscellaneous                           89     0.3         57      0.1        233      0.3        26      0.2      104     0.5
                                  ---------           --------            --------            -------    -----  -------
   Total other expenses                (127)   (0.5)      (738)    (1.8)      (847)    (1.3)     (161)    (1.2)    (179)   (0.8)
                                  ---------           --------            --------            -------    -----  -------
   Income (loss) before income
     taxes                           (1,282)   (4.8)    (1,509)    (3.8)     1,476      2.2       141      1.0      475     2.3

 Income tax (benefit)
     expenses                             0       0       (104)     (.3)       (80)     (.1)      (25)     (.2)     108      .5
                                  ---------           --------            --------            -------    -----  -------
   Net Income (loss)              $  (1,282)   (4.8)  $ (1,405)    (3.5)  $  1,556      2.3   $   166      1.2  $   367     1.8
                                  =========   =====   ========    =====   ========    =====   =======    =====  =======   =====



RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 1996 VS. THREE MONTHS ENDED SEPTEMBER 30, 1997

     NET SALES. The Company's net sales for the three months ended September 30, 1997, were $20,958,000, an increase of 53% from net sales of $13,741,000 for the three months ended September 30, 1996. The core business of the shopping network accounted for 42% of the increase based on an average of 8.4 million FTE Cable Households in the three months ended September 30, 1997 compared to an average of 5.7 million FTE Cable Households in the same period in 1996. In the three months ended September 30, 1997, the Company generated sales per FTE Cable Household of approximately $8.50 compared with approximately $9.90 per FTE Cable Household for the same period of the prior year. The remaining 11% of the 1997 increase in net sales resulted from approximately $1,500,000 in sales from Collector's Edge, the operations of which were not included in 1996. Although the shopping network sales continued to grow through the addition of more households, sales per FTE Cable Household in the 1997 quarter were lower than expected due to the UPS strike and also due to the media coverage of the death of Princess Diana.

     GROSS PROFITS. As a result of management's continuing focus on improving margins, the gross profit margin for the three months ended September 30, 1997, was 41.1% compared to 38.3% for the same period in 1996. This increase represents a continuation of a favorable trend of increasing gross margins and has been accomplished through improved buying power as the Company has grown and a shift towards product lines with higher gross margins such as home furnishings, ceremonial cutlery and coins.

     INFOMERCIAL INCOME. The Company had infomercial income generated by its broadcast operations in Boston and Houston of $271,000 during the three months ended September 30, 1997, compared to $227,000 in the comparable three month period in 1996.

     SALARIES AND WAGES. Salaries and wages for the three months ended September 30, 1997, were $1,739,000, an increase of $462,000 or 36% compared to the three months ended September 30, 1996. Salaries and wages as a percent of sales, however, decreased to 8.3% from 9.3%. This decrease is attributable to the Company's investment in prior years in management and operating personnel to build an infrastructure to support growth and expansion. Salaries and wages expressed as a percentage of sales have declined since 1995.

     TRANSPONDER AND CABLE. Transponder and cable costs for the three months ended September 30, 1997 were $3,855,000, an increase of $1,561,000 or 68% compared to the three months ended September 30, 1996. Carriage costs increased as a percentage of sales from 16.7% to 18.4%. This is a continuation of a trend which began in 1994 when management made a strategic decision to use higher cost cable distribution as a means to increase carriage. Carriage costs as a percentage of sales initially tend to be higher in periods during which the Company enters a new market. Due to the fixed nature of this expense, however, its relationship usually decreases as revenues develop and the audience is cultivated. The Company's ultimate goal is for carriage costs to stabilize in mature markets at approximately 15% of revenues. As a market matures, if carriage costs do not migrate down toward the target, management generally attempts to renegotiate the carriage contract if acceptable margins cannot be obtained.

     OTHER GENERAL OPERATING AND ADMINISTRATIVE EXPENSES. Other general, operating and administrative expenses for the three months ended September 30, 1997 were $2,247,000, an increase of $839,000 or 60% compared to the three months ended September 30, 1996. This constituted an increase as a percentage of sales from 10.3% in 1996 to 10.8% in 1997; and is attributable to a number of factors, including legal expenses, credit card discounts, and additional rent for new offices.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the three months ended September 30, 1997 were $386,000, an increase of $174,000 or 82% compared to the three months ended September 30, 1996, and is attributable to the acquisition of additional fixed assets and the additional amortization of the licenses of Collector's Edge.

     INTEREST. Interest expense for the three months ended September 30, 1997 was $283,000, an increase of $96,000 or 51% compared to the three months ended September 30, 1996. The majority of this increase was the result of the borrowing of $2,900,000 by Collector's Edge necessary to provide working capital and to protect its NFL licenses.

     INCOME TAX (BENEFIT) EXPENSE. Income tax expense for the three months ended September 30, 1997 was $108,000, an increase of $133,000 compared to the three months ended September 30, 1996. For the three month period ended September 30, 1996, income tax expense was less than the "expected" expense derived from applying Federal corporate tax rates to pre tax earnings due to the reversal of a portion of the valuation allowance on deferred tax assets. For the three months ended September 30, 1997, tax expense was less than the "expected" expense primarily because of the impact of certain adjustments to tax accrual amounts.

     NET INCOME. As a result of the above revenues and expenses, the Company generated net income of $367,000 for the three months ended September 30, 1997, compared to net income of $166,000 for the three months ended September 30, 1996.

FISCAL 1996 VS. FISCAL 1997

     NET SALES. The Company's net sales for the year ended June 30, 1997, were $67,817,000, an increase of $27,801,000 or 69% over the year ended June 30, 1996. The increase was primarily attributable to the addition of approximately
3.2 million FTE Cable Households over the year resulting in a total of 8.6 million FTE Cable Households at the end of June 1997. For the year ended June 1997, the Company generated sales per household of approximately $10.40 on an average of 6.6 million FTE Cable Households compared with sales of approximately $9.60 per household on an average of 4.3 million FTE Cable Households in fiscal 1996. This increase in households is attributable mainly to the expanded coverage through the addition of approximately 2.2 million full power television station FTE Cable Households and approximately .6 million FTE Cable Households through an affiliation agreement with TCI.

     GROSS PROFIT. Gross profit for the year ended June 30, 1997 increased by $11,691,000 or 75.4% compared to the year ended June 30, 1996, primarily as a result of increased sales related to expanded carriage throughout the United States and increased gross margins. The Company's gross profit margin increased to 40.1% from 38.7% in the previous year as a result of improved purchasing power, and an emphasis on product lines with a generally higher profit margin. Higher margins were obtained throughout most product categories, particularly in the sports product lines.

     INFOMERCIAL INCOME. The Company generated $1,014,000 in infomercial revenue from WMFP in Boston and KZJL in Houston for the year ended June 30, 1997. This represented a 53.8% increase over the infomercial revenue of the year ended June 30, 1996, and is attributable to an increase in the sale of infomercial time at KZJL.

     SALARIES AND WAGES. Salaries and wages for the year ended June 30, 1997 were $5,564,000, an increase of $1,451,000 or 35% over the year ended June 30, 1996, which was attributable primarily to variable labor costs associated with the higher volume of customer calls and some additions to management. Salaries and wages decreased significantly as a percentage of sales (8.2% from 10.3%). This was attributable to escalating sales volumes which out-paced the added salaries. With the planned relocation in late 1998 of the Company's operations to Nashville, Tennessee, which has higher prevailing wages than Knoxville, salaries and wages as a percentage of sales may be slightly higher until sufficient revenue growth is accomplished to support such increases.

     TRANSPONDER AND CABLE. Transponder and cable costs for the year ended June 30, 1997 were $12,118,000, an increase of $6,093,000 or 101% over year ended
June 30, 1996. Carriage costs increased as a percentage of sales from 15.1% to 17.9%. This is a continuation of a trend that began in 1994 when management made a strategic decision to use higher cost cable distribution as a means to increase carriage.

Carriage costs as a percentage of sales initially tend to be higher in periods during which the Company enters a new market. Due to the fixed nature of this expense, however, its relationship usually decreases as revenues develop and the audience is cultivated. As a market matures, if carriage costs do not migrate down toward the target, management attempts to renegotiate the carriage contract if acceptable margins cannot be obtained.

     OTHER GENERAL OPERATING AND ADMINISTRATIVE EXPENSES. Other general operating and administrative expenses for the year ended June 30, 1997 were $7,144,000, an increase of $1,229,000 or 21% over the year ended June 30, 1996, the principal elements of which were increases in telephone expenses of $255,000 and credit card discounts of $490,000, both of which are related to increased business. While these expenses increased in absolute dollars, they decreased significantly as a percentage of sales due to escalating sales volumes which out paced these added variable expenses. With the planned relocation of the Company's operations in late 1998, there is a potential for these expenses to increase until sufficient revenue growth is accomplished to support the additional infrastructure.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses for the year ended June 30, 1997 were $1,056,000, an increase of $178,000 or 20% over the year ended June 30, 1996. This increase is a combination of a $237,000 increase in amortization related to the added license cost for KZJL in Houston and the amortization of Collector's Edge's NFL licenses, net of an overall reduction in depreciation of $59,000.

     INTEREST. Interest expense for the year ended June 30, 1997 was $1,080,000, an increase of $285,000 or 36% over the year ended June 30, 1996, which was the result of indebtedness of $1.4 million incurred in September 1996, in connection with the acquisition of the final 51% interest in KZJL, Houston, Texas, and indebtedness incurred and assumed in connection with the acquisition of Collector's Edge.

     INCOME TAX (BENEFIT) EXPENSE. Income tax benefit for the year ended June 30, 1997 was $80,000, a decline of $24,000 compared to the tax benefit for the year ended June 30, 1996. Income tax benefit for the year ended June 30, 1997 was less than the "expected" expense derived by applying the federal corporate tax rate to pre tax earnings primarily because the deferred tax valuation allowance of $1,042,816 was eliminated in 1997 as management determined that the ability to realize deferred tax assets was more likely than not.

     NET INCOME. As a result of the above revenues and expenses, the Company generated net income of $1,556,000 for the year ended June 30, 1996 compared to a net loss of $1,405,000 for the year ended June 30, 1996.

FISCAL 1995 VS. FISCAL 1996

     NET SALES. The Company's net sales for the year ended June 30, 1996 were $40,016,000, an increase of $13,229,000 or 49% over the year ended June 30, 1995. The increase was primarily attributable to greater cable coverage which resulted from the addition of approximately 2.7 million FTE Cable Households resulting in a total of 5.4 million FTE Cable Households by the end of June 1996. This two-fold increase in households is attributable mainly to the combined carriage in the Boston, Houston, and Dallas markets to which the Company did not broadcast in the prior fiscal year (approximately 60%) and the additional part-time carriage on various full power stations throughout the United States (approximately 40%). The increase in sales was the result of sales volume and not an increase in sales prices. For the year ended June 30, 1996, the Company generated sales per household of $9.57 on an average of 4.3 million FTE Cable Households compared.

     During fiscal 1996, the Company introduced and developed new product lines in health and beauty, fitness, and collectible knives. In addition, there was a broadening of the coin product line, and the Company re-introduced its "Dominator" collectible baseball card. These new and expanded product lines helped generate new sales and to broaden the customer base.

     GROSS PROFIT. Gross profit for the year ended June 30, 1996 increased by $5,834,000 or 60.4% over the year ended June 30, 1995, primarily as a result of increased sales related to expanded carriage throughout the United States and increased gross margins. The Company's gross profit margin increased to 38.7% from 36.1% in the previous year as a result of improved purchasing, selection of higher margin goods and development of more unique merchandise and product lines. Higher margins were obtained throughout most product categories, particularly in the jewelry and sports product lines.

     INFOMERCIAL INCOME. Infomercial income for the year ended June 30, 1996 increased by $470,000 or 249% over the year ended June 30, 1995. The Company generated this income from WMFP in Boston and KZJL in Houston and fiscal 1996 was the first full year of infomercial revenue for the Company.

     SALARIES AND WAGES. Salaries and wages for the year ended June 30, 1996 were $4,113,000, an increase of $756,200 or 22.5% compared to the year ended June 30, 1995, which was attributable to variable labor costs associated with the higher volume of customer calls and some additions to management.

     TRANSPONDER AND CABLE. Transponder and cable costs for the year ended June 30, 1996 were $6,025,000, an increase of $2,799,000 or 86.7% compared to the year ended June 30,1995, and was attributable to the Company's decision to pursue a strategy of rapidly expanding cable carriage of the Company's programming. During this period the Company continued to acquire time on television and cable systems in a number of markets.

     OTHER GENERAL OPERATING AND ADMINISTRATIVE EXPENSES. Other general operating and administrative expenses for the year ended June 30, 1996 were $5,915,000, an increase of $2,006,000 or 51% over the year ended June 30, 1995. This increase was attributable to an increase in legal expenses associated with certain litigation, operational expenses for KZJL in Houston which exceeded revenues during the period of its initial operation, and an increase in telephone costs and credit card discounts associated with a growth in the Company's business.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses for the year ended June 30, 1996 were $878,000, an increase of $360,000 or 69% compared to the year ended June 30, 1995, which is primarily attributable to the acquisition of fixed assets of the Boston and Houston television stations, which were owned for a full year in 1996.

     INTEREST EXPENSE. Interest expense for the year ended June 30, 1996 was $795,000, an increase of $579,000 or 268% compared to the year ended June 30, 1995, which was primarily due to increased interest expense on the additional $2,000,000 in debt secured in August 1995, the proceeds of which were used to replace working capital used to construct KZJL in Houston, and the full year of expense from new debt incurred in fiscal year 1995 in connection with the acquisitions of KZJL and WMFP.

     INCOME TAX (BENEFIT) EXPENSE. Income tax benefit in the year ended June 30, 1996 was $104,000 compared to no income tax benefit or expense for the year ended June 30, 1995. Income tax benefit for the year ended June 30, 1995 was less than the "expected" benefit derived by applying the Federal corporate tax benefit rate of 34% to pre tax loss primarily because the valuation allowance increased $476,582. Management could not establish at June 30, 1995 that deferred tax assets arising from net operating loss carry forwards were more likely than not to be realized, accordingly the valuation allowance was established to adjust the net carrying amount to amounts expected to be realized.

     NET LOSS. As a result of the above revenues and expenses, the Company generated a net loss of $1,405,000 for year ended June 30, 1996 compared to a net loss of $1,282,000 for the year ended June 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's historical capital sources have included an initial public offering of Common Stock, proceeds from the private placement of Common Stock, proceeds from the exercise of warrants, bank lines of credit, funds from operations, and long-term debt incurred in connection with acquisitions.

     The Company had a total of $4,220,000 and $2,652,000 of debt as of September 30, 1997 that was incurred in the acquisition of television stations KZJL in Houston and WMFP in Boston, respectively. These amounts include seller financing of $2,088,000 and $2,287,000 for Houston and Boston at an annual interest rate of 9% and 10.25%, respectively. The Company also incurred additional debt of $2,055,000 in connection with its acquisition of Collector's Edge. The remaining $556,000 of debt as of September 30, 1997 relates to fixed asset leases on new equipment purchased within the past two years. The total monthly payments of principal and interest on all debt approximate $277,000 per month. In October 1997, a note payable of the Company in the amount of $1,333,000 was converted into 444,177 shares of common stock at $3.00 per share. The Company has paid a total of $3,963,000 as a good faith deposit in connection with the Acquisition, the first $1,000,000 of which was paid from the cash flow of the Company, and the remaining $2,963,000 was obtained from the proceeds of a loan from a commercial bank.

     As of September 30, 1997, the Company had total current assets of $10,391,000 and total current liabilities of $15,952,000 for negative working capital of $5,561,000. The Company's negative working capital position is attributable to: (i) low accounts receivable associated with the Company's sales, which are, except for Collector's Edge and infomercials, primarily made on customer credit cards, (ii) low inventory due to the Company's extensive use of drop shipment arrangements with suppliers and "just in time" inventory practices, and (iii) trade payables which the Company normally pays within 30 to 45 days. The Company believes that it enjoys a strong, long-term relationship with its vendors.

     The Company expects to incur capital expenditures of approximately $12,500,000 million during the 1998 fiscal year. These expenditures are expected to include (i) $4,000,000 to upgrade the equipment at the stations acquired in the Acquisition to increase the power and quality of the broadcast signals of the stations, (ii) $4,000,000 to equip the Company's new studios facility, (iii) $3,000,000 for build out and tenant improvements at the Company's new facility, and (iv) $1,500,000 million for normal recurring capital expenditures for the Company's currently owned facilities. Of these expenditures, the Company expects the $8,000,000 to upgrade the stations acquired in the Acquisition and to equip the new facility will be funded from the proceeds of the Offerings, the $3,000,000 for the build out and tenant improvements will be funded by a bank line of credit, and that normal maintenance expenses will be funded out of cash flow from operations and working capital.

     The Company expects that the Notes Offering and the Acquisition and the resulting discontinuation of the recently commenced time brokerage agreements with KCNS, WRAY and WBNX (See "BUSINESS--Distribution of Programming--General"), will impact the results of operations as follows: (i) costs of carriage will decrease due to the termination of the time brokerage agreements, (ii) costs related to station operation will increase, (iii) depreciation and amortization will increase as a result of the Acquisition, (iv) interest expense will increase as a result of the Notes Offering and any other additional indebtedness incurred, and (v) infomercial income will increase. Notwithstanding the increase in the interest expense resulting from the Notes Offering, the Company believes that funds necessary to meet the Company's capital requirements for the foreseeable future will be available from the proceeds of the Offering, funds from operations (after giving effect of the items listed in (i) through (v) above) and additional financings, if necessary or desirable. The Indenture permits the Company, subject to satisfaction of certain conditions, to incur Indebtedness which may be used for future capital needs of the Company, including the acquisition of additional broadcast properties subject to satisfaction of certain conditions. See "DESCRIPTION OF NOTES--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     Upon the acquisition of WMFP (TV) in Boston by a subsidiary of the Company in February 1995, the Company concluded that it was not legally obligated to collect and remit to the state, sales and use tax on sales to residents of Massachusetts. The Company requested a ruling from the Massachusetts state taxing authority that such taxes do not apply to the Company. The ruling request is currently pending and no decision has been made by the taxing authority. As a defensive strategy, the Company collects sales and use tax on all sales made into Massachusetts. The Company intends to pay these collected amounts to the taxing authority if a determination is made that taxes are due or to refund these amounts to its customers if not due as taxes. Through September 30, 1997, the Company had collected approximately $800,000 with respect to sales tax amounts.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which changes the calculations used for earnings per share (EPS) and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The effect of the change in the standard on the consolidated financial statements results in $0.15, ($0.14), $0.03 and $0.02 of basic EPS for the years ended June 30, 1997 and 1996 and for the quarters ended September 30, 1997 and September 30, 1996, respectively. The standard would have no effect on the diluted EPS. The Statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure." The Statement establishes standards for disclosing information about an entity's capital structure. The Statement is effective for periods ending after December 15, 1997. Management has determined that the adoption of this Statement will not have a material impact on the financial statements.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Statement establishes standards for reporting comprehensive income and its components in a full set of financial statements. The Statement is effective for fiscal years beginning after December 15, 1997. The Company currently has no items that would be classified as other comprehensive income. Thus, management has determined that the adoption of this Statement will not have a material impact on the financial statements.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has not yet determined the full effect of this Statement on its financial statements.

                                    BUSINESS

COMPANY

     The Company is a nationally televised home shopping retailer that has been in business since 1986. The Company's programming features a variety of consumer products, including jewelry, sports collectibles, electronics, health and beauty, personal care, household and lifestyle, and other select merchandise and collectibles such as jewelry, knives, coins, dolls, and figurines. The Company seeks to offer unique products in niche markets and to offer products at prices generally below the price for which the consumer could purchase the goods at a retail outlet or through a catalog.

     The Company's programming uses a show host approach through which information is conveyed to the television audience about the product and its use. The Company receives customer orders at its own call center. Merchandise is shipped to customers primarily pursuant to drop shipping arrangements with the Company's vendors and, alternatively, through the Company's own fulfillment center. The Company employs a "just in time" inventory policy. The customer may purchase any product the Company offers at any time after the product is offered, subject to availability.

     The Company seeks to differentiate itself from the other televised home shopping programmers by utilizing a friendly, personal style of programming and by offering unique types of products and high quality goods such as rare coins, collectible sports items, jewelry and other limited-availability items. The Company has also developed and utilized proprietary products and brand names in its jewelry and cosmetic lines.

     Prior to 1993, the Company's programming was primarily received by individuals who owned satellite television dishes. Commencing in 1993, the Company began to distribute its programming through broadcast television stations and cable television. The Company is a party to numerous affiliation agreements with cable television systems and time purchase agreements with broadcast television stations pursuant to which its programming is carried. See "Business of the Company--Affiliations." In 1995 the Company acquired two independent full power UHF broadcast television stations. See "Business of the Company--Owned and Operated Stations." Upon the consummation of the Acquisition and the closing of the Executory Contract, the Company will have acquired three additional independent full power UHF broadcast television stations. See "Business of the Company--Recent Development."

INDUSTRY OVERVIEW

     U.S. TELEVISION INDUSTRY; UHF TELEVISION. Commercial television broadcasting began in the United States on a regular basis in the 1940's over channels in the very high frequency ("VHF") broadcast band (Channels 2-13). Television channels were later allocated by the FCC in the ultra high frequency ("UHF") broadcast band (Channels 14-83). In subsequent actions, the FCC reallocated Channels 70-83 to nonbroadcast services.

     Although VHF and UHF stations are located in the same market, UHF television stations have suffered competitive disadvantages in the past. These disadvantages stemmed from the lack of any regulatory requirement prior to 1962 that television receivers have the capacity to receive Channels 14-83. As a result, there was insufficient quality programming available for UHF stations. The Company believes that certain of these historical disadvantages have been ameliorated by advances in technology, liberalization of government regulation and increased availability of network programming. However, many UHF stations continue to broadcast a signal inferior to VHF because of the increased power that would be necessary to achieve a signal quality equivalent to that of a VHF station.

         The requirement that television tuners receive UHF signals, coupled with improvements in the capacity of television receiver designs, has removed many of the technical impediments to consumers receiving over-the-air UHF station broadcast signals. The recent increase in programming available for UHF television stations, particularly through the new Fox Television Network, the United Paramount Network and the Warner Brothers Network, also has increased the commercial viability of UHF stations. Further, the carriage of UHF stations on cable systems (through exercise of a station's "must-carry" rights or retransmission consent) has reduced the impact of weaker UHF television stations' broadcast signals.

         The relaxation of government regulation also has improved the competitive position of UHF television stations and has made the Company's acquisition strategy possible. First, in 1984 the FCC deregulated the level of commercial matter permissible on UHF television stations. As a result, broadcast television stations are now able to broadcast home shopping formats that are almost entirely commercial matter. Second, under the recently enacted Telecommunications Act, it is now permissible for a group UHF owner to have stations that reach as much as 70% of the national audience. This was accomplished by Congress' elimination of the restriction on the number of television stations that any single party could own, operate, control or otherwise have an interest in throughout the country. Furthermore, the Telecommunications Act eliminated the FCC rule that limited the national audience reach of any single broadcaster to 25% and replaced it with a national audience reach standard of 35%. The Telecommunications Act did not change the FCC rule that discounts the audience reach of UHF television stations by 50% (thus, permitting UHF group owners to reach up to 70% of the national audience). The FCC has stated that it will review the UHF discount in its biennial review of ownership rules in 1998. The Telecommunications Act also authorized the FCC to consider relaxing its current prohibition against owning more than one television station in a market (the "duopoly rule"). The FCC is currently considering whether to eliminate the duopoly rule.

         All television stations in the United States are grouped by Nielsen, a national audience measuring service, into approximately 210 generally recognized television markets that are ranked in size according to various formulae based upon actual or potential audience. Each designated market area under these rankings ("DMA") is an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours.

         HOME SHOPPING. Home shopping involves the sale of merchandise through dedicated television channels and blocks of television programming that reach consumers via broadcast television, cable television or satellite dish. The home shopping industry has experienced strong growth since its inception in 1982 and aggregate revenues for the industry have grown steadily from approximately $4.0 million in 1983 to over $3.0 billion in 1996, representing a compound annual growth rate of approximately 66%. Today, the industry is dominated by two competitors--the Home Shopping Network and the QVC Network--whose combined sales represented approximately 95% of the industry's 1996 revenues.

BUSINESS STRATEGY

         The Company's business objective is to increase revenues and cash flow by implementing the following strategy:

- UNIQUE PRODUCT MIX. The Company plans to continue to implement a strategy of selling niche products that the Company believes are not readily available through television home shopping and retail competitors.

- LOW PRICED, HIGH QUALITY MERCHANDISE. The Company believes that its products are priced below comparable merchandise of retailers and catalogue sellers and intends to continue offering low priced, high quality products to its customers.


- ACQUISITION OF BROADCAST STATIONS AND NEW CARRIAGE AGREEMENTS. The Company plans to continue to increase the number of television viewers of its programming by acquiring broadcast television stations in major markets. In addition, the Company plans to further increase its viewership through negotiation of carriage agreements with multiple system cable owners and agreements with individual broadcast television stations and networks for the purchase of broadcast time.

- IMPROVE MARGINS. The Company plans to improve margins by (i) offering and selling a mix of products that will yield higher gross profit margins, (ii) taking advantage of its purchasing power by negotiating lower wholesale prices with its vendors, and (iii) spreading its fixed costs over increased households served.

- CONTROL OF INVENTORY. The Company will continue to utilize drop shipping arrangements and a "just in time" inventory policy. This strategy permits the Company to operate without incurring significant working capital costs associated with the warehousing, distributing, financing and managing of inventory.

- CUSTOMER SERVICE. The Company plans to continue to offer quality customer service, including efficient and accurate call center operations, timely deliveries of merchandise, continuing its 30 day full refund policy, and encouraging repeat customers through special incentive programs.

- INTERNET SITE. The Company will seek to further develop its transactional internet site as a complement to its broadcast network. The Company's internet site allows existing customers and consumers in geographic locations where the Company's television programming is either not available or not available on a full time basis to select and purchase products at any time of the day or week.

RECENT DEVELOPMENT

         Under the Asset Purchase Agreement, SAH Acquisition II has agreed to acquire two broadcast television stations owned by Global, KCNS located in San Francisco, California and WRAY located in the Raleigh-Durham, North Carolina market. Under the Asset Purchase Agreement, SAH Acquisition II has agreed to assume the legal right and obligation of Global under the Executory Contract to acquire an additional broadcast television station, WOAC in the Cleveland, Ohio market. The Company has guaranteed the performance of SAH Acquisition II under the Asset Purchase Agreement. An order of the Bankruptcy Court approved the Asset Purchase Agreement on November 20, 1997.

         The total purchase price payable by SAH Acquisition II to Global in connection with the Acquisition is $52,850,000 (the "Global Purchase Price"), of which the Company has paid a total of $3,963,750 into an escrow account held by the Bankruptcy Trustee and which will be applied to the Global Purchase Price at the closing. The balance of $48,886,250 is payable by the Company to Global at the closing. In connection with the assignment of the Executory Contract for WOAC, SAH Acquisition II is obligated to purchase WOAC for a total purchase price of $23,500,000. SAH Acquisition II is entitled a credit for an escrow deposit previously paid by Global to the sellers of WOAC in the amount of $2,350,000 and will make a cash payment of $21,150,000 in connection with the closing of the purchase of WOAC.

         The obligations of the parties under the Asset Purchase Agreement and the Executory Contract are subject to receipt of the approval of the FCC of the Applications for Consent to Assignment of Broadcast Station Licenses filed with respect to the broadcast licenses to be transferred to SAH Acquisition II. The FCC published public notice of its approval of the Applications for KCNS and WRAY on December 15, 1997 and such approval became a final order on January 25, 1998. The FCC published public notice of its approval of the Application for WOAC on January __, 1998 and such approval is expected to become a final order on March __, 1998 assuming no party files a timely objection thereto.

         The closing of the Asset Purchase Agreement, including the transfer of KCNS and WRAY and the assignment and assumption of the Executory Contract for WOAC, was approved by order of the Bankruptcy Court on February __, 1998.

         Pursuant to the Asset Purchase Agreement, SAH Acquisition II also acquired the right to acquire WPMC(TV) in the Knoxville, Tennessee market. SAH Acquisition II has assigned all of the rights to purchase WPMC to a third party in consideration of a net payment to SAH Acquisition II of $900,000 and has no further rights or obligations with respect to such station.

         The net proceeds of the Acquisition paid to Global will constitute assets of the bankruptcy estate of Global, subject to the resolution of the Bankruptcy Proceeding. The Underwriter has filed a proof of claim in the Bankruptcy Proceeding in the approximate amount of $2.0 million. The claim relates to unpaid placement agent fees and expenses in connection with a bridge loan facility provided to Global prior to its bankruptcy. The lenders who advanced the bridge loan are also creditors in the Bankruptcy Proceeding and have filed proofs of claim in the aggregate amount of approximately $__________. In connection with the resolution of the Bankruptcy Proceeding, the Underwriter and the bridge lenders may be paid in whole or in part on their claims against Global.

DISTRIBUTION OF PROGRAMMING

         GENERAL. The Company's programming is carried by television stations owned by the Company, by television stations with whom the Company has entered into agreements to purchase broadcast time, by the carriage of those television broadcasts by cable television systems under the "must-carry" or retransmission consent provisions of federal law, by direct carriage on cable television systems under agreements with cable system operators, and by the direct reception of the Company satellite transmission by individuals who own satellite downlink equipment.

         Prior to 1993, the Company's programming was primarily received by individuals who owned satellite television dishes. Commencing in 1993, the Company began to distribute its programming through broadcast television stations and cable television. The Company is party to numerous affiliation agreements with cable television systems and time purchase agreements with broadcast television stations pursuant to which agreements its programming is carried. See"--Affiliations." In 1995 the Company acquired two independent full power UHF broadcast television stations. See "--Owned and Operated Stations." Upon the consummation of the Acquisition and the closing of the Executory Contract, the Company will have acquired three additional full power UHF broadcast television stations. See "--Owned and Operated Stations."

         Currently, the programming of the Company is viewable during all or a part of each day by approximately 48.9 million cable households throughout North America, of which approximately 4.4 million cable households receive the programming on essentially a full-time basis (20 or more hours per day) and approximately 44.5 million cable households receive it on a part-time basis. For households that receive the Company's programming on a part-time basis, the average duration of programming per day is 4.9 hours, most of which is between the hours of midnight and 7:00 a.m. Currently, the Company estimates its programming is carried in approximately 10.4 million FTE Cable Households. The Company's full-time programming consists primarily of viewers in the Boston and Houston markets that receive the programming from the Company's owned and operated stations and viewers in San Francisco and Raleigh-Durham that currently receive the programming through the broadcast of the programming over KCNS and WRAY pursuant to time purchase agreements between the Company and Global negotiated and executed in June 1997 (which time purchase agreements will terminate upon the closing of the Acquisition).

         The following table sets forth certain information with respect to the Company's part-time programming distribution to television cable households at November 30, 1997:

                                         Number of Hours of Programming Available to Household per Day
                                     ---------------------------------------------------------------------
                                     0 to 3       3+ to 6       6+ to 9      9+ to 12    Over 12     Total
                                     ------       -------       -------      --------    -------     -----
      Number of Households           1,327         37,973        3,336         653          5,652      48,941
         (in Thousands)

     As a result of the Acquisition (and prior to planned upgrades to the acquired stations), the Company estimates that households receiving the Company's programming on a full-time basis (20 or more hours) will increase to approximately 5.2 million cable households from approximately 4.4 million cable households, while cable households receiving the Company's programming on a part-time basis will decrease by approximately 1.1 million. As a result, the Company estimates that its programming will be available during all or part of each day to approximately 48.6 million cable households, of which approximately
5.2 million cable households will receive it on a full-time basis (20 or more hours per day) and approximately 43.4 cable million cable households will receive it on a part-time basis. Following the Acquisition (and prior to planned upgrades to the acquired stations), the Company estimates its programming will be carried in approximately 11.1 million FTE Cable Households.

     The Company plans to use approximately $4.0 million of the proceeds of the Offerings to install new equipment to increase the power and quality of the broadcast signal at the acquired stations, including a new transmitter for WRAY. The Company expects the increase in the power and quality of the acquired stations to result in a further increase in the number of FTE Cable Households and the Company estimates its programming will be carried in approximately 11.4 million FTE Cable Households after the Acquisition and the capital improvements.

     The Company's programming is currently distributed through KCNS and WRAY pursuant to the time purchase agreements between the Company and Global negotiated and executed in June 1997. While these agreements are fairly new, and neither station will be broadcasting at full authorized power until after the capital improvements made subsequent to the Acquisition, the Company is currently generating sales in those markets which would be $10.40 and $9.04 per cable household, respectively, on an annualized basis.

     PROGRAMMING ORIGINATION. The Company's programming is originated from the Company's studios and transmitted by means of the Company's satellite uplink facilities to transponders leased or subleased by the Company on domestic communications satellites. The satellites retransmit the signal received from the Company to (i) satellite dish receivers, (ii) affiliated cable television systems, and (iii) broadcast television stations located throughout the United States and parts of Canada and Mexico.

     The Company's programming is transmitted via Telstar 402R, a preemptible satellite transponder, under a Services Agreement with B&P The SpaceConnection, Inc., which agreement expires in December 1998. The Company's right to use the transponder may be preempted at any time to restore (i) another failed transponder that is entitled to protection, (ii) a satellite failure or (iii) other service offerings of the operator of the transponder. The Services Agreement may be terminated by B&P The SpaceConnection upon the occurrence of certain defaults specified therein. [The Company has been offered the right to extend the agreement through December 2000 and intends to exercise such option.] An interruption or termination of transponder service could have a material adverse effect on the Company. Although the availability of replacement transponder time or satellite capacity is dependent on a number of factors, the Company believes the supply thereof is, and will be in the future, satisfactory to provide for the Company's needs on commercially reasonable terms.

     OWNED AND OPERATED STATIONS. The following table sets forth certain information regarding each of the broadcast stations which will be owned by the Company (through its Subsidiaries) following the consummation of the
Acquisition:



                                                                                             Company Cable
                                              Rank         Television          Cable        Households After
                                               of          Households        Households      the Acquisition
Call Sign       Channel    DMA Market         DMA              (1)              (1)                (2)
---------       -------   -----------         ---          -----------       ----------     -----------------
KCNS             38       San Francisco        5            2,278,480        1,620,000          1,229,000
WMFP             62       Boston               6            2,150,110        1,664,610          1,600,000
KZJL             61       Houston             11            1,595,350          894,120            675,000
WOAC             67       Cleveland           13            1,461,410        1,000,800            800,000
WRAY             30       Raleigh-Durham      29              814,730          504,600            328,000


------------------

(1) Total number of television and cable households in the DMA market in 1997 according to Nielsen Media Research.

(2) Estimated number of cable households in which the Company's programming will be viewable following the Acquisition (and prior to the planned upgrades of the acquired stations).

     WMFP. In February 1995, the Company acquired its first broadcast television station, WMFP, Channel 62, licensed to Lawrence, Massachusetts and serving the greater Boston area. The station broadcasts at maximum FCC allowable power from atop a 35 floor building in downtown Boston. The Company's programming runs on the station for the majority of each broadcast day. The purchase price of WMFP was $7.0 million. The FCC license for WMFP expires in April 1999, subject to the Company's right to apply for a renewal of the license.

     KZJL. In fiscal year 1995, the Company also acquired a 49% interest and an option to acquire the remaining 51% of broadcast television station KZJL, Channel 61, licensed to Houston, Texas. On September 5, 1996, the Company acquired the remaining 51% interest. The station signed on the air on June 3, 1995 and broadcasts from a 1,500 foot tower. The Company's programming runs on the station for the majority of each broadcast day. The purchase price for KZJL was $3.9 million and the Company incurred capital expenditures of approximately $2.2 million in connection with upgrades to the station. The FCC license for KZJL expires in August 1998, subject to the Company's right to apply for a renewal of the license.

     KCNS. KCNS is a full-power broadcast television station broadcasting on Channel 38 that began broadcast operations in 1986. The station is licensed to San Francisco, California. The station is licensed to transmit with an effective radiated power of 5,000 kilowatts; however, it presently operates below that level due to equipment limitations. The Company plans to purchase new equipment for the station in order to allow the station to broadcast at its maximum authorized power. The FCC license for KCNS expires in December 1998, subject to the Company's right to apply for a renewal of the license.

     WRAY. WRAY is a full-power broadcast television station broadcasting on Channel 30 that began broadcast operations in 1995. The station is licensed to Wilson, North Carolina, which is located inside the Raleigh-Durham DMA. The station currently operates pursuant to a construction permit issued by the FCC and is authorized to transmit at a power of 1,830 kilohertz. The station, however, has been unable to achieve that power with its current equipment and is operating currently under a special temporary authority issued by the FCC at 1,230 kilohertz, which special temporary authority expires on May 7, 1998. An application has been filed for a full term license for the station, but the application has not been granted due to the station's operation at reduced power. The Company plans to purchase new equipment for the station in order to allow the station to broadcast at its maximum authorized power. The Company believes that the special temporary authority can be continued as long as necessary to accomplish the improvements to the station and that the Company will obtain issuance of the full term license from the FCC.

     WOAC. WOAC is a full-power broadcast television station broadcasting on Channel 67 that began broadcast operations in 1982. The station is licensed to Canton, Ohio, which is located inside the Cleveland DMA. The station currently operates from a transmitter with an effective power of 5,000 kilowatts. The FCC license for WOAC expires in October 2005, subject to the Company's right to apply for a renewal of the license.

     Following the closing of the Acquisition, the Company's owned and operated stations will operate in markets that have approximately 8.3 million television households, of which approximately 5.7 million are cable households and the Company expects to be the 19th largest broadcast television station operator in the United States, based upon the DMA market size of the cities in which the Company will own and operate stations.

     The Acquisition of KCNS, WRAY and WOAC is consistent with the Company's strategy of increasing distribution of the Company's programming and the Company's evaluation of the underlying asset value of broadcast television properties.

     AFFILIATIONS. In 1993 the Company commenced efforts to build cable distribution for the Company's programming. Since that time, the Company has been successful in significantly increasing its cable distribution and in building relationships with certain owners of multiple cable systems. The Company's programming is now viewed in more than 80 cable markets, including all of the country's top ten DMA's. In fiscal year 1997, the Company added over 25 new cable markets on either a full-time or part-time basis.

In addition, the Company secured coverage on WWOR, New York, which gives the Company access to more than 7 million households for some portion of each day.

     The Company has successfully negotiated carriage with TeleCommunications, Inc. that has added approximately 4.5 million part-time households to the Company's distribution. The Company is currently negotiating with TCI to reach an agreement pursuant to which TCI would carry the Company's programming on certain of TCI's cable systems on a full-time basis. There can be no assurance, however, that such an agreement will be obtained.

     The Company's affiliation agreements typically have a term of one year and can be canceled upon a thirty day notice by either party. The Company's experience has been that most of the affiliation agreements are renewed beyond their original term. The time purchased under these agreements is usually preemptible, and the Company generally pays a fixed rate for the hours its programming is actually carried. In the event that the Company is not operating profitably in a market under a carriage agreement, the Company will generally renegotiate the carriage rate or terminate or not renew the agreement.

     INTERNET SITE. The Company has recently created a transactional internet site, which can be found on the world wide web at www.ishopathome.com. At the present time the costs to the Company of maintaining the web site are in excess of the net sales attributable to the site. For the six months ended December 31, 1997, total net sales made through the web site were approximately $95,000, and the Company incurred a loss of approximately $62,000 associated with its internet site. At this time, the Company does not intend to make substantial cash expenditures for infrastructure or advertising of the web site. The Company believes that the internet may be an economic distribution path for the Company's sales programming and that internet commerce may constitute an aspect of the Company's business that will become more important in the future.

PRODUCTS AND CUSTOMERS

     PRODUCTS AND MERCHANDISE. The Company offers a variety of consumer products including jewelry, gemstones, sports cards and memorabilia, rare coins and currency, collectible knives and swords, electronics, fitness equipment, health and beauty products, and home related items. The Company seeks to offer high quality products that are not readily available through its competitors. From time to time, the Company also offers exceptional values consisting of close-out merchandise from selected vendors.

     The Company buys from numerous vendors and believes its relationships with most of its vendors are excellent. Certain products sold by the Company are available through multiple suppliers. The Company also acquires unique products from a select group of vendors (some of whom are shareholders) and believes it will be able to continue to identify sources of specialty products. The Company believes offering unique products helps differentiate the Company from its competitors.

     The Company's programs use a show host approach whereby information is conveyed about the products with a demonstration of the use of the products to the television audience. The viewer may purchase any product the Company offers at any time after such product's offering, subject to availability. Thus a viewer is not limited to purchasing a product only during that particular product's air time. The Company continually monitors product sales and revises its product offerings in an effort to maintain a productive and profitable product mix. The Company is continuously evaluating new products and vendors as it seeks to broaden its merchandise selection.

The following table sets forth certain information about the types of products sold by the Company:


                                    Average Price        Aggregate         Percentage
                                     Per Unit of         Amount of             of
Type of Product                    Product Sold(1)      Net Sales(2)       Net Sales(2)
---------------------------       ---------------      ------------       ------------
Sports Products                        $ 162              $ 30,539              45.0%
Collectible Cutlery                      119                10,132              14.9
Coins and Currency                       240                 9,255              13.7
Jewelry and Gemstones                    170                10,009              14.7
Health and Beauty Products                85                 2,900               4.3
Electronics                              231                 1,910               2.8
Other Items                               85                 3,072               4.6
                                        ----              --------             ------
Total                                   $155              $ 67,817             100.0%
                                                          ========             ======

----------------

(1)  For the twelve month period ended December 31, 1997.

(2)  For the fiscal year ended June 30, 1997.

         PRESENTATION OF MERCHANDISE AND PROGRAMMING. The Company segments most of its programming into product or theme categories. The Company has studio and broadcasting capacity to produce two live show simultaneously. The Company often provides multiple broadcasts (two or more) to differing viewer groups during peak viewing times. The Company provides one full-time live broadcast and part-time live, taped, or simulcast broadcasts on two satellite transponders that the Company leases from the ESPN Network.

         The Company seeks to differentiate itself from other televised home shopping programmers by utilizing an informal, personal style of presentation and by offering certain unique and "upscale" types of products with a heavy emphasis on sports and sports related products. The Company's sale of rare coins, collectible sports items, and other limited-availability items provides its viewers with alternatives to the products offered on other home shopping programming. Specialized products are presented and described by knowledgeable on-air hosts. The Company believes that continued use of such "niche" programming is important to the future growth of the Company.

         CUSTOMER CHARACTERISTICS. In June 1997, the Company obtained an independent study of the Company's customer base. The independent consultant that performed the study compared approximately 7,000 of the Company's customers to a national database. The study indicated that approximately 55% of the purchasers of the Company's products are male. In addition, the study indicated that approximately 54% of the Company's customers have incomes above $45,000 as compared to 42% in the national database. The study also indicated that a significant percentage of customers of the Company are in the 45-54 age bracket (28% as compared to 20%).

         REPEAT CUSTOMERS. The Company places an emphasis on the development of customers who make multiple purchases from the Company. The Company has developed its "Elite Program" for persons who have purchased more than $10,000 of merchandise and provides certain benefits to these persons under the program. These benefits include special coupons and offers and priority access to the Company's Call Center for placing orders.

         The Company estimates that since January 1, 1996, a total of approximately 465,000 persons have made purchases from the Company. Of this number of customers, the Company estimates that approximately 27% have made purchases on more than one occasion.

RETURNS OF PRODUCTS AND MERCHANDISE

         The Company offers its customers a full refund on merchandise returned within 30 days of the date of purchase. During the year ended June 30, 1997, these returns were 22.2% of total revenues, compared to 20.1% for the year ended June 30, 1996 and 20.1% for 1995. For the three months ended September 30, 1997 returns were 20.2% of total revenues compared to 20.5% for the comparable three months in the previous year. The Company's return percentage compares favorably with those of its competitors in the industry, although the recent percentage of returns has been somewhat higher due to the nature of certain special promotions of sports products and the return of products involved in the litigation with NBA Properties. See "BUSINESS OF THE COMPANY--Legal Proceedings."

         CUSTOMER RELATIONS. The Company maintains its own call center and customer service operations at its headquarters in Knoxville, Tennessee. Customers can place orders with the Company 24 hours a day, seven days a week, via the Company's toll-free 800 number. The Company uses both customer sales representatives and an automated touch-tone ordering system to accept customer orders. A majority of the Company's customers pay for their purchases by credit card, and the Company also accepts payment by money order, personal check, certified check, debit cards and wire transfers. The Company has recently developed and implemented an in-house training program designed to improve the productivity, proficiency, product knowledge and customer service of the Company's call center operators.

         The Company ships customer orders as promptly as possible after receipt, primarily by UPS, Federal Express, or Parcel Post. The Company ships from its warehouse facility in Knoxville or directly from selected vendors with whom the Company has "drop ship" agreements. The Company maintains its customer service department to address customer inquiries about ship dates, product, and billing information.

         The Company offers a 30 day return policy to maintain customer satisfaction and the purchase of its merchandise. Mechanical, electronic, and other items may be covered by manufacturer warranties; however, the Company does not offer additional warranties on the products it sells. The Company strives to continuously improve its customer service and utilizes outside agencies to conduct objective comparisons with other TV home shopping competitors. Additionally, the Company periodically surveys and researches its customers to solicit ideas for better products, programming, and service.

         From time to time the Company conducts promotional campaigns to launch new shows or products, increase the Company's revenue per household, and introduce new viewers to its programming. The Company utilizes a number of media for these promotions, including on-air promotion, show host emphasis, package stuffers, direct response mailers and cable commercials.

         COLLECTOR'S EDGE. In March 1997, Collector's Edge was organized as an indirect wholly-owned subsidiary of the Company. Collector's Edge manufactures and sells sports trading cards, principally football cards, and its principal assets are licenses from the National Football League Properties, Inc. ("NFL Properties") and the National Football League Players, Incorporated ("NFL Players"). Collector's Edge is one of eight companies that are known by the Company to have licensing agreements with the NFL Properties and NFL Players to produce and sell football trading cards. Collector's Edge specializes in the production of these cards using plastic rather than normal paper stock. Collector's Edge acquired the assets of a business that previously held the NFL licensing agreement and produced these cards for a period of four years. For the six months ended December 31, 1997, Collector's Edge had net sales of approximately $3.4 million.

         The licensing agreement with NFL Properties gives Collector's Edge the right to use the logos and trademarks of NFL teams on its trading cards, and the current agreement expires on March 31, 1998. The licensing agreement with NFL Players gives Collector's Edge the right to use the likenesses of NFL players on its trading cards, and the current agreement expires on February 28, 1999. While Collector's Edge has no reason to believe that the licensing agreements will not be renewed, such renewals are not assured. The failure of NFL Players to renew its license agreement would effectively terminate the Company's ability to manufacture and sell football trading cards. The failure of NFL Properties to renew its license agreement would terminate the ability of Collector's Edge to use NFL logos and trademarks, but not the use of player likenesses, which could have an adverse effect on its business but would not terminate its ability to produce football trading cards.

         Collector's Edge produces football cards generally during the professional football season (October to January), but it sells the cards on a year-round basis, and its sales are not typically seasonal. As is normal for the industry, Collector's Edge permits its purchasers to return unsold trading cards for full credit upon a notice from Collector's Edge that it will accept return, which notice is typically given.

COMPETITION

         The television home shopping industry is highly competitive and is dominated by two companies, The Home Shopping Network and the QVC Network. The Company's programming competes directly with Home Shopping Network, QVC, or other home shopping networks in almost all of the Company's markets. Home Shopping Network and QVC are well-established and significantly better capitalized than the Company, and each reaches a significantly larger percentage of U.S. television households. The Company is at a competitive disadvantage in attracting viewers for a number of reasons, including the fact that the Company's programming is often not carried by cable systems on a full-time basis and the Company may have less desirable television channel placement on cable systems. The Company expects the home shopping industry to continue to expand and expects increased competition for viewers, personnel, and television station carriage from present competitors, as well as new entries into the market. However, the Company believes there are barriers to entry into its business, including limited ability to obtain distribution for programming. Several significant new companies that announced or launched competitive services during the 1997 were largely unsuccessful including Global Shopping Network, Outlet Mall Network and Hollywood Showcase.

         The Company believes that there is substantial value in its 11 year operating history and the fact that the Company is one of only four broadly distributed electronic retailers in the U.S.

         As a seller of merchandise at retail, the Company competes for consumer expenditures with other types of retail businesses, including department, discount, warehouse, jewelry and specialty stores, mail order, and catalog companies and other direct sellers.

EMPLOYEES

         The Company had approximately 300 employees as of December 31, 1997, most of whom are full-time employees. The Company believes its relationship with its employees is good. Presently no collective bargaining agreements exist between the Company and its employees.

PROPERTIES

         The Company's business offices, broadcast studios, inbound call center, and fulfillment operations are currently located in Knoxville, Tennessee. The Company leases approximately 17,000 square feet of space in Knoxville, Tennessee from a corporation controlled by a director. See"--Certain Relationships and Related Transactions." The Company also leases approximately 5,000 of additional warehouse space in Knoxville. Prior to August 1997, the Company leased office space in Atlanta, Georgia to house its investor and affiliate relations departments. The Company now maintains its corporate and investor relations office in Nashville, Tennessee. The Company also maintains a cable affiliate development office in Denver, Colorado.

         During the calendar year of 1998, the Company plans to relocate its offices and studios to new facilities located in Nashville, Tennessee. The Company plans to relocate to a 70,000 square foot facility that will be renovated to specifications of the Company and leased by the Company for a period of _____ years. The Company has budgeted approximately $6.0 million for the relocation, including approximately $4.0 million in capital expenditures for new state-of-the-art studio and production equipment as well as other furniture, fixtures and equipment. The lessor of the new facility will be a limited liability company owned by two individuals related to the Chairman of the Company. The Company and the Chairman intend to guarantee the repayment of a loan made to the lessor to finance the facility. See"--Certain Relationships and Related Transactions."

         The Company, through its subsidiaries, leases space to house the transmitters for WMFP in Boston and KZJL in Houston. Collector's Edge leases a 10,000 square foot facility in Denver which it uses for offices, production and warehousing. In connection with the acquisition of KCNS and WRAY, the Company will assume lease obligations with respect to studio and transmitter locations. In connection with the acquisition of WOAC, the Company will assume the lease of a transmitter location and will enter into an agreement for the studio operations of the station to be conducted at the location of another television station in the Cleveland market.

TECHNOLOGY

         The Company's operations, including customer ordering and inventory control, are fully computerized on two IBM RS600 computers operating on a UNIX operating system. Many of the Company's vendors are connected on-line with the Company through an electronic data interchange program, which embraces the Company's strategy of having products drop-shipped by vendors where possible. The Company also uses a network of desktop computers with intranet, word processing, spreadsheet, and similar capabilities. These systems are considered adequate for at least the next year, with normal and customary additions and upgrades.

         In January 1997, the Company completed the installation of an Aspect Call center telephone system, which increased the Company's ability to meet the higher sales volumes while reducing operator and telephone costs. The system integrates the Company's database with caller ID capability and will reduce the time necessary to process calls. In July 1996, the Company instituted a new credit card processing system, which provides instant credit card verification at the time of sale. These improvements were consistent with management's goal to invest in current technology to reduce the costs that support sales. In addition, the software for the order entry and accounting systems was developed within the last few years and therefore is year 2000 compliant.

LEGAL PROCEEDINGS

         The Company is occasionally a party to litigation arising out of the conduct of its business.

         In May 1997, Signature Financial/Marketing, Inc. ("Signature") filed a Complaint for Declaratory Judgment in the U.S. District Court for the Northern District of Illinois seeking a judgment of non-violation of the Lanham Act (the federal law governing trademarks) with respect to Signature's use of the designation "SHOP AT HOME" in connection with the promotion and sale of goods. The case was precipitated by letters from the Company to Signature asserting that the use of the SHOP AT HOME mark by Signature in connection with catalogue sales and sales on the internet infringed on the Company's right to that designation and created confusion in the marketplace. In response to the filing of the declaratory judgment action, the Company has filed an answer and counterclaim alleging that the use of the name "SHOP AT HOME" by Signature infringes on the trademark of the Company and requesting compensatory and injunctive relief. Signature has filed an amendment to its original complaint alleging that the use of the name by the Company infringes on the trademark of Signature and requesting compensatory and injunctive relief. Counsel to the Company has indicated that based upon its initial review of the matter, the likelihood of Signature preventing the Company from using the designation of "SHOP AT HOME" for its television programming is remote.

         In July 1997, NBA Properties, Inc., the licensing affiliate of the National Basketball Association, filed a complaint in the U.S. District Court for the Southern District of Florida, alleging that a number of defendants, including the Company, have committed trademark infringement and counterfeiting, false designation of origin, dilution and unfair competition, in connection with alleging fraudulent manufacture, promotion, distribution and sale of unlicensed basketball trading cards depicting the NBA's Properties trademarks. NBA Properties is seeking injunctive relief, an accounting of profits, compensatory damages, treble damages, punitive damages, statutory damages, interest, costs and fees in the amount of $1,000,000 from each defendant. According to the complaint filed by NBA Properties, one of the named defendants that previously had a licensing agreement with NBA Properties caused trading cards to be printed so as to appear to have been issued during the period of time the licensing agreement was effective, but which in fact were issued with false dates and thereby infringed on the NBA's marks. NBA Properties alleges that the Company acquired and sold some of these false cards. The cards sold by the Company were not acquired from the named defendant who allegedly created the false cards, but from the Company's regular suppliers of sports cards, and the Company had no knowledge that any of the cards were false or infringed upon any trademarks.

         At the present time, the Company has agreed to a temporary injunction with the plaintiff whereby the Company will not sell any additional cards of that series of trading cards pending the resolution of the case. If the trading cards were in fact counterfeit, it is probable that the Company can assert a successful cross-claim against other defendants who produced the cards or who sold them to the Company. The Company may be able to recover a portion or all of any loss from the insurance carriers for the Company, and the Company has notified its carriers of this litigation.

REGULATORY MATTERS

         EXISTING REGULATION. The Company's television operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act") most recently amended by the Telecommunications Act of 1996 (the "Telecommunications Act"). The Communications Act permits the operation of television broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of such license would serve the public "interest, convenience and necessity."

         The Communications Act empowers the FCC, among other things: to determine the frequencies, location and power of broadcast stations; to issue, modify, renew and revoke station licenses; to approve the assignment or transfer of control of broadcast licenses; to regulate the equipment used by stations; to impose penalties for violations of the Communications Act or FCC regulations; and, to some extent, to regulate a licensee's programming content, including for example, the broadcast of obscene or indecent material. The FCC has also adopted new children's programming regulations for television broadcasters that require the broadcast of at least three hours per week of programming designed to meet the educational and informational needs of children age 16 and younger. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures or, for particularly egregious violations, the revocation of a license. The Company's business will be dependent upon its continuing ability to hold television broadcasting licenses from the FCC.

         LICENSE GRANT AND RENEWAL. FCC licenses are generally granted or renewed for terms of eight years, though licenses may be renewed for a shorter period upon a finding by the FCC that the public "interest, convenience and necessity" would be served thereby. The Company must apply for renewal of each broadcast license. At the time an application is made for renewal of a license, parties in interest may file petitions to deny such application, and such parties, as well as members of the public, may comment upon the service the station has provided during the preceding license term and urge denial of the application. While broadcast licenses are typically renewed by the FCC, even when petitions to deny are filed against renewal applications, there can be no assurance that the licenses for the Company's stations will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum eight-year period. The non-renewal or revocation of one or more of the Company's primary FCC licenses could have a material adverse effect on the Company's operations. The Company's main station licenses of KZJL and WMFP will expire in August 1998, and April 1999, respectively. The main station licenses of KCNS and WOAC will expire in December 1998, and October 2005, respectively. WRAY is authorized to operate but has not yet received a license. The station is currently operating at less than authorized power pursuant to a special temporary authorization. The Company expects that WRAY will receive its license once the station commences full power operations. This license is expected to be valid through December 2004, the standard expiration date for TV stations located in North Carolina.

         MULTIPLE OWNERSHIP RESTRICTIONS. The FCC has promulgated rules that limit the ability of individuals and entities to own or have an ownership interest above a certain level (known as an "attributable" interest, defined more fully below), in broadcast television stations and certain other media entities. These rules include limits on the number of radio and television stations in which an entity may have an "attributable" interest both on a local and on a national basis. In the case of corporations holding broadcast licenses, all officers and directors of a licensee, and stockholders who, directly or indirectly, have the right to vote 5% or more of the outstanding voting stock of a licensee, are generally deemed to have an "attributable" interest. Certain institutional investors who exert no control or influence over a licensee may own up to 10% of such outstanding voting stock before attribution occurs. Under FCC regulations, debt instruments, non-voting stock and certain limited partnership interests and voting stock held by non-minority stockholders (in cases in which there is a single majority stockholder) are generally not subject to attribution.

         On a local basis, FCC rules generally prohibit an entity from holding an attributable interest in more than one television station with overlapping service areas. Additionally, the FCC's cross-ownership rules limit combined local ownership of: (1) a radio station and a television station; (2) a daily newspaper and a broadcast station; and (3) of a cable television system and a television station. If an acquisition results in the acquiring entity having a conflict with the multiple ownership rules, divestiture of one of the media interests is generally required. The FCC, in certain cases, may grant permanent waivers of such common ownership. More commonly, the FCC, grants the acquiring entity temporary waivers of common ownership in order to afford that entity a reasonable period of time following the consummation of the acquisition to comply with the applicable law and regulations through disposition of one of the common interests. A rulemaking proceeding currently pending before the FCC proposes to liberalize the local ownership limits on television ownership and to relax the rules prohibiting cross-ownership of radio and television stations in the same market. There can be no assurance that these rules will be changed.

         On a national basis, the FCC generally prohibits an entity from holding an attributable interest in television stations collectively reaching more than 35% of all U.S. television households, subject to a 50% discount for UHF television stations (thus permitting UHF group owners to reach up to 70% of the national audience). The FCC will review the UHF discount as part of a congressionally mandated biennial review of ownership rules in 1998. Expansion of the Company's broadcast operations will continue to be subject to the FCC's ownership rules and any changes the agency may adopt.

         The FCC's cross-interest policy, which precludes an individual or entity from having a "meaningful" but not "attributable" interest in one media property and an "attributable" interest in a broadcast, cable or newspaper property in the same area, may be invoked by the FCC in certain circumstances to reach interests not expressly covered by the multiple ownership rules.

         In a rulemaking proceeding currently pending before the FCC regarding the attribution rules, the FCC is considering: (1) making non-voting stock attributable in some instances; (2) how to treat limited liability companies for purposes of attribution; (3) whether to raise certain attribution thresholds;
(4) whether to change the insulation standards for non-attribution of limited partnership interests; (5) extending the cross-ownership rules to cover aggregated equity and(or) debt interests exceeding 33% in a second media outlet in the same market; and (6) deeming attributable certain television local marketing agreements (LMAs), which would then preclude LMAs where the programmer owns or has an attributable interest in another television station in the same market. There can be no assurance that these rules will be changed, and the expansion of the Company's broadcast operations will continue to be subject to the FCC's attribution rules and any changes the agency may adopt.

         ALIEN OWNERSHIP RESTRICTIONS. The Communications Act restricts the ability of foreign entities to own or hold interests in broadcast licensees. Foreign governments, representatives of foreign governments, non-citizens, representatives of non-citizens and corporations or partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-citizens, collectively, may directly or indirectly own up to 20% of the capital stock of a licensee. In addition, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation of which more than one-fourth of its capital stock is owned or voted by non-citizens or their representatives, by foreign governments of their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. Restrictions on alien ownership also apply, in modified form, to other types of business organizations, including partnerships.

         PROPOSED LEGISLATION AND REGULATION. The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of the Company's broadcast properties. In addition to the proposed changes noted above, such matters include, for example: spectrum use fees; political advertising rates; free political time; potential restrictions on the advertising of certain products such as cigarettes and certain other tobacco products, as well as beer, wine and other alcoholic beverages; the rules and policies to be applied in enforcing the FCC's equal opportunity regulations; reinstitution of the Fairness Doctrine; the standards to govern the evaluation of television programming directed toward children, and violent and indecent programming. The Company is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on the Company's operations.

         FCC INQUIRY ON BROADCAST COMMERCIAL MATTER. The FCC also has initiated a notice of inquiry seeking comment on whether the public interest would be served by establishing time limits on the amount of commercial matter broadcast by television stations. No prediction can be made at this time as to whether the FCC will propose any limits on commercial advertising at the conclusion of its deliberation or the effect the imposition of limits on the commercial matter broadcast by television stations would have upon the Company's operations.

         IMPLEMENTATION OF THE 1992 CABLE ACT. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") included certain statutory provisions, such as signal carriage, retransmission consent and equal employment opportunity requirements that directly and indirectly effect television broadcasting.

         The 1992 Cable Act includes signal carriage or "must carry" provisions that require cable operators to carry the signals of local commercial television stations. A cable system is generally required to devote up to one-third of its aggregate activated channel capacity for the mandatory carriage of local commercial television stations. The 1992 Cable Act also includes a retransmission consent provision that prohibits cable operators and other multi-channel video programming distributors from carrying the signal of commercial broadcast stations and certain low power stations without obtaining their consent in certain circumstances. In addition, cable systems are not allowed to carry distant commercial television stations (other than certain satellite-delivered "superstations") or distant or local radio stations without obtaining retransmission consent. The must carry and retransmission consent provisions are related in that a television broadcaster, on a cable system-by-cable system basis, must elect once every three years to either require a cable system to carry the station subject to certain exceptions, or whether to waive that right to mandatory, but uncompensated, carriage and instead to negotiate a grant of retransmission consent to permit the cable system to carry the station's signal, in most cases in exchange for some form of consideration from the cable operator. In March 1997, the Supreme Court upheld the constitutionality of the must carry requirements. The current strategy of the Company with respect to the broadcast of its programming by television broadcast stations has been developed based on the present status of the must carry provisions. While no serious efforts appear to be developing to change these provisions, there is always a possibility that Congress might elect to do so.

         Under the Communications Act, for purposes of the must carry provisions, a broadcast station's market is determined by the FCC using commercial publications which delineate television markets based on viewing patterns. The FCC may, however, consider on a case by case basis and acting on specific written requests, changes in the station's market areas (currently defined by the ADI, Arbitron's Area of Dominant Influence, to which the station has been designated), including the exclusion of communities from a televisions station's market. In considering requests for a change in a station's market area, the FCC takes into account a number of factors including whether or not the station in question provides coverage to the community and evidence of the viewing patterns in cable and non-cable households in that community. In recent months, the FCC has ruled on several such requests and in many of these cases has excluded particular communities from an ADI. To the Company's knowledge, there are no requests pending at the FCC seeking to exclude any station carrying the Company's programming from any designated ADI, which would have a material adverse affect on the Company and its owned and operated stations. Pursuant to the Telecommunications Act, the FCC has ruled that for the election period commencing January 1, 2000 a station's market will be defined by the Nielsen Designated Market Area (DMA) to which it has been designated.

         The 1992 Cable Act also codified the FCC's basic equal employment opportunity ("EEO") rules and the use of certain EEO reporting forms currently filed by television broadcast stations. In addition, pursuant to the Act's requirements, the FCC has adopted new rules providing for a review of the EEO performance of each television station at the mid-point in its license term (in addition to at renewal time). Such a review will give the FCC an opportunity to evaluate whether the license is in compliance with the FCC's processing criteria and to notify the licensee of any deficiencies in its employment profile.

         NON-FCC REGULATION. Television and radio broadcast stations also may be subject to a number of other federal, state and local regulations, including: those of the Federal Aviation Administration affecting tower height and marking; federal, state and local environmental and land use restrictions; general business regulation; and a variety of local regulatory concerns.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following information relates to the executive officers and directors of the Company as of the date of this Proxy Statement. All directors are elected each year at the annual meeting of shareholders. With the exception of the President and Chief Executive Officer, who has an employment agreement with a term of five (5) years, and Mr. Nawy and Mr. Gratteau, each of whom has an employment agreement, the remaining executive officers serve at the discretion of the Board:


NAME                                         AGE                                 POSITION
----                                         ---                                 --------
Kent E. Lillie.............................. 51         President, Chief Executive Officer, Director
James Bauchiero............................. 50         Executive Vice President and Chief Financial Officer
Joseph Nawy................................. 55         Vice President of Finance
George J. Phillips.......................... 36         Vice President, General Counsel and Secretary
H. Wayne Lambert............................ 47         Vice President of Information Technologies
Everit Herter............................... 56         Vice President of Affiliate Relations
Henry I. Shapiro............................ 51         Vice President of Merchandise
Kent H. Gratteau, Jr........................ 54         Vice President of Broadcasting & Engineering
Linda O. Ford............................... 33         Vice President of Human Resources
Sandra B. Emery............................. 52         Vice President of Customer Relations
William M. Anderson......................... 52         Vice President of Sports Operations
Teresa M. McDowell.......................... 45         Vice President of Call Center Operations
J.D. Clinton................................ 53         Director, Chairman of the Board
W. Paul Cowell.............................. 54         Director
A.E. Jolley................................. 58         Director
Joseph I. Overholt.......................... 48         Director
Frank A. Woods.............................. 55         Director

     Kent E. Lillie, President and Chief Executive Officer and Director. Mr. Lillie joined the Company as President and Chief Executive Officer in September 1993 and has been a Director since such date. Prior to joining the Company, Mr. Lillie was Vice President and General Manager, WATL-TV, Atlanta, Georgia, 1992-1993, and was Vice President and General Manager, WPTY-TV, Memphis, Tennessee, 1987-1992. Mr. Lillie is a graduate of Sacramento City College.

     James Bauchiero, Executive Vice President and Chief Financial Officer. Mr. Bauchiero has served as Executive Vice President and Chief Financial Officer since January 1, 1998. Prior to joining the Company, Mr. Bauchiero was Vice President and Chief Financial Officer of Orchid International Group, an automation and robotics designer and fabricator for heavy manufacturing facilities and manufacturer of metal stamped products. Prior to joining Orchid in 1996, Mr. Bauchiero was Vice President and Chief Financial Officer of National Auto/Truckstops, a franchisor of full-service truckstops. Mr. Bauchiero holds a BS degree in finance and business economics and an MBA from the University of Southern California.

     Joseph Nawy, Vice President of Finance. Mr. Nawy has served as Vice President of Finance since September 1994. Mr. Nawy has experience in direct mail, computer operations and distribution, and prior to joining the Company was involved in business turnaround situations. From 1990 to 1993 Mr. Nawy was the Chief Operating Officer and Chief Financial Officer of LP Music Group, a manufacturer and importer of percussion musical instruments. From 1987 to 1990, Mr. Nawy was the Chief Financial Officer of American Direct Industries, Inc., a direct mail retailer. Prior to that, Mr. Nawy served in a variety of corporate positions, and also started his career in public accounting with the firm of Ernst & Young. Mr. Nawy is a certified public accountant and holds an accounting degree from New York University.

     George J. Phillips, Vice President, General Counsel and Secretary. Mr. Phillips joined the Company in November 1997. Prior to his employment with the Company, Phillips was counselor to the Assistant Attorney General of the Civil Division of the United States Department of Justice from 1993 through 1997, where he oversaw the Office of Consumer Litigation. Prior to joining the Justice Department, Mr. Phillips was in private practice with Baker, Worthington, Crossley, Stansberry & Woolf in Nashville, Tennessee, from 1989 to 1993. Mr. Phillips received his undergraduate degree from Duke University and his law degree from the University of Tennessee.

     H. Wayne Lambert, Vice President of Information Technologies. Mr. Lambert has served as Vice President of Operations for the Company since March 1992. Immediately before joining the Company, he served as Operations Officer for National Book Warehouses, Inc., Knoxville, Tennessee. Prior to that employment, he served as Assistant Controller for the Knoxville News-Sentinel, Knoxville, Tennessee. Mr. Lambert is a retired Captain of the Tennessee Air National Guard and a Base Budget Officer. He is a graduate of University of Tennessee.

     Henry I. Shapiro, Vice President of Merchandise. Mr. Shapiro has served as the Vice President of Merchandise for the Company since January 1994. Prior to joining the Company, Mr. Shapiro designed and manufactured jewelry for leading jewelry retailers, Home Shopping Network and QVC from 1983 through 1993. Mr. Shapiro attended the Fashion Institute of Technology and Maryland University. He has served as a consultant for jewelry manufacturers with special emphasis on the television markets in Thailand, Czechoslovakia, Hong Kong, Switzerland and Italy.

     Kent Gratteau, Jr., Vice President of Broadcasting and Engineering. Mr. Gratteau joined the Company in August 1995, and before that, he served for ten years as Engineering Manager for KWGN(TV), Denver, Colorado. He is member of the Society of Motion Picture and Television Engineers and has served that organization as Section Chairman and on the Board of Managers for the Rocky Mountain Section. Mr. Gratteau attended the University of Utah and Florida State University.

     Linda O. Ford, Vice President of Human Resources. Ms. Ford has served as the Vice President of Human Resources for the Company since May 1996. Immediately prior to joining the Company, Ms. Ford served as a Human Resources Consultant for Phillips & Phillips Associates, Inc. From 1993 to 1995, she was the Manager of Human Resources for National Auto/Truckstops, Inc. From 1989 to the time she joined National Auto/Truckstops, Inc., Ms. Ford was a Human Resources Manager for Union Oil Company of California.

     Sandra B. Emery, Vice President of Customer Service. Ms. Emery has served as Vice President of Customer Service for the Company since June 1994. From 1992 until 1994, she served as Operations Manager of Order Entry and Customer Service for the Company. Prior to that time, she served as Operations Director for National Book Warehouse, Inc. Her other experience includes positions with Jostens' Printing and Publishing Company, R.V. Emery Company and Carousel of Curlos.

     Everit A. Herter, Vice President of Affiliate Relations. Mr. Herter has served as Vice President of Affiliate Relations since July 1997. Since 1994, Mr. Herter has served the Company as Director of Affiliate Relations and as a consultant. Prior to joining the Company, Mr. Herter was a Senior Vice President of J. Walter Thompson Co.

     Teresa M. McDowell, Vice President of Call Center Operations. Ms. McDowell has served as Vice President of Call Center Operations since November 1996. From 1994-1996, Ms. McDowell served as Director of Customer Service for Mark Group, Inc., a catalog sales company. From 1993 until 1994, Ms. McDowell served as Manager of Customer Relations at the Customer Service Center of Bedford Fair Industries, Ltd., also a catalog sales company. From 1988 to 1993, Ms. McDowell was Manager of Administration and Planning for the Atlanta, Georgia office of Spring Corporation.

     William M. Anderson, Vice President of Sports Operations. Mr. Anderson has served as Vice President of Sports Operations since August 1997. Prior to that time, he provided periodic consulting services to the Company and was a self-employed consultant from 1995 to 1997, primarily providing real estate acquisition, retail site selection and marketing services. From 1993 to 1995, Mr. Anderson was President of Beaty Title Company, and from 1990 to 1993 was President of Interior Logic, a commercial office furniture sales and installation business. In 1994, Mr. Anderson filed a voluntary Chapter 7 bankruptcy proceeding and received a discharge.

     J.D. Clinton, Director and Chairman of the Board. Mr. Clinton has been a Director and Chairman of the Board since 1993. Mr. Clinton is Chairman, President and Chief Executive Officer, Independent Southern BancShares, Inc., Brownsville, Tennessee, a diversified financial institutions holding company. Mr. Clinton is Chairman and Director of INSOUTH Bank, Brownsville, Tennessee. Mr. Clinton is a Director, Union Savings Bank, Covington, Tennessee. Mr. Clinton is a Director, Southern Financial, Inc. Nashville, Tennessee. Mr. Clinton is a graduate of the University of Memphis.

     W. Paul Cowell, Director. Mr. Cowell has been a Director since 1988. Mr. Cowell was Chairman of the Board of the Company from 1990 through 1993. Mr. Cowell has been President and Chief Executive Officer, Warren & William, Inc. (formerly National Book Warehouse, Inc.) a real estate management and holding company since 1989. Mr. Cowell has been President and Owner, Book Ends Discount Book Stores, Inc., since 1987. Mr. Cowell is a Director, Global Christian Ministries, Inc.

     A.E. Jolley, Director and Secretary/Treasurer. Mr. Jolley has been Director and Treasurer since 1986. Mr. Jolley has been President, Lakeway Containers, Inc., Morristown, Tennessee, a corrugated container manufacturer, since 1975. Mr. Jolley is a Director, Union Planters Bank. Mr. Jolley is a Director, Kingwood School, Morristown, Tennessee. Commissioner, Morristown City Planning Commission. Mr. Jolley is a Member, Board of Trustees, Walters State Community College.

     Joseph I. Overholt, Director. Mr. Overholt has been a Director since 1986. Mr. Overholt has been President and Owner of Planet Systems, Inc. a computer software development company engaged in the satellite delivery of computer data, since 1992. Mr. Overholt has been President and Owner of Skylink Communications since 1989. Mr. Overholt was a Vice President of the Company from 1986 through August 1993. Mr. Overholt is a graduate of The University of Tennessee.

     Frank A. Woods, Director. Mr. Woods has been a Director since 1993. Mr. Woods has been Chairman of the Board and Director of MediaUSA, Inc., Nashville, Tennessee, a merchant banking firm since

1991. Mr. Woods is a Principal, The Woods Group, Nashville, Tennessee, a diversified merchant banking firm. Mr. Woods is a graduate of Vanderbilt University and Vanderbilt University School of Law.

     On December 31, 1997, the Board of Directors of the Company voted to increase the size of the Board of Directors from six to eight persons. At the same time, the Board nominated the six existing directors for re-election by the shareholders, and also nominated two new directors for the Company. The new director nominees are J. Daniel Sullivan and Patricia E. Mitchell. Neither is currently a shareholder of the Company. The shareholders' meeting at which the election of directors will be considered is expected to be held in February, 1998.


     Mr. Sullivan is 46 years old and since 1995 has served as the President and CEO of Sullivan Broadcasting Company, a television broadcasting company. Prior to that time, from 1987 until 1995, Mr. Sullivan was President of Clear Channel TV, a subsidiary of Clear Channel Communication, Inc., a broadcasting company.

     Ms. Mitchell is 54 years old and since 1995 has served as the President of Turner Original Productions, a motion picture production company and an affiliate of Time, Inc. From 1992 to 1995, Ms. Mitchell was employed by Turner Broadcasting System, Inc. as a senior vice president and executive vice president of TBS Productions, and has extensive experience in television production.

EMPLOYMENT AGREEMENTS

     KENT E. LILLIE. On September 25, 1993, the Company executed an employment agreement with Kent E. Lillie whereby Mr. Lillie commenced employment as the Company's President and Chief Executive Officer. Under that agreement, Mr. Lillie was granted options to purchase up to 600,000 shares of Common Stock at an exercise price of $1.00 per share during the term of the agreement. Of those options, options to purchase 100,000 shares vested immediately, and additional options to purchase 100,000 shares vested on each anniversary date of the agreement. The options expire on the earlier to occur of (a) five years after the date of vesting or (b) thirty days after termination of Mr. Lillie's employment with the Company. In the event of a "change of control" of the Company, as defined in the agreement, the agreement granted Mr. Lillie certain rights, including the right to resign at any time during the twelve months following the occurrence of the change of control, and in the event of such resignation any options to purchase stock not yet vested would automatically vest on the date of resignation.

     On July 1, 1996, the Board of Directors granted to Mr. Lillie options to purchase an additional 500,000 shares of the Company's Common Stock at a price of $3.75 per share. Options to purchase 100,000 shares vested on January 1, 1997, and options to purchase a total of 100,000 shares will vest on January 1 of each year thereafter for another four (4) years. Effective June 19, 1997, these options were replaced with options having the same terms and conditions, except for the exercise price which was reduced to $2.87.

     Effective July 1, 1997, the Company executed a new employment agreement with Mr. Lillie to continue his employment as President and Chief Executive Officer. Under the terms of the agreement, Mr. Lillie will be employed for an initial term of five (5) years with a base salary of $190,000 per year. The agreement is automatically renewable for successive two (2) year terms unless either party terminates the agreement prior to the commencement of the renewal term. In addition to the base salary, the agreement also provides for a quarterly bonus of the greater of (i) ten percent (10%) of the increase in the Company's net operating profit after taxes over the same quarter of the previous fiscal year, or (ii) five percent (5%) of the "Total Cash Flow" for the quarter. "Total Cash Flow" means the net operating profit, after taxes, plus depreciation accrued by the Company for its broadcast station properties. Under the agreement, Mr. Lillie receives an automobile allowance and other fringe benefits and allowances. The agreement provides that Mr. Lillie will be granted options to purchase up to 50,000 shares of the Company's Common Stock at an exercise price of $2.875 per share. These options will vest on June 30, 2001 and expire on June 30, 2006. In the event of a "change of control" of the Company, as defined in the agreement, the agreement grants Mr. Lillie certain rights, including the right to resign at any time during the twelve months following the occurrence of the event, and the right to receive an amount equal to his base salary and monthly allowances for the twelve (12) months preceding such resignation. In addition, any options to purchase stock not yet vested shall automatically vest on the date of such resignation. The Company has agreed to pay or reimburse Mr. Lillie for the relocation of his primary residence from Atlanta, Georgia, to Nashville, Tennessee, the Company's new headquarters location. The Company also agreed to make Mr. Lillie a loan in the amount of $800,000 in connection with the relocation of his residence. All of these loan proceeds have been advanced to Mr. Lillie. The loan matures on the earlier of
(i) the date of Mr. Lillie's termination from the Company, or (ii) June 30, 2002. Until maturity, payments equal to ten percent (10%) of payments made to Mr. Lillie in addition to his base salary are required to be used to repay the loan. The loan does not bear interest. The agreement also provides that Mr. Lillie will not compete with the Company for two (2) years following the termination of his employment.

         JOSEPH NAWY. The Company and Mr. Nawy entered into a written employment agreement on August 24, 1994. The agreement established Mr. Nawy's basic compensation at $96,000 with a structured bonus, and further provides that the compensation will be reviewed annually and adjusted by mutual consent. The agreement also provided that Mr. Nawy would be granted options to purchase 60,000 shares of the Company's Common Stock, with 12,000 shares of this total vesting after one year and an additional 12,000 shares vested on each anniversary date until fully vested. The agreement also provides that if Mr. Nawy's employment is terminated for any reason other than "for cause," he will receive his normal compensation for a period of 180 days.

COMPENSATION OF DIRECTORS

         The Company has not historically paid remuneration to its non-employee directors for their service as directors. In June 1997, each director was granted an option to purchase 10,000 shares of the Common Stock of the Company at a price of $2.875 per share. These options expire in June 2002 if not exercised prior to such date. Beginning in 1998, the Company expects to pay each director $500 for each meeting attended, along with the director's expenses associated with attending the meeting. The Company also expects to grant to each director an option to purchase 5,000 shares of the Company's Common Stock during 1998, with the exercise price being equal to the market value of the shares when the options are granted.

REMUNERATION OF DIRECTORS AND OFFICERS

         The following table shows compensation earned during the three fiscal years ended June 30, 1997, by (i) the Chief Executive Officer and (ii) the Company's four other most highly compensated individuals who were serving as officers on June 30, 1997 and whose salary exceeded $100,000 for the year ended June 30, 1997 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                        LONG TERM
                                           ANNUAL COMPENSATION                         COMPENSATION
                           ---------------------------------------------------      ------------------
                                                                                        SECURITIES
NAME AND                                                          OTHER ANNUAL      UNDERLYING OPTIONS        ALL OTHER
PRINCIPAL                               SALARY        BONUS       COMPENSATION             /SAR             COMPENSATION
POSITION                   YEAR          ($)           ($)           ($)(1)                (#)                   ($)
---------------------      ----         -------      -------      ------------      ------------------      ------------
Kent E. Lillie             1997        $188,654     $155,605        $12,000                510,000                 --
President/CEO              1996         120,000           --         12,000                     --                 --
                           1995         120,000       50,000         12,000                     --            $18,000(2)

Joseph Nawy, Vice          1997         114,393       15,560          6,000                 20,000                 --
President                  1996          96,000           --          3,500                     --              7,423(3)
Finance                    1995          76,431           --             --                 60,000                 --

Thomas C.                  1997         122,866           --          5,000                 10,000                 --
Sutula,                    1996         101,539           --             --                100,000                 --
Executive Vice
President/COO(5)

----------

(1)  Other Annual Compensation consists of an automobile allowance.

(2)  Other Compensation consists of a housing allowance.

(3)  Other Compensation consists of a relocation allowance.

(4)  Mr. Nawy's employment began in September 1994.

(5)  Mr. Sutula's employment began in July 1995 and terminated in March 1997.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning stock option and stock appreciation right ("SAR") grants to any Named Executive Officer who was granted a stock option during the 1997 fiscal year of the Company.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                  INDIVIDUAL GRANTS
                          --------------------------------
                                                                                            POTENTIAL REALIZABLE VALUE AT
                                               % OF TOTAL                                   ASSUMED ANNUAL RATES OF STOCK
                                              OPTIONS/SARS     EXERCISE                     PRICE APPRECIATION FOR OPTION
                            OPTIONS/SARS       GRANTED TO       OR BASE                                 TERMS
                               GRANTED        EMPLOYEES IN       PRICE      EXPIRATION      -----------------------------
NAME                           (#)(1)         FISCAL YEAR       ($/SH)         DATE            5%($)            10%($)
-----------------------     ------------      ------------     --------     ----------       ---------       -----------
Kent E. Lillie                 500,000            78.4%          $2.87           (1)          $588,990        $1,386,877
Kent E. Lillie                  10,000             1.6            2.87         6/19/02           7,929            17,522
Joseph Nawy                     20,000             3.1            2.87           (2)            23,560            55,475

----------

(1) Options to acquire 500,000 shares of Common Stock of the Company were issued July 1, 1996, of which options to purchase 100,000 shares became exercisable on January 1, 1997, with options to acquire 100,000 shares to become exercisable on January 1, 1998, 1999, 2000 and 2001. The options expire on the earlier of thirty (30) days after the termination of employment or five (5) years from the date the options became exercisable. These options were originally granted at an exercise price of $3.75, but were reissued on June 19, 1997, at an exercise price of $2.87.

(2) Options to acquire 20,000 shares of Common Stock of Registrant were issued July 1, 1996, of which options to purchase 4,000 shares became exercisable on July 1, 1997, with options to acquire 4,000 shares to become exercisable on July 1, 1998, 1999, 2000, and 2001. The options expire on the earlier of thirty (30) days after the termination of employment or five (5) years from the date the options become exercisable. These options were originally granted at an exercise price of $3.75, but were reissued on June 19, 1997, at an exercise price of $2.87.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information with respect to options exercised by any Named Executive Officer during the 1997 fiscal year of the Company, and with respect to unexercised options to purchase shares held by such officers as of the end of the 1997 fiscal year.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUE


                                                                             NUMBER OF
                                                                            UNEXERCISED        VALUE OF UNEXERCISED IN-
                                                                            OPTIONS/SARS        THE-MONEY OPTIONS/SARS
                                                                          AT JUNE 30, 1997         AT JUNE 30, 1997
                                                                       --------------------    ------------------------
                        SHARES ACQUIRED ON                                  EXERCISABLE/             EXERCISABLE/
NAME                       EXERCISE (#)        VALUE REALIZED ($)(1)       UNEXERCISABLE            UNEXERCISABLE(1)
------------------         ------------        ---------------------   --------------------    ------------------------
Kent E. Lillie                 NONE                     N/A               410,000/600,000           $543,900/$362,600
Joseph Nawy                    NONE                     N/A                24,000/56,000              16,512/24,768


(1) The Market value of underlying securities at June 30, 1997, was $2.813 per share based upon the NASDAQ SmallCap market closing price. "In-the-Money" options are ones in which the fair market value of the underlying securities exceeds the exercise price of the options.

REPORT ON REPRICING OF OPTIONS

         At the meeting of the Company's Board of Directors on June 19, 1997, the Board voted to reprice all of the options to purchase shares of its Common Stock granted to its employees during 1996 to a new option price of $2.87, the market price of the stock as of the close of business on June 19, 1997, according to the NASDAQ SmallCap Market. The options eligible to be repriced had been issued to a total of approximately 43 employees for a total of 682,500 shares. Among the employees holding options subject to repricing, six (6) of the employees were executive officers whose options subject to repricing totaled 585,000 of the shares. The Board determined that because of the decline in the market price of the stock from 1996 to 1997, the options were not achieving the goal of providing an employment incentive to the effected employees.

         This repricing of employee stock options is the only repricing of options ever carried out by the Company. The following table sets out information concerning the repricing of options held by executive officers of the Company:

                         TEN-YEAR OPTION/SAR REPRICINGS


                                                                   MARKET
                                                 NUMBER OF          PRICE         EXERCISE                     LENGTH OF
                                                 SECURITIES      OF STOCK AT    PRICE AT TIME                  ORIGINAL
                                                 UNDERLYING        TIME OF           OF                       OPTION TERM
                                                  OPTIONS/        REPRICING       REPRICING                  REMAINING AT
                                                    SARS             OR              OR             NEW         DATE OF
                                                REPRICED OR       AMENDMENT       AMENDMENT      EXERCISE    REPRICING OR
NAME                             DATE           AMENDED (#)          ($)             ($)         PRICE ($)     AMENDMENT
--------------------       ---------------      -----------      -----------    -------------    ---------   -----------
Kent E. Lillie             June 19, 1997          100,000          $2.87           $3.75          $2.87        54 mos.*
Kent E. Lillie             June 19, 1997          100,000           2.87            3.75           2.87          66
Kent E. Lillie             June 19, 1997          100,000           2.87            3.75           2.87          78
Kent E. Lillie             June 19, 1997          100,000           2.87            3.75           2.87          90
Kent E. Lillie             June 19, 1997          100,000           2.87            3.75           2.87         102
Joseph Nawy                June 19, 1997            4,000           2.87            3.75           2.87          60
Joseph Nawy                June 19, 1997            4,000           2.87            3.75           2.87          72
Joseph Nawy                June 19, 1997            4,000           2.87            3.75           2.87          84
Joseph Nawy                June 19, 1997            4,000           2.87            3.75           2.87          96
Joseph Nawy                June 19, 1997            4,000           2.87            3.75           2.87         108
Henry I. Shapiro           June 19, 1997            2,000           2.87            3.75           2.87          60
Henry I. Shapiro           June 19, 1997            2,000           2.87            3.75           2.87          72
Henry I. Shapiro           June 19, 1997            2,000           2.87            3.75           2.87          84
Henry I. Shapiro           June 19, 1997            2,000           2.87            3.75           2.87          96
Henry I. Shapiro           June 19, 1997            2,000           2.87            3.75           2.87         108
Kent H. Gratteau, Jr.      June 19, 1997            1,000           2.87            3.75           2.87          60
Kent H. Gratteau, Jr.      June 19, 1997            1,000           2.87            3.75           2.87          72
Kent H. Gratteau, Jr.      June 19, 1997            1,000           2.87            3.75           2.87          84
Kent H. Gratteau, Jr.      June 19, 1997            1,000           2.87            3.75           2.87          96
Kent H. Gratteau, Jr.      June 19, 1997            1,000           2.87            3.75           2.87         108
Linda O. Ford              June 19, 1997            5,000           2.87            3.56           2.87          58
Linda O. Ford              June 19, 1997            5,000           2.87            3.56           2.87          70
Linda O. Ford              June 19, 1997            5,000           2.87            3.56           2.87          82
Linda O. Ford              June 19, 1997            5,000           2.87            3.56           2.87          94
Linda O. Ford              June 19, 1997            5,000           2.87            3.56           2.87         106
Teresa McDowell            June 19, 1997            5,000           2.87            2.94           2.87          65
Teresa McDowell            June 19, 1997            5,000           2.87            2.94           2.87          77
Teresa McDowell            June 19, 1997            5,000           2.87            2.94           2.87          89
Teresa McDowell            June 19, 1997            5,000           2.87            2.94           2.87         101
Teresa McDowell            June 19, 1997            5,000           2.87            2.94           2.87         113

----------
* rounded to the nearest month

OMNIBUS STOCK INCENTIVE PLAN

         The Company's Omnibus Stock Incentive Plan (the "Plan") was adopted by the Company's Board of Directors on October 15, 1991, and approved by the Company's shareholders at the 1991 Annual Meeting of Shareholders. The Plan was amended at the 1996 Annual Meeting of Shareholders to make certain technical changes in the Plan. A maximum of 1,500,000 shares of Common Stock may be issued upon the exercise of options and SARs. No option or SAR may be granted after October 15, 2001.

         A special administrative committee of the Board of Directors was appointed to administer the plan. All employees of the Company are eligible to receive stock options and/or stock appreciation rights under the plan. Options granted under the Plan can be either incentive stock options or nonqualified stock options. Incentive stock options to purchase Common Stock may be granted at not less than 100% of fair market value of the Common Stock on the date of the grant.

         SARs generally entitle the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of the grant.

         No option that is an incentive stock option, or any corresponding SAR relating to such option, shall be exercisable after the expiration of ten (10) years from the date such option or SAR was granted or after the expiration of five (5) years in the case of any such option or SAR that was granted to a 10% shareholder.

         As of December 31, 1997, stock options for 628,100 shares of Common Stock have been granted under the Plan and were outstanding and unexercised. A total of 130,400 shares of Common Stock of the Company have been previously issued upon exercise of stock options issued under the Plan. Mr. Lillie's options were not granted by the Company pursuant to the Plan. The Company has never issued any SARs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors of the Company does not have a Compensation Committee. All directors of the Company participate in executive compensation decisions. The members of the Board of Directors during the fiscal year ended June 30, 1997, were J.D. Clinton, W. Paul Cowell, A.E. Jolley, Joseph I. Overholt, Frank A. Woods, and Kent E. Lillie.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leases its Knoxville office and studio space from William and Warren, Inc., an entity owned by Paul W. Cowell, a director, and paid total lease payments of approximately $139,800 during the fiscal year ended June 30, 1997. Management of the Company determined that these terms and conditions were competitive with comparable commercial space being leased in the Knoxville market.

         On August 16, 1995, the Company issued its $2,000,000 Variable Rate Convertible Secured Note Due 2000 to Global Network Television, Inc. J.D. Clinton, a director of the Company is the sole shareholder and Chairman of Global Network Television, and that corporation is a principal shareholder of the Company. See "Security Ownership of Certain Beneficial Owners." The loan carried interest at the prime rate plus 2%, and was payable in 60 monthly installments. The loan was secured by a security interest in the inventory, accounts receivable, and certain equipment, furniture and fixtures of the Company, as well as the stock of MFP, Inc., a subsidiary of the Company, and an assignment of the proceeds of any sale of the Federal Communications Commission license of Television Station WMFP, Lawrence, Massachusetts. The note was convertible to Common Stock of the Company based upon one share of stock for each $3.00 of the principal balance of the note. Based upon the Company's knowledge of the commercial lending market, the terms and rates of the note were considered to be at market rates when made. On October 1, 1997, Mr. Clinton assigned the note to FBR Private Equity Fund, L.P., which party immediately converted the note to 444,177 shares of Common Stock of the Company. FBR Private Equity Fund, L.P. is an affiliate of the Underwriter.

         The Company's new Nashville facility (the "Facility") will be owned by Partners - SATH, L.L.C., a Tennessee limited liability company (the "LLC"), and leased to the Company. The sole members of the LLC will be Steve Sanders and James P. Clinton, both of whom are related to J.D. Clinton. The LLC will finance the acquisition and construction of the facility from the proceeds of a loan in the principal amount of $6.4 million from a commercial bank (the "Facility Loan"). The Facility Loan will be evidenced by the promissory note of the LLC, which will be secured by a first mortgage deed of trust on the facility, the personal guaranty of J.D. Clinton, and the guaranty of the Company. The lease to the Company is expected to be for a term of _____ years and will be a net lease with payments in an amount sufficient to amortize the Facility Loan, with the Company having the option to purchase the Facility during the term of the lease at a purchase price equal to no more than 105% of the outstanding balance due on the Facility Loan. The Company has agreed to pay an annual fee equal to 1% of the outstanding balance of the Facility Loan in consideration for Mr. Clinton's guaranty, which amount is payable in cash or stock of the Company.

         In connection with the relocation of Kent E. Lillie's primary residence from Atlanta, Georgia, to Nashville, Tennessee, the Company has made an interest-free loan to Mr. Lillie in the principal amount of $800,000. See "MANAGEMENT--Employment Agreements--Kent E. Lillie" herein.

         In February 1995, the Company leased the transmitter for WMFP (TV) from Brownsville Auto Leasing Corporation. The transaction is a financing lease with monthly principal payments of $9,700 and an effective interest rate of 15%. The outstanding balance on the lease was approximately $349,700 at December 31, 1997. James P. Clinton, the brother of J.D. Clinton, is the President and a principal shareholder of Brownsville Auto Leasing Corporation.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of January 12, 1998, information with respect to the beneficial ownership of the Common Stock of the Company by
(i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock of the Company, (ii) each director and director nominee of the Company, (iii) each of the Named Executive Officers, and
(iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company beneficially owned by them.


                                                                                                        PERCENTAGE
                                                                                                         OWNERSHIP
                                                                                               ----------------------------
                                                                                                                    AFTER
                                                                     AMOUNT AND NATURE OF        BEFORE           OFFERINGS
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                              BENEFICIAL OWNERSHIP      OFFERINGS             (11)
----------------------------------------------------------------     --------------------      ---------          ---------
J.D. Clinton and SAH Holdings, L.P.(2)..........................          5,429,700             38.94%              25.32%
W. Paul Cowell(3)...............................................            558,400              4.75%               2.90%
Frank A. Woods(4)...............................................             10,000               .09%                .05%
Kent E. Lillie(5)...............................................            730,000              6.06%               3.78%
A.E. Jolley(6)..................................................            511,092              4.35%               2.65%
Joseph I. Overholt(7)...........................................            519,200              4.42%               2.70%
Joseph Nawy(8)..................................................             45,000               .38%                .23%
J. Daniel Sullivan(9)...........................................                  0                 0%                  0%
Patricia E. Mitchell(10)........................................                  0                 0%                  0%
All executive officers and directors
   as a group (21 persons)......................................          7,988,942             55.33%              36.41%


(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised.

(2) Mr. Clinton's address is 400 Fifth Avenue South, Suite 205, Naples, Florida 34102. The address of SAH Holdings, L.P. ("SAH") is 111 South Washington, Brownsville, Tennessee 38012. SAH is a Tennessee limited partnership with Global Network Television, Inc., a Tennessee corporation ("GNT"), as its sole general partner. Mr. Clinton is chairman, a director and the sole shareholder of GNT. SAH currently owns 2,867,000 shares of Common Stock. Mr. Clinton owns 126,500 shares in his individual name. Mr. Clinton holds an option to purchase 10,000 shares of stock from the Company. Mr. Clinton's wife owns, individually, 6,800 shares of Common Stock that are assumed to be beneficially owned by SAH. GNT owns 206,000 shares that are assumed to be beneficially owned by SAH. Two trusts, the beneficiaries of whom are members of Mr. Clinton's immediate family, own 20,500 shares that are assumed to be beneficially owned by SAH. SAH holds warrants to purchase up to 1,650,000 shares of Common Stock from the Company. GNT holds warrants to purchase up to 542,500 shares of Common Stock from the Company which is assumed to be beneficially owned by SAH.

(3) Mr. Cowell's address is 8205 Walker Road, Knoxville, Tennessee 37938. Mr. Cowell presently owns 413,456 shares of Common Stock in his individual name. Mr. Cowell holds an option to purchase 10,000 shares of Common Stock from the Company. In addition, Mr. Cowell is the income beneficiary and has a limited right to name the beneficiary of the trust which owns 134,944 shares.

(4)  Mr. Wood's address is 631 2nd Avenue South, Nashville, Tennessee 37210.
     Mr. Woods holds an option to acquire 10,000 shares of Common Stock from the Company.

(5) Mr. Lillie's address is 102 Woodmont Boulevard, Suite 200-228, Nashville, Tennessee 37205. Mr. Lillie presently owns 414,000 shares of Common Stock, and holds options currently exercisable to purchase an additional 210,000 shares of Common Stock from the Company. Mr. Lillie also holds 6,000 shares in a retirement account. Mr. Lillie's retirement account is also a limited partner of SAH Holdings, L.P., and holds a 1.57% equity interest in SAH; however, Mr. Lillie is not considered the beneficial owner of any shares held by SAH.

(6) Mr. Jolley's address is 5715 Superior Drive, Morristown, Tennessee 37814. Includes options for 10,000 shares issued by the Company.

(7) Mr. Overholt's address is 213 Abbey Road, Newport, Tennessee 37821. Includes options for 10,000 shares issued by the Company.

(8) Mr. Nawy's address is 5210 Schubert Road, Knoxville, Tennessee 37219. Includes options for 34,000 shares issued by the Company.

(9)  Mr. Sullivan's address is 4431 Dyke Bennett Road, Franklin, Tennessee
     37064.

(10) Ms. Mitchell's address is 1050 Techwood Drive NW, Atlanta, Georgia 30318.

(11) Assumes the issuance of 7,500,000 shares pursuant to the Common Stock Offering.

                              DESCRIPTION OF NOTES

GENERAL

         The Notes will be issued pursuant to an Indenture (the "Indenture") among the Company, the Guarantors and ________________________, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture is available as set forth under "-Available Information." The definitions of certain terms used in the following summary are set forth below under "-Certain Definitions."

PRINCIPAL, MATURITY AND INTEREST

         The Notes will be limited in aggregate principal amount to $_____ million and will mature on September 15, ____. Interest on the Notes will accrue at the rate of __% per annum and will be payable semiannually in arrears on March 15 and September 15, commencing on September 15, 1998, to holders of record on the immediately preceding March 1 and September 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments with respect to Notes that the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

         The Company's payment obligations under the Notes will be jointly and severally guaranteed by the Guarantors.

         The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Notes and the Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

         The Indenture will provide that
in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of any such sale or other disposition described above are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at the Option of Holders--Asset Sales."

COLLATERAL

         Pursuant to current FCC regulations, a licensee of a television broadcast station may not directly pledge the FCC license and therefore, consistent with FCC regulations, the Indenture provides that the Notes will be secured by the capital stock of the Subsidiaries of the Company that hold the FCC licenses for the broadcast television stations. The Notes will be secured by a first priority lien on all of the issued and outstanding capital stock of SAH Acquisition II (which will own KCNS, WRAY and WOAC subsequent to the Acquisition). The Notes will be secured by a second and junior lien on all of the issued and outstanding capital stock of the Other Subsidiaries (which own KZJL and WMFP). The Notes will also be secured by a first priority lien on all assets owned by SAH Acquisition II other than the FCC licenses owned by SAH Acquisition II. The Notes will also be secured by a second and junior priority lien on all assets owned by the Other Subsidiaries other than the FCC licenses owned by the Other Subsidiaries. If any Event of Default occurs and is continuing, the trustee may seek to enforce on any collateral for the Notes, subject to a requirement to obtain FCC approval of a transfer of the capital stock of any Subsidiary holding an FCC broadcast television license.

         The lien on the capital stock and assets of the Other Subsidiaries is second and junior to the lien of the Funded Indebtedness. Such Funded Indebtedness would have the right to be paid in full from the proceeds of the capital stock and assets of the Other Subsidiaries prior to the payment of the Notes in the event of the sale, disposition or liquidation of such collateral or in the event of the bankruptcy, liquidation or reorganization of the Company. The amount of the Funded Indebtedness is approximately $_____ as of __________, 1998, however, such amount can increase pursuant to the terms of the Indenture. See "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

         The Notes will not be redeemable at the Company's option prior to September 15, ____. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on March 15 of the years indicated below:


YEAR                                                    PERCENTAGE
----                                                    ----------
____...............................................         __%
____...............................................         __%
____...............................................         __%
____...............................................         __%

SELECTION AND NOTICE

         If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that Notes redeemed with the proceeds of an offering of Common Stock as described below shall be made on a pro rata basis; provided further, that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

         Except as set forth below under "-Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

         CHANGE OF CONTROL. Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit holders of Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

         Any future credit agreements or other agreements relating to Funded Indebtedness to which the Company becomes a party may contain provisions restricting a Change of Control or restricting payment of the Notes in the event of a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute as default under the Funded Indebtedness.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         ASSET SALES. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors or a committee of the Board of Directors, a majority of which committee consists of Independent directors, set forth in an Officers' Certificate delivered to the Trustee, or by an independent appraisal by an accounting, appraisal or investment banking firm of national standing) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Subsidiary is in the form of cash.

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently reduce Funded Indebtedness, if any, having a first priority lien on the assets sold in the Asset Sale (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets ("Productive Assets"), in each case, in the same or a similar line of business as the Company was engaged in on the date of the Indenture or (c) to reimburse the Company or its subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the net proceeds consist of insurance proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, the Company may invest such Net Proceeds in any manner that is not prohibited by the Indenture. For purposes of the Indenture the Company shall be deemed to have applied Net Proceeds to the acquisition of Productive Assets within the 365 day time period after receipt of Net Proceeds, if the Company shall have executed a definitive agreement to acquire such Productive Assets within such 365 day period and if the closing of such agreement shall occur during the 545 day time period after receipt of Net Proceeds. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.


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         The Company will comply with the requirements of Rule 14e-1 under the
Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

CERTAIN COVENANTS

         RESTRICTED PAYMENTS. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Equity Interests of the Company or any of its Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of the Equity Interests of the Company or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, dividends or distributions payable to the Company or any Subsidiary of the Company or dividends or distributions made by a Subsidiary of the Company to all holders of its Common Stock on a pro rata basis); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any Subsidiary of the Company or any direct or indirect parent of the Company, (other than any such Equity Interests owned by the Company or any Subsidiary of the Company);
(iii) make any payment on or in respect of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Notes, except at Stated Maturity or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

         (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

         (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-Incurrence of Indebtedness and Issuance of Preferred Stock"; and

         (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (v) and (w) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing ____________, 1997 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received and retained by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock).

         The foregoing provisions will not prohibit (v) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (w) the making of any Restricted Investment, or the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than


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



any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Investment, redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (x) the defeasance, redemption or repurchase of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph;
(y) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $_______ in any 12-month period plus the aggregate cash proceeds received by the Company during such 12-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries, and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (z) so long as no Default or Event of Default shall have occurred and be continuing, Investments in the same or similar lines of business as the Company was engaged in on the date of the Indenture in an aggregate amount not to exceed $___ million since the date of the Indenture (measured as of the date made and without giving effect to subsequent changes in value).

         The Indenture will provide that notwithstanding the above, no dividend or distribution shall be made on the Common Stock within the first year after the Offerings.

         The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors or a committee of the Board of Directors, a majority of which committee consists of Independent directors, set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "-Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

         INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that (x) the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and (y) a Guarantor may incur Acquired Indebtedness, in each case if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least _____ to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. The Indenture will provide that the Company may not incur Funded Indebtedness (except as provided below) unless the above Fixed Charge Coverage Ratio is met and unless broadcast television assets are acquired with the loan proceeds.


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



         The foregoing provisions will not apply to:

         (i) Funded Indebtedness of the Company existing on the date of the Indenture in an aggregate principal amount at any time outstanding not to exceed $7,300,000 million less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce such Senior Indebtedness pursuant to the covenant described above under the caption "-Repurchase at the Option of Holders-Asset Sales";

         (ii) the incurrence by the Company of Indebtedness represented by the Notes and the incurrence by the Guarantors of Indebtedness represented by the Guarantees;

         (iii) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions), mortgage financing or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $___ million at any time outstanding;

         (iv) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Existing Indebtedness or Indebtedness that was permitted by the Indenture to be incurred (other than any such Indebtedness incurred pursuant to clause (i), (ii), (iii), (v), (vi), (vii) (viii) or (ix) of this paragraph);

         (v) the incurrence by the Company or any of its Wholly Owned Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

         (vi) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk that is permitted by the terms of the Indenture to be incurred;

         (vii) the incurrence of Indebtedness of a Guarantor represented by guarantees of Indebtedness of the Company that has been incurred in accordance with the terms of the Indenture; and

         (viii) the incurrence by the Company of Funded Indebtedness for working capital (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $_________ million.

         LIENS. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.


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



         DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (c) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (d) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (e) Permitted Refinancing Indebtedness, provided that, the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

         MERGER, CONSOLIDATION, OR SALE OF ASSETS. The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than 100% of the Consolidated Net Worth of the Company immediately preceding the transaction and
(B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock."

         TRANSACTIONS WITH AFFILIATES. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any


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



contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000 the Company delivers to the Trustee, (a) a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (iii) with respect to any Affiliate Transaction or series of Related Affiliate transactions involving aggregate consideration in excess of $1.0 million, (b) an opinion as to the fairness to the holders of Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (w) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors or the payment of fees and indemnities to directors of the Company and its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (x) loans or advances to employees in the ordinary course of business, (y) transactions between or among the Company and/or its Wholly Owned Subsidiaries and (z) Restricted Payments (other than Investments) that are permitted by the provisions of the Indenture described above under the caption "-Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

         SALE AND LEASEBACK TRANSACTIONS. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors or a committee of the Board of Directors, a majority of which committee consists of Independent directors, and set forth in an Officers' Certificate delivered to the Trustee or an independent appraisal by an accounting, appraisal or investment banking firm of national standing) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-Repurchase at the Option of Holders-Asset Sales."

         LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED SUBSIDIARIES; STOCK PLEDGE AGREEMENT. The Indenture will provide that the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-Asset Sales," and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company. The Indenture will provide for the execution of the Stock Pledge Agreement, pursuant to which the Capital Stock of the Subsidiaries shall be pledged to secure the Notes.


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



         GUARANTEES OF CERTAIN INDEBTEDNESS. The Indenture will provide that the Company will not permit SAH Acquisition II to incur, guarantee or secure through the granting of Liens the payment of any Indebtedness.

         PAYMENTS FOR CONSENT. The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         REPORTS. The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         EVENTS OF DEFAULT AND REMEDIES. The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions described under the captions "Repurchase at the Option of Holders-Change of Control," "Repurchase at the Option of Holders-Asset Sales," "-Restricted Payments" or "-Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness


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



or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at its final stated maturity or (b) results in the acceleration of such Indebtedness prior to its maturity and, in each case, the principal amount of which Indebtedness, together with the principal amount of any other such Indebtedness described in clauses (a) and (b) above, aggregates $100,000 or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $100,000, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; or (ix) the Guarantee of any Guarantor is held in judicial proceedings to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any Guarantor or any Person acting on behalf of any Guarantor denies or disaffirms such Guarantor's obligations under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately and the Trustee may enforce on any collateral for the Notes pursuant to the Stock Pledge Agreement or any other security agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to March 15, 20__, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to March 15, 20__, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.



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



NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

         No director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Company may, at its option and at any time, elect to have all of the obligations of the Company and the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or


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



insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors, any Guarantor of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

         A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

         The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next succeeding paragraphs, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to the covenant described above under the caption "-Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-Repurchase at the Option of Holders") (viii) release any


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



Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture, or (ix) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or a Guarantor's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

         Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Shop at Home, Inc., 102 Woodmont Boulevard, Suite 200-228, Nashville, Tennessee 37205, Attention:
George J. Phillips.

BOOK-ENTRY, DELIVERY AND FORM

         Except as set forth in the next paragraph, the Notes to be resold as set forth herein will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

         Notes that are issued as described below under "-Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities,


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



such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

         The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriter), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

         The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Underwriter with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

         So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

         Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.


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



  Certificated Securities

         Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

         Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

  Same-Day Settlement and Payment

         The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Indebtedness" means, with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person that was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.


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



         "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; provided that, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-Repurchase at the Option of Holders-Change of Control" and/or the provisions described above under the caption "-Certain Covenants-Merger, Consolidation or Sale of Assets" and shall not be deemed to be "Asset Sales", and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $_______ or (b) for net proceeds in excess of $_______. Notwithstanding the foregoing:
(i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary,
(ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-Restricted Payments" will not be deemed to be Asset Sales.

         "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition, (iii) U.S. dollar or Canadian dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (a) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (b) any bank whose short term commercial paper rating from Standard & Poor's is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than 12 months from the date of acquisition; and (iv) commercial paper issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by Standard & Poor's or P-2 (or the equivalent thereof) or better by Moody's and maturing within 12 months of the date of acquisition.

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any


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



"person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income minus (v) non-cash items of such Person and its Subsidiaries increasing Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its shareholders.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof shall be excluded, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders, shall be excluded
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common shareholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

         "Eligible Inventory"means, as of any date, all inventory of the Company and any of its Subsidiaries, wherever located, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

         "Eligible Receivables" means, as of any date, all accounts receivable of the Company and any of its Subsidiaries arising out of the sale of inventory in the ordinary course of business, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).


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



         "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture.

         "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of
(a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

         "Funded Indebtedness" means any Indebtedness of the Company for borrowed money (but not including the Notes).

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the date of the Indenture.


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



         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Guarantor Indebtedness" means, with respect to any Guarantor, (i) the guarantee of such Guarantor of the Company's Obligations under the Funded Indebtedness and (ii) any other Indebtedness permitted to be incurred by such Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Guarantee of such Guarantor. Notwithstanding anything to the contrary in the foregoing, Guarantor Indebtedness will not include (u) any Indebtedness of such Guarantor representing a guarantee of Indebtedness of the Company or any other Guarantor which is subordinate or junior to, or pari passu with, the Notes or the Guarantee of such other Guarantor, as the case may be, (v) any Indebtedness that is expressly subordinate or junior in right of payment to any other Indebtedness of such Guarantor, (w) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (x) any Indebtedness of such Guarantor to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) that portion of any Indebtedness that is incurred in violation of the Indenture.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, the value of foreign currencies and the value of commodities purchased by the Company or any of its Subsidiaries in the ordinary course of business.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

         "Independent" means, with respect to the Company and its Subsidiaries, any person who (i) is in fact independent, (ii) does not have any direct financial interest or any material indirect financial interest in the Company or any of its Subsidiaries, or in any Affiliate of the Company or any of its Subsidiaries (other than as a result of holding securities of the Company) and
(iii) is not an officer, employee, promoter, underwriter, trustee, partner or person performing similar functions for the Company or any of its Subsidiaries.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Other Subsidiaries" means any Subsidiary of the Company other than SAH Acquisition II.

         "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company, and (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-Repurchase at the Option of Holders-Asset Sales."

         "Permitted Liens" means (i) Liens on the capital stock and assets of the Other Subsidiaries securing Funded Indebtedness and Liens on assets of a Guarantor securing Guarantor Indebtedness of such Guarantor; provided that such Indebtedness was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; and (vi) Liens existing on the date of the Indenture.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

         "Stated Maturity" means, with respect to any payment of interest on or principal of any Indebtedness, the date on which such payment was scheduled to be made in the documentation governing such Indebtedness, without regard to the occurrence of any subsequent event or contingency.

         "Stock Pledge Agreement" means the Stock Pledge Agreement, dated as of ___________, 199_, by and among the Company and the other parties named on the signature pages thereof, pursuant to which the Capital Stock of the Subsidiaries shall be pledged to secure the Notes, as such agreement may be amended, modified or supplemented from time to time.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Voting Stock" means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's charter currently authorizes the issuance of 30,000,000 shares of common stock, par value $.0025 per share ("Common Stock"), and 1,000,000 shares of preferred stock, par value $10.00 ("Preferred Stock").

COMMON STOCK

         As of December 31, 1997, 11,740,591 shares of the Company's Common Stock were outstanding and held of record by approximately ____ shareholders. Shares of Common Stock may be issued at such time or times and for such consideration (but not less than par value) as the Board of Directors of the Company deems advisable, subject to limitations set forth in the laws of the State of Tennessee, or the Company's charter or bylaws. Holders of Common Stock are not entitled to preemptive or other subscription rights, and are not subject to assessment or further call. Each share of Common Stock is entitled to one vote on all matters on which holders of common stock are entitled to vote. Holders of Common Stock are not entitled to convert the shares to any other securities of the Company. Holders of the Company Common Stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors of the Company out of funds legally available therefore. The Company has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on the Common Stock. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, holders of Common Stock are entitled to receive ratably in proportion to the number of shares held, those amounts or assets available after payment or provision for payment of all indebtedness or other liabilities to any other person.

     On December 31, 1997, the Board of Directors of the Company voted to recommend that the shareholders approve an amendment to the charter of the Company to authorize the issuance of 30,000,000 shares of Non-Voting Common Stock, par value $.0025 per share. The shares of Non-Voting Common Stock, if authorized, would have the same preferences, limitations and relative rights as the Company's Common Stock, except that the shares of Non-Voting Common Stock would have no voting rights, unless indefeasibly granted by statute. The shareholders' meeting at which this matter will be submitted for approval is expected to be held in February, 1998. The Board of Directors has no current plans to issue shares of Non-Voting Common Stock, if approved by the shareholders, and the charter amendment is intended to provide flexibility to the Company with respect to its consideration in the future of the issuance of additional capital stock.

PREFERRED STOCK

         Under the terms of the Company's charter, the Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series, and to fix the number, designation, preferences, limitations and relative rights of the shares of such series, without the further vote or action of the shareholders. The Company's Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

         At December 31, 1997, there were 137,943 shares of Series A Preferred Stock ("Series A Preferred Stock"), par value $10.00 per share, outstanding and held by approximately ____ shareholders of record. The Series A Preferred Stock ranks ahead of the Common Stock with respect to dividends, preferences, qualifications, limitations, restrictions and the distribution of assets upon liquidation. Holders of shares of Series A Preferred Stock are not entitled to preemptive rights with respect to any shares or other securities of the Company which may be issued, and such shares are not subject to assessment.

         Holders of Series A Preferred Stock are entitled to receive, but only when, as and if declared by the Board of Directors of the Company, cash dividends at the rate of 1% per annum of par value per share (i.e., $.10 per share per annum). Dividends on each share of Series A Preferred Stock accrue and are cumulative. No dividends may be paid or declared on any Common Stock, or any other series of Preferred Stock at the time outstanding, unless dividends properly accumulated in respect to the Series A Preferred Stock and all other series of Preferred Stock senior to or on a parity therewith for all prior dividend periods shall have been paid or declared and set apart for payment. In the event that full cumulative dividends on the Series A Preferred Stock shall not have been declared and paid when due, or set apart for payment, then, until such aggregate deficiency shall have been declared and paid, or set apart for payment, the Company may not (A) declare or pay any dividends or make other distributions on the Common Stock other than (i) dividends payable in shares of Common Stock or other stock of the Company junior to the Series A Preferred Stock ("Junior Stock") or (ii) options, warrants or rights to subscribe for or purchase shares of Common Stock or Junior Stock or (B) purchase, redeem or otherwise acquire (i) any share of Common Stock or Junior Stock or (ii) any other shares of capital stock of the Company ranking on a parity with the Series A Preferred Stock, except by conversion into or exchange for Common Stock or Junior Stock.

         In the event of a liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, before any distributions to the holders of Common Stock or any Junior Stock, an amount equal to $10.00 per share, plus dividends accrued and unpaid. After receipt of this amount, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distributions of the assets of the Company. For these purposes, a sale of substantially all of the assets of the Company to a third party, or the consummation by the Company or its shareholders of any transaction with any single purchaser whereby a change in control of more than fifty (50%) of the issued and outstanding shares of Common Stock of the Company occurs, will be considered a liquidation, dissolution and winding up of the Company entitling the holders of Series A Preferred Stock to such payment.

         So long as Series A Preferred Stock remains outstanding, the Company may not issue any capital stock, including Preferred Stock of any series, that ranks senior to the Series A Preferred Stock with respect to liquidation, dissolution and winding up. At any time after February 24, 2000, any holder of any shares of Series A Preferred Stock may require the Company to redeem all or any portion of the Series A Preferred

Stock, for a redemption price per share of $10.00, plus accrued and unpaid dividends. The Series A Preferred Stock is convertible at any time into shares of Common Stock at a ratio of 1.00 share of Common Stock for 1.00 share of Series A Preferred Stock.

         Except as provided in the following sentence or as expressly required by applicable law, the holders of Series A Preferred Stock are not entitled to vote. So long as any shares of Series A Preferred Stock remain outstanding, the affirmative consent of the holders of a majority of the shares of Series A Preferred Stock outstanding (voting separately as a class) shall be necessary to permit (i) the authorization, creation or issuance of a new class of capital stock or series of Preferred Stock having rights, preferences or privileges senior to the Series A Preferred Stock, or any increase in the number of authorized shares of any class of capital stock or series of Preferred Stock having rights, preferences or privileges senior to the Series A Preferred Stock, or (ii) the amendment of any provision of the Company's charter which would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock.

MARKET INFORMATION

         The Common Stock is currently listed on the NASDAQ SmallCap Market. The range of high and low bid quotations for the Company's Common Stock reported by fiscal quarters during the two most recent fiscal years and for the quarter ended September 30, 1997, as reported by NASDAQ's SmallCap Market is shown below.


PERIOD                                                 HIGH BID          LOW BID
----------------------------------------------         --------          -------
07/01/95 - 09/30/95...........................           $3.00            $2.63
10/01/95 - 12/31/95...........................            5.19             2.38
01/01/96 - 03/31/96...........................            3.25             2.00
04/01/96 - 06/30/96...........................            3.88             2.94
07/01/96 - 09/30/96...........................            4.06             3.25
10/01/96 - 12/31/96...........................            3.75             2.50
01/01/97 - 03/31/97...........................            3.38             2.38
04/01/97 - 06/30/97...........................            3.56             2.25
07/01/97 - 09/30/97...........................            4.12             2.50
10/01/97 - 12/31/97...........................            4.69             3.63

PAYMENT OF DIVIDENDS

         Since the Company's inception in 1986, the Company has paid no dividends with respect to its Common Stock. It is reasonable to project that the Company intends to retain earnings to finance the growth and development of the Company's business and does not expect to pay any cash dividends on its Common Stock in the foreseeable future.

TRANSFER AGENT

         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, Denver, Colorado.

                                  UNDERWRITING

         Subject to the terms and conditions contained in an underwriting agreement (the Underwriting Agreement") between the Company and the Underwriter, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the $________ aggregate principal amount of the Notes being offered.

         The Underwriting Agreement provides that, subject to the terms and conditions set forth therein, the Underwriter is obligated to purchase all of the Notes if any are purchased and all of the shares of Common Stock if any are purchased.

         The Underwriter proposes to offer the Notes directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of ___% of the principal amount. The Underwriter may allow, and such dealers may re-allow, a concession not in excess of ___% of the principal amount on sales to certain other dealers. The offering of the Notes is made for delivery when, as and if accepted by the Underwriter and is subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriter reserves the right to reject any offer for the purchase of the Notes. After the initial public offering of the Notes, the public offering price and other selling terms may be changed by the Underwriter.

         The Underwriter does not intend to confirm sales to any accounts over which it exercises discretionary authority.

         The Underwriter has filed a proof of claim in the Bankruptcy Proceeding of Global in the approximate amount of $2.0 million. The claim relates to unpaid placement agent fees and expenses in connection with a bridge loan facility provided to Global prior to its bankruptcy. The lenders who advanced the bridge loan are also creditors in the Bankruptcy Proceeding and have filed proofs of claim in the aggregate amount of approximately $__________. In connection with the resolution of the Bankruptcy Proceeding, the Underwriter and the bridge lenders may be paid in whole or in part on their claims against Global. See "Business--Recent Development."

         The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriter may be required to make in respect thereof.


                                  LEGAL MATTERS

         The legality of the Notes Offering will be passed upon for the Company by Wyatt, Tarrant & Combs, Nashville, Tennessee. Charles W. Bone, a partner of Wyatt, Tarrant & Combs, is the beneficial owner of warrants issued by the Company under which he has the right to purchase a total of 82,500 shares of Common Stock of the Company at a current exercise price of $1.135. Certain legal matters relating to the Notes Offering will be passed upon for the Underwriter by Jenkens & Gilchrist, a Professional Corporation, Washington, D.C.

                                     EXPERTS

         The consolidated balance sheets as of June 30, 1996 and 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997, included in this Prospectus have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company has filed with the SEC, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Offerings. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Offerings, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, if such contract or documents is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified an all respects by such reference to such exhibit. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.

         All such information referred to above is available for inspection at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information are obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, DC 20549. Such material is also available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The SEC maintains a world wide web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company that file documents electronically with the SEC. The Registration Statement, including all exhibits thereto and amendments thereof, is available on this world wide web site. The Common Stock is listed and traded on the NASDAQ SmallCap Market under the symbol "SATH."

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                  Index to Consolidated Financial Statements
                  ------------------------------------------

                                                                                               Page
                                                                                               ----
Report of Independent Accountants                                                              F-2

Consolidated Balance Sheets at June 30, 1996 and June 30, 1997, and
         September 30, 1997 (Unaudited)                                                        F-3

Consolidated Statements of Operations for the years ended June 30, 1995,
         June 30, 1996, and June 30, 1997, and the three months ended
         September 30, 1996 and 1997 (Unaudited)                                               F-5

Consolidated Statements of Stockholders' Equity for the years ended
         June 30, 1995, June 30, 1996, and June 30, 1997, and the
         three months ended September 30, 1997 (Unaudited)                                     F-6

Consolidated Statements of Cash Flows for the years ended
         June 30, 1995, June 30, 1996, and June 30, 1997, and the three
         months ended September 30, 1996 and 1997 (Unaudited)                                  F-8

Notes to Consolidated Financial Statements                                                     F-10


                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------

Board of Directors and Stockholders
Shop at Home, Inc.

         We have audited the accompanying consolidated balance sheets of Shop at Home, Inc. and Subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shop at Home, Inc. and Subsidiaries as of June 30, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.



Knoxville, Tennessee                               COOPERS & LYBRAND L.L.P.
August 14, 1997, except
as to Note 17 which is as
of January 8, 1998.

                       SHOP AT HOME, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                                  JUNE 30,                JUNE 30,             SEPTEMBER 31,
                                                    1996                    1997                   1997
                                                -----------            -----------             ------------
                                                                                                (UNAUDITED)
CURRENT ASSETS
     Cash and cash equivalents                  $ 1,914,759            $ 5,077,641             $ 1,260,563
     Accounts receivable - trade                    380,077              3,292,925               3,687,168
     Accounts receivable - related parties            7,680                  3,000                      --
     Inventories                                  2,611,142              3,262,080               3,066,301
     Prepaid expenses                               279,505                458,243                 894,323
     Deferred tax assets                             80,000              1,342,450               1,482,530
                                                -----------            -----------              ----------
          Total current assets                    5,273,163             13,436,339              10,390,885

ACCOUNTS RECEIVABLE -- RELATED PARTY                     --                     --                 300,000

PROPERTY & EQUIPMENT, NET                         3,470,226              4,433,767               4,623,300

FCC LICENSES, NET                                10,516,041             13,423,182              13,161,809

GOODWILL, NET                                       605,154              1,989,529               2,002,390

OTHER ASSETS                                        422,086              1,127,493               2,148,838
                                                -----------            -----------             -----------

TOTAL ASSETS                                    $20,286,670            $34,410,310             $32,627,222
                                                ===========            ===========             ===========



































              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       SHOP AT HOME, INC. AND SUBSIDIARIES

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                              JUNE 30,            JUNE 30,            SEPTEMBER 30,
                                                                                1996                1997                  1997
                                                                            ------------        ------------          -------------
                                                                                                                       (UNAUDITED)
CURRENT LIABILITIES

     Current portion - capital leases                                       $    109,444        $    171,498           $   179,622
     Current portion of long-term debt                                           741,262           2,279,833             2,319,664
     Accounts payable - trade                                                  3,201,320           6,821,654             6,921,339
     Accounts payable - related party                                            449,550             631,621               636,804
     Credits due to customers                                                  1,100,120           3,121,503             2,168,879
     Other payables and accrued expenses                                       1,865,806           4,944,050             3,603,090
     Deferred revenue                                                          1,512,291             107,619               122,973
                                                                            ------------        ------------           -----------

       Total current liabilities                                               8,979,793          18,077,778            15,952,371
                                                                            ------------        ------------           -----------

LONG-TERM LIABILITIES

     Capital leases, less current portion                                         53,649             305,666               376,506
     Long term debt, less current portion                                      5,669,063           7,216,465             6,607,328
     Deferred income taxes                                                     2,082,336           3,613,410             3,766,871

REDEEMABLE PREFERRED STOCK
     $10 par value, 1,000,000 shares authorized,
     137,943 issued and outstanding in
     1997 and 1996 respectively                                                1,393,430           1,393,430             1,393,430

COMMITMENTS (NOTES 6,8,10, AND 14)

STOCKHOLDERS' EQUITY Common stock - $.0025 par value, 30,000,000 shares authorized 10,714,414 and 10,575,255 shares issued at June 30,
     1997 and 1996 respectively; 11,074,414 (unaudited) at September
     30, 1997                                                                     26,438              26,786                27,686

     Additional paid in capital                                                9,927,787          10,066,555            10,425,655
     Accumulated deficit                                                      (7,845,826)         (6,289,780)           (5,922,625)
                                                                            ------------        ------------           -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $ 20,286,670        $ 34,410,310           $32,627,222
                                                                            ============        ============           ===========








              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       SHOP AT HOME, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                      THREE MONTHS ENDED
                                                         YEAR ENDED JUNE 30,                              SEPTEMBER 30,
                                          -------------------------------------------------      -------------------------------
                                              1995              1996               1997              1996               1997
                                          ------------      ------------       ------------      ------------       ------------
                                                                                                           (Unaudited)
NET SALES                                 $ 26,787,013      $ 40,016,114       $ 67,817,460      $ 13,741,493       $ 20,958,035

COST OF SALES                               17,120,791        24,516,348         40,626,134         8,474,787         12,347,598
                                          ------------      ------------       ------------      ------------       ------------

         Gross Profit                        9,666,222        15,499,766         27,191,326         5,266,706          8,610,437
                                          ------------      ------------       ------------      ------------       ------------

OTHER OPERATING INCOME                         189,000           659,461          1,014,888           226,834            270,888
                                          ------------      ------------       ------------      ------------       ------------

OPERATING EXPENSES
     Promotion and advertising costs           269,420           241,170            468,255            80,850            151,490
     Salaries and wages                      3,356,624         4,112,858          5,564,089         1,207,465          1,617,054
     Transponder and cable charges           3,226,481         6,024,743         12,118,305         2,293,552          3,854,460
     Other general operating and
          administrative expenses            3,639,749         5,673,540          6,675,322         1,397,460          2,217,318
     Depreciation and amortization             517,523           877,861          1,056,492           211,192            386,231
                                          ------------      ------------       ------------      ------------       ------------
          Total operating expenses          11,009,797        16,930,172         25,882,463         5,190,519          8,226,553
                                          ------------      ------------       ------------      ------------       ------------
INCOME (LOSS) FROM OPERATIONS               (1,154,575)         (770,945)         2,323,751           303,021            654,772
                                          ------------      ------------       ------------      ------------       ------------

OTHER INCOME (EXPENSE)
     Interest, net                            (216,486)         (794,558)        (1,079,529)         (186,820)          (283,569)
     Miscellaneous                              89,072            56,637            231,824            25,292            104,334
                                          ------------      ------------       ------------      ------------       ------------

          Total other income (expense)        (127,414)         (737,921)          (847,705)         (161,528)          (179,235)
                                          ------------      ------------       ------------      ------------       ------------


INCOME (LOSS) BEFORE INCOME TAXES           (1,281,989)       (1,508,866)         1,476,046           141,493            475,537

INCOME TAX EXPENSE (BENEFIT)                      --            (103,394)           (80,000)          (25,000)           108,382
                                          ------------      ------------       ------------      ------------       ------------

NET INCOME/ (LOSS)                        ($ 1,281,989)     ($ 1,405,472)      $  1,556,046      $    166,493       $    367,155
                                          ============      ============       ============      ============       ============

NET INCOME (LOSS) PER SHARE
           OF COMMON STOCK                ($      0.14)     ($      0.14)      $       0.12      $       0.01       $       0.03
                                          ============      ============       ============      ============       ============

WEIGHTED AVERAGE COMMON AND
           COMMON EQUIVALENT SHARES          9,436,870        10,284,085         13,945,540        14,812,455         14,256,780
                                          ============      ============       ============      ============       ============






              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       SHOP AT HOME, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED JUNE 30 1995, 1996 AND 1997

                                                        ADDITIONAL
                                            COMMON       PAID IN       ACCUMULATED
                                            STOCK        CAPITAL         DEFICIT
                                           --------    -----------    ------------
Balance - June 30, 1994                    $ 22,260    $ 5,883,682    $(5,158,365)
(8,904,118 shares)

Issuances of common stock
  (389,215 shares)                              973        999,027           --

Retirement of  treasury stock                  (115)       (40,135)          --

Issuances of common stock
  (896,747 shares)                            2,242      2,097,758           --

Preferred stock dividend accrued
  (46,000 shares)                              --           (5,000)          --

Net loss                                       --             --       (1,281,989)
                                           --------    -----------    -----------

Balance - June 30, 1995
  (10,144,080 shares)                        25,360      8,935,332     (6,440,354)

Issuance of common stock
  in connection with financing
  (100,000 shares)                              250        249,750           --

Issuance of common stock in
  connection with conversion
  of preferred stock
  (2,000 shares)                                  5         20,565           --

Exercise of employee stock options              315        127,125           --

Issuances of common stock in
  payment of payable obligations
  (203,175 shares)                              508        609,015           --

Preferred stock dividend accrued               --          (14,000)          --

Net loss                                       --             --       (1,405,472)
                                           --------    -----------    -----------

Balance - June 30,1996
   (10,575,255 shares)                       26,438      9,927,787     (7,845,826)

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       SHOP AT HOME, INC. AND SUBSIDIARIES


                                                  ADDITIONAL
                                      COMMON       PAID IN      ACCUMULATED
                                      STOCK        CAPITAL        DEFICIT
                                      ------      ----------    -----------
Exercise of stock options
   (100,000 shares)                      250         99,750           --

Exercise of employee stock options
   (20,000 shares)                        50         19,950           --

Issuances of common stock in
   payment of payable obligations
   (19,159 shares)                        48         33,068           --

Preferred stock dividend accrued        --          (14,000)          --

Net income                              --             --        1,556,046
                                     -------   ------------    -----------


Balance - June 30, 1997
   (10,714,414 shares)                26,786     10,066,555     (6,289,780)

Exercise of employee stock
   options (360,000 shares)              900        359,100           --

Net income                              --             --          367,155
                                     -------   ------------    -----------


Balance - September 30, 1997
   (11,074,414 shares)               $27,686   $ 10,425,655    $(5,922,625)
                                     =======   ============    ===========








              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       SHOP AT HOME, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                             THREE MONTHS ENDED
                                                                     YEAR ENDED JUNE 30,                        SEPTEMBER 30,
                                                       --------------------------------------------      --------------------------
                                                          1995              1996           1997             1996           1997
                                                       -----------      -----------     -----------      -----------    -----------
                                                                                                                   (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:

Net income (loss)                                      ($1,281,989)     ($1,405,472)    $ 1,556,046      $   166,493    $   367,155
Non-cash expenses included in net income (loss)
     Depreciation and amortization                         517,523          877,861       1,056,492          211,190        386,229
     Loss on sale of equipment                                --             19,165           3,053             --             --
     Deferred income taxes                                    --           (103,394)        (80,000)         (25,000)       108,382
     Change in provision for inventory obsolescence           --            (88,122)           --              --              --
     Provision for bad debt                                   --               --            18,800            --           209,849
   Changes in current and non-current items
     Accounts receivable                                   (38,135)         119,409      (2,926,968)         (96,410)      (601,092)
     Inventories                                          (110,577)        (230,024)       (650,938)        (108,844)       195,779
     Prepaid expenses and other assets                     102,563         (197,019)       (241,321)          77,790       (436,080)
     Accounts payable and accrued expenses               2,759,182          805,455       8,914,889        1,688,379     (2,208,717)
     Deferred revenue                                       (5,888)       1,016,954      (1,404,672)      (1,413,519)        15,354
                                                       -----------      -----------     -----------      -----------    -----------

       Net cash provided (used) by operations            1,942,679          814,813       6,245,381          500,079     (1,963,141)
                                                       -----------      -----------     -----------      -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Related party note receivable                             --               --              --               --         (300,000)
    Cash payments for acquisitions                      (1,289,072)            --        (1,838,360)            --          (50,702)
    Purchase of equipment                               (2,370,582)        (507,494)     (1,056,581)            --          202,449
    Proceeds from sale of equipment                           --            400,000            --           (172,768)          --
    Other assets                                              --               --        (1,856,744)            --       (1,021,345)
    FCC licenses                                              --            (38,000)           --            (50,894)          --
                                                       -----------      -----------     -----------      -----------    -----------

        Net cash used by investing activities           (3,659,654)        (145,494)     (4,751,685)        (223,662)    (1,574,496)
                                                       -----------      -----------     -----------      -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

     Payment of dividends                                     --               --           (13,742)           --              --
     Exercise of stock options                                --            127,440         120,000            --           360,000
     Repayments of debt                                   (662,115)        (985,851)     (1,233,467)        (208,064)      (639,441)
     Additional long-term debt                           1,620,488        2,056,380       2,919,440            --              --
     Capital lease payments                               (114,278)        (154,675)       (123,045)           --              --
                                                       -----------      -----------     -----------      -----------    -----------
        Net cash provided by financing activities          844,095        1,043,294       1,669,186         (208,064)      (279,441)
                                                       -----------      -----------     -----------      -----------    -----------

NET INCREASE (DECREASE) IN CASH                           (872,880)       1,712,613       3,162,882           68,353     (3,817,078)

     Cash beginning of period                            1,075,026          202,146       1,914,759        1,914,759      5,077,641
                                                       -----------      -----------     -----------      -----------    -----------
     Cash end of period                                $   202,146      $ 1,914,759     $ 5,077,641      $ 1,983,112    $ 1,260,563
                                                       ===========      ===========     ===========      ===========    ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       SHOP AT HOME, INC. AND SUBSIDIARIES

                                                                                                         THREE MONTHS ENDED
                                                            YEAR ENDED JUNE 30,                              SEPTEMBER 30,
                                             -----------------------------------------------        -------------------------------
                                                 1995             1996              1997               1996                1997
                                             -----------        --------         -----------        -----------         -----------
                                                                                                              (UNAUDITED)
SCHEDULE OF NONCASH FINANCING ACTIVITIES


Stock issued for inventory and reduction
   of accounts payable                       $    --             $609,523          $   33,116        $   57,477         $      --
                                             ----------          --------          ----------        ----------         -----------


Cost of equipment purchased through
   Capital lease obligation                  $  290,561          $ 31,450          $  437,116        $     --           $   149,099
                                             ----------          --------          ----------        ----------         -----------


Notes payable issued for acquisitions
   of BCST and MFP, Inc.                     $3,750,000          $   --            $1,400,000        $1,400,000         $      --
                                             ----------          --------          ----------        ----------         -----------

Stock issued for acquisitions
   of BCST and MFP, Inc.                     $4,500,000          $   --            $     --          $     --           $      --
                                             ----------          --------          ----------        ----------         -----------

Stock issued in connection
   with financing                            $     --            $250,000          $     --          $     --           $      --
                                             ----------          --------          ----------        ----------         -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid during the year for:
   Interest                                  $  139,097          $795,125          $  997,671             N/A                N/A
                                             ----------          --------          ----------



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       SHOP AT HOME, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

PRINCIPLES OF CONSOLIDATION
---------------------------

         The accompanying consolidated financial statements include the accounts of Shop at Home, Inc. and its 100% owned subsidiaries, MFP, Inc. ("MFP"), Broadcast Cable Satellite Technologies, Inc. ("BCST"), Urban Broadcasting Systems, Inc. ("UBS"), Collectors Edge of Tennessee, Inc. ("Collectors"), and RF Scientific Transportables, Inc. ("RFS"), (collectively the "Company"). All of the operating assets of RFS were sold in the latter part of fiscal 1995 and RFS subsequently ceased operations. RFS was in the business of providing mobile uplink services. All intercompany accounts and transactions have been eliminated in consolidation.

BASIS OF PRESENTATION

The financial information included herein as of September 30, 1997 and for the three months ended September 30, 1996 and 1997 is unaudited; however, such information reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial condition and results of operations of the interim periods.

OPERATIONS
----------

         The Company markets various consumer products through a televised "shop at home" service. The programming is currently broadcast by satellite on a twenty-four hour day, seven days a week schedule.

         BCST's, principal asset consists of ownership of the outstanding shares of capital stock of UBS. UBS holds the FCC license for television station KZJL, Channel 61, a full power television station licensed to Houston, TX.

         MFP, Inc., operates a commercial television station, WMFP, Channel 62, serving the Boston television market area. MFP, Inc. was acquired in February 1995 (Note 13).

         Collector's Edge of Tennessee, Inc. ("Collectors") is a trading card manufacturer whose main assets are licenses from the National Football League Properties and the NFL Players, Inc.

CASH AND CASH EQUIVALENTS
-------------------------

         For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

INVENTORIES
-----------

         Inventories, which consist primarily of products held for sale such as jewelry and sports collectibles, are stated at the lower of cost or market with cost being determined on a first-in, first-out (FIFO) basis. Valuation allowances are provided for valuation adjustments related to carrying costs in excess of estimated market value.

PROPERTY AND EQUIPMENT
----------------------

         Property and equipment is stated at cost. Expenditures for repairs and maintenance are expensed as incurred, and additions and improvements that significantly extend the life of assets are capitalized.

         Depreciation is computed under straight line and accelerated methods over the estimated useful lives of the assets as reflected in the following table:


        Furniture and fixtures                     5  -  7   years
        Operating equipment                        5  - 30   years
        Leasehold improvements                           4   years

                       SHOP AT HOME, INC. AND SUBSIDIARIES



FCC LICENSES
------------

         During fiscal 1995 the Company acquired two subsidiaries who own licenses from the Federal Communications Commission under which they operate television stations. The value ascribed to these FCC licenses in connection with the acquisitions is being amortized over 40 years. Amortization of these licenses was $268,562 in 1996 and $508,099 in 1997.

GOODWILL
--------

         Management periodically evaluates the net realizability of the carrying amount of goodwill. Goodwill is amortized over 40 years, using the straight-line method. Goodwill recorded in connection with the acquisitions of WMFP and BCST represents the excess purchase price over the fair value of the net identifiable assets acquired. The goodwill amortization amounted to $15,517 for 1996 and $60,803 for 1997.

SALES RETURNS
-------------

         The Company allows customers to return merchandise for full credit or refund within 30 days from the date of receipt. Collectors sells to wholesalers and retailers, terms of sale and return privileges are negotiated on an individual basis. At June 30, 1996 and 1997, the Company had recorded provisions of $1,100,000 and $3,122,000, respectively, for estimated returns.

REVENUE RECOGNITION
-------------------

         The Company's principal source of revenue is retail sales to viewing customers. Other sources of revenue include the sale of air time on its owned stations (infomercials), the sale of uplink truck services (fiscal 1995 and 1996), and miscellaneous income consisting of list rental, credit card fees, and commissions. Product sales are recognized upon shipment of the merchandise to the customer. Service revenue and air time revenue are recognized when the service has been provided or the air time has been utilized by the user. Deferred revenue consists of sales proceeds relative to unshipped merchandise.

INCOME TAXES
------------

         The Company files a consolidated federal income tax return with its subsidiaries. The companies file separate state returns. The Company determines deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

INCOME (LOSS) PER SHARE
-----------------------

         Income (loss) per share was computed by dividing the net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the respective periods. Common stock equivalents, including options, warrants, convertible debt and the convertible preferred stock have been excluded from the 1995 and 1996 computations because their inclusion would be antidilutive in these years when the Company generated losses. The effect of these common stock equivalents on the 1997 per share computation is an increase of approximately 3.3 million shares, even though these shares were not issued.

                      SHOP AT HOME INC. AND SUBSIDIARIES


         In February 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 128, "earnings per Share," which changes the calculations used for earnings per share (EPS) and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The effect of the change in the standard on consolidated financial statements results in ($0.14) and $0.15 of basic EPS for the years ended June 30, 1996 and 1997, and $.02 and $.03 of basic EPS for the three months ended September 30, 1996 and 1997. The standard would have no effect on the diluted EPS. The Statement is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted.

USE OF ESTIMATES
----------------

         The preparation of the financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------

         The Company's financial instruments consist principally of accounts receivable, accounts payable, accrued expenses and debt. The fair value of these financial instruments approximate their carrying value.

IMPAIRMENT OF LONG-LIVED ASSETS
-------------------------------

         In March 1995, the FASB issued Statement of Accounting Standards No 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which i) requires that long-lived assets to be held and used be reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable, ii) requires that long-lived assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell, and iii) provides guidelines and procedures for measuring impairment losses that are different from previously existing guidelines and procedures. The Company adopted the provisions of Statement 121 in fiscal year 1996 and the changes did not have a material effect on the Company's financial position or results of operations.

STOCK-BASED COMPENSATION
------------------------

         Additionally, in October 1995, the FASB issued Statement of Accounting Standards No. 123. "Accounting and Disclosure of Stock-Based Compensation" which encourages but does not require companies to recognize stock awards based on their fair value at the date of grant. The Company currently follows, and expects to continue to follow, the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equal the market price of the underlying stock on the date of grant, no compensation expense is recognized. Although the Company is permitted to continue to follow the provisions of APB 25 under Statement 123, certain pro forma disclosure will be required beginning in 1996, as if the Company had accounted for its stock options under the Statement 123 fair value method. Such disclosures are included in Footnote 10.

                       SHOP AT HOME, INC. AND SUBSIDIARIES



SEGMENT INFORMATION
-------------------

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has not yet determined the full effect of this Statement on its financial statements.

CAPITAL STRUCTURE
-----------------

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure." The Statement establishes standards for disclosing information about an entity's capital structure. The Statement is effective for periods ending after December 15, 1997. Management has determined that the adoption of this Statement will not have a material impact on the financial statements.

COMPREHENSIVE INCOME
--------------------

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Statement establishes standards for reporting comprehensive income and its components in a full set of financial statements. The Statement is effective for fiscal years beginning after December 15, 1997. The Company currently has no items that would be classified as other comprehensive income. Thus, management has determined that the adoption of this Statement will not have a material impact on the financial statements.

RECLASSIFICATIONS
-----------------

         Certain amounts in the prior years' consolidated financial statements have been reclassified for comparative purposes to conform with the current year presentation.

                       SHOP AT HOME, INC. AND SUBSIDIARIES




NOTE 2 - PROPERTY AND EQUIPMENT
-------------------------------

         Property and equipment consists of the following major classifications at June 30, 1996 and 1997.


                                    1996             1997
                                -----------      -----------

Leasehold improvements          $   285,074      $   318,416
Operating equipment               4,736,119        5,819,654
Furniture and fixtures              194,651          190,656
                                -----------      -----------
                                  5,215,844        6,328,726
Accumulated depreciation         (1,745,618)      (1,894,959)
                                -----------      -----------
Property and equipment, net     $ 3,470,226      $ 4,433,767
                                ===========      ===========

         Depreciation expense totaled $463,496, $585,995, and $527,103 for the fiscal years ended June 30, 1995, 1996 and 1997 respectively.

NOTE 3 - CAPITAL LEASES
-----------------------

         The Company has acquired various equipment under the provisions of long term leases.

         Equipment held under capital leases, which is included in property and equipment is summarized as follows:


                                            1996            1997
                                         ---------        --------
Operating equipment                      $ 660,032        $660,032
Less accumulated depreciation             (396,267)       (551,074)
                                         ---------        --------
                                          $263,765        $108,958
                                         =========        ========

                       SHOP AT HOME, INC. AND SUBSIDIARIES




Future minimum lease payments under capitalized leases are as follows at June 30,1997:


                                               1998  $ 229,002
                                               1999    158,286
                                               2000    154,686
                                               2001     43,712
                                                     ---------

Total minimum lease payments                           585,686

Less amount representing interest                     (108,522)
                                                     ---------
Present value of minimum lease payments                477,164
Less current portion                                  (171,498)
                                                     ---------

Long term portion                                    $ 305,666
                                                     =========



NOTE 4 - LONG-TERM DEBT
-----------------------


Long term debt consist of the following at June 30:                                   1996                 1997
                                                                                      ----                 ----

Note payable bearing interest at 8%, due in equal
monthly installments of principal of $20,833, plus
interest through June 6, 2000, collateralized
by common stock of BCST                                                          $ 1,000,000            $   750,000

Notes payable due in April 2000, with interest
payable at 12% quarterly, collateralized by
certain equipment                                                                    800,000                800,000

Note payable bearing interest at 9.5% due in
monthly installments of $26,106 with a
balloon payment due in March 2000                                                  2,399,858              2,310,763

Note payable to related party bearing interest
at 15% due in monthly installments of $9,700,
collateralized by certain equipment                                                  435,101                380,302

Note payable to related party bearing interest at
10.75% due in monthly installments of principal
and interest totaling $43,494 through September 1,
2000                                                                               1,775,366              1,425,077

Note payable to related party bearing interest at 6%
The first twelve payments consist of interest only
while the remainder of the payments consist of
principal and interest totaling $15,543. The final
payment is scheduled for September 2007                                                 --                1,400,000




                       SHOP AT HOME, INC. AND SUBSIDIARIES



Assumption note payable to Norwest Credit bearing interest at 1.75% plus prime
(8.5% at 6/30/97) due in equal monthly installments of principal of $75,047
plus interest through March 1999                                                            --        1,575,992

Term note payable to Norwest Credit Bearing interest at 10% due in equal monthly installments of principal of $41,667 (with the exception of 1st and
last payment) plus interest through February 1999                                           --          854,164
                                                                                     -----------    -----------

Total long term debt                                                                   6,410,325      9,496,298
         Less current maturities                                                        (741,262)    (2,279,833)
                                                                                     -----------    -----------
         Long term debt less current portion                                         $ 5,669,063    $ 7,216,465
                                                                                     ===========    ===========


         The aggregate future required principal payments at June 30, 1997 for the above liabilities are as follows:


        1998                                  $2,279,833
        1999                                   2,001,973
        2000                                   1,050,519
        2001                                   1,281,964
        2002                                   2,882,009
                                              ----------
                                              $9,496,298
                                              ==========


NOTE 5 - REDEEMABLE PREFERRED STOCK
-----------------------------------

         The following is a brief summary of the terms and conditions of the Series A Preferred Stock of the Company issued in connection with the acquisition of MFP, Inc. This summary is qualified in its entirety by reference to the Company's charter provisions with respect to the preferred stock.

                       SHOP AT HOME, INC. AND SUBSIDIARIES

         During fiscal year 1995, the Company issued 140,000 shares of preferred stock, $10.00 par value, in connection with a merger with MFP, Inc., a Delaware corporation. The Series A Preferred Stock will rank ahead of the common stock with respect to dividends, preferences, qualifications, limitations, restrictions and the distribution of assets upon liquidation. Shares of Series A preferred stock have no preemptive rights and no voting rights, except those rights provided by statute. Each holder of Series A preferred stock will have the option to require the Company to redeem their shares, after 5 years from date of issuance, for $10.00 per share plus any accumulated and unpaid dividends. Prior to redemption, Series A preferred stock is convertible into shares of common stock at a ratio of one share of common stock for one share of Series A preferred stock.

         Holders of shares of Series A preferred stock are entitled to receive, but only when and if declared by the Board of Directors of the Company out of funds legally available, cash dividends at the rate of 1% per annum (i.e., $.10 per share per annum) of par value per share.

         Dividends on each share of Series A preferred stock accrue and are cumulative from (but not including) the date of its original issuance on the basis of an annual dividend period. For any dividend period, no dividends may be paid or declared and set apart for payment on any common stock, or any other series of preferred stock at the time outstanding, unless dividends properly accumulated in respect to the Series A stock and all other series of preferred stock senior to or on a parity therewith for all prior dividend periods shall have been paid or declared and set apart for payment.

         In the event of a liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, the registered holders of shares of Series A preferred stock then outstanding shall be entitled to receive out of the assets of the Company, before any distributions to the holders of common stock or any other junior stock, an amount equal to the "Liquidation Preference" with respect to such shares of Series A preferred stock. The Liquidation Preference for the Series A preferred stock is $10.00 per share, plus an amount equal to all dividends thereon (whether or not declared) accrued and unpaid through the date of final distribution. For those purposes, a sale of substantially all of the assets of the Company to a third party, or the consummation of the Company or its shareholders of any transaction with any single purchaser whereby a change in control of more than fifty percent (50%) of the issued and outstanding shares of common stock of the Company occurs, will be considered a liquidation, dissolution and winding up of the Company entitling the holders of Series A preferred stock to payment of the Liquidation Preference.

         No class of the Company's capital stock is presently outstanding that possesses rights with respect to distributions upon liquidation, dissolution and winding up senior to the Series A preferred stock. So long as the Series A preferred stock remains outstanding, the Company may not issue any capital stock, including preferred stock of any series, that ranks senior to the Series A preferred stock with respect to liquidation, dissolution and winding up.

         As of June 30, 1996 and 1997, the Company was $14,000 in arrears of its dividend payments due. These dividend payments are payable only when declared by the Board of Directors

NOTE 6 - COMMON STOCK
---------------------

         In August 1996, the Company issued 100,000 shares of common stock valued at $250,000 in connection with the securing of $2,000,000 of long term debt (Note 4); in September the Company issued 2,000 shares in conversion of its Redeemable Preferred Stock (Note 5); in October 1995 and May 1996, the Company issued a total of 126,000 shares in connection with the exercise of employee stock options (Note 10); and during the period of March through June 1996, the Company issued a total of 203,175 shares of common stock, of which 44,000 shares of common stock were issued as payment of payable obligations and 159,175 shares of common stock were issued in exchange for certain sport cards and collectibles acquired for resale (Note 8). By agreement, the stock was valued at $3.00 per share or $477,525. The Company has 19,519 additional shares remaining to be issued under this agreement.

                       SHOP AT HOME, INC. AND SUBSIDIARIES

         On June 30, 1994, the Company sold for $240,000 an option to purchase up to 600,000 shares of common stock at a purchase price of $2.50 per share. This option may be exercised at any time after December 31, 1995, but on or before June 30, 1999.

         Effective June 9, 1993, an agreement was entered into between the Company, SAH Holdings, L.P. and Global Network Television, Inc., whereby the Company agreed to sell 1,000,000 shares of its common stock to SAH Holdings at $1.00 per share. The Company also agreed to sell to SAH Holdings a warrant to acquire 1,300,000 shares of common stock in the Company for a purchase price of $1.00 per share. The warrant expires on June 30, 2001. The Company agreed to sell to SAH Holdings an additional warrant to acquire up to 2,000,000 shares of common stock for a purchase price of $1.00 per share. This warrant was sold for $400,000 and also expires on June 30, 2001.

         The Company also issued shares of common and preferred stock in connection with the acquisitions of BCST and MFP, Inc. For details of those issuances see Notes 13 and 14.



NOTE 7 - INCOME TAXES
---------------------

         The components of temporary differences and the approximate tax effects that give rise to the Company's net deferred tax liability at June 30, 1996 and 1997, are as follows:

                                                     1996           1997
                                                 -----------     -----------

         Deferred tax assets:
            Net operating loss
                  carryforwards                  $ 2,324,269     $   389,126
         Accruals                                    384,495       1,342,450
         Valuation allowance                      (1,263,991)           --
                                                 -----------     -----------
                  Total deferred tax assets        1,444,773       1,731,576
                                                 -----------     -----------

         Deferred tax liabilities:
                  Licenses                         3,331,736       3,726,985
                  Depreciation                       115,373         275,551
                                                 -----------     -----------
         Total deferred tax liabilities            3,447,109       4,002,536
                                                 -----------     -----------
         Net deferred tax liabilities            $ 2,002,336     $ 2,270,960
                                                 ===========     ===========


         Current deferred tax asset              $    80,000     $ 1,342,450
         Long-term deferred tax liabilities       (2,082,336)     (3,613,410)
                                                 -----------     -----------
         Net deferred tax liabilities            $(2,002,336)    $(2,270,960)
                                                 ===========     ===========


                       SHOP AT HOME, INC. AND SUBSIDIARIES




         At June 30, 1997 the Company had net operating loss carry forwards which expire as follows:


             June 30, 2010                      409,954
             June 30, 2011                      614,062
                                             ----------
                                             $1,024,016
                                             ==========


         Income tax benefit varies from the amount computed by applying the federal corporate income tax rate of 34% to loss before tax benefit as follows:

                                                        1996            1997
                                                     ----------     -----------
Computed "expected" income tax expense (benefit)     $(499,732)     $   501,855
Increase (decrease) in income tax benefit
resulting from:
         State income tax expense (benefit), net
                  of federal effect                    (58,792)          74,102

         Change in valuation allowance                 362,411       (1,042,816)

         Nondeductible portion of meals
               and entertainment                         8,480           16,529

         Other                                          84,239          370,330
                                                     ---------      -----------
         Actual income tax benefit                   $(103,394)     $   (80,000)
                                                     =========      ===========

         In connection with the acquisitions of BCST and MFP, Inc. in 1994, the Company reduced the valuation allowance for deferred tax assets by an aggregate of $1,263,438, representing the effect of the deferred tax liabilities expected to reverse in the net operating loss carry forward period. In connection with the remaining acquisition of BCST in 1997, the Company reduced the valuation allowance for deferred tax assets by $221,175, representing the effect of the deferred tax liabilities expected to reverse in the net operating loss carry forward period. The reduction of the valuation allowance was effected by reducing intangible asset balances recorded as a result of the acquisitions.

         Recognition of a deferred tax asset is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized through the amortization of the license intangible.

                       SHOP AT HOME, INC. AND SUBSIDIARIES


NOTE 8 - COMMITMENTS
--------------------

TRANSPONDER USE AGREEMENT
-------------------------

         In December 1995, the Company's transponder lease with AT&T's 402R became effective. This lease calls for initial monthly payments of $96,000 in the first year and increasing to $105,000 and $115,000 in years two and three respectively. Transponder expense was $1,281,000 in 1995, $1,379,000 in 1996, and $1,330,000 in 1997.

PURCHASE COMMITMENTS
--------------------

         In 1994, the Company entered into an agreement to purchase, over a period of 18 months, $1,750,000 of inventory, of which 50% could be paid for with the Company's common stock. The Company also had an option to purchase an additional $1,750,000 of this inventory. Terms on this commitment require the Company to pay the greater of $97,222 per month or the value of the actual inventory shipped during the month. Any amount up to one-half of the contractual commitment could be satisfied through the issuance of Company common stock on terms as set forth in the contract.

         In January 1996, the Company entered into a "Restated Agreement" whereby it was obligated to purchase the remaining balance of merchandise it had not yet acquired approximating $720,000. The payment of which was made part in cash and part in stock. (Note 6). As of July 31, 1996, the remaining obligation under this restated agreement had been satisfied.

         Collector's Edge of Tennessee, Inc. has minimum contractual committments to NFL Players Association and NFL Properties of $2.2 million, which includes $1.2 million in fiscal year 1998 and $1.0 million in fiscal year 1999.


LEASE COMMITMENTS
-----------------

         The Company leases its Knoxville office and studio space from William and Warren, Inc., an entity owned by a principal owner and director of the Company. Payments under this lease totaled $132,592, $143,325, and $139,763, in fiscal years ended June 30, 1995, 1996, and 1997, respectively.

         The Company has agreements with various carriers to lease air time. The terms of the agreements vary from week to week to one year periods.

         The expenses for leased air time, primarily for cable access fees, was $1,945,000 in 1995, $4,646,000 in 1996, and $10,789,000 in 1997.

         Rental expense for the office and studio and miscellaneous equipment inclusive of the Knoxville office and studio expense referred to above, was $184,434, $483,059, and $529,484, for the fiscal years ended June 30, 1995,
1996, and 1997 respectively.

                       SHOP AT HOME, INC. AND SUBSIDIARIES


NOTE 9- RELATED PARTY TRANSACTIONS
----------------------------------

         During the fiscal years ended June 30, 1995, 1996, and 1997, the Company engaged in significant transactions with the Company's directors, significant stockholders, officers or interests of these parties. The following is a summary of major transactions with these related parties not disclosed elsewhere in the consolidated financial statements or notes thereto:


                                           1995           1996            1997
                                         --------      ----------      ----------

 PURCHASES - MERCHANDISE
     V.J.M. (Victor Mueller)             $989,272      $  795,689      $1,077,925
     Howards Sports Collectibles          553,462       2,116,088       3,136,470
     Combine International, Inc.           98,843         452,348         706,674

OTHER OPERATING EXPENSES
     Lakeway Container                     81,827          63,978           5,559
     Airbank                               27,673          37,604          22,213
     MediaOne                             224,359         157,567            --

         In the year ended June 30, 1995, the Company contracted with MediaOne, Inc. to provide certain consulting services to the Company. A director and officer of MediaOne, Inc. also serves as a director of the Company. In addition, MediaOne, Inc. acted as the commissioned broker for MFP, Inc., a Delaware corporation, from whom the Company acquired Television Station WMFP, Lawrence, Massachusetts.

In August 1997, $300,000 of a total commitment of $800,000 was loaned to an officer of the Company in accordance with the officer's employment agreement. This note bears interest imputed at a rate of 6.73% and is repayable at the rate of 10% of any additional compensation above the officer's base salary. Any unpaid amount becomes due on the earlier of termination of employment or June 30, 2002. Subsequent to September 30, 1997, the Company advanced the additional $500,000 to this officer under the terms of this agreement.

NOTE 10 - STOCK OPTIONS
-----------------------

         In 1991, the Company adopted a stock incentive plan for eligible employees. A special administrative committee of the Board of Directors was appointed to administer the plan. All employees of the Company are eligible to receive stock options and/or stock appreciation rights ("SARs") under the plan. Options granted under the plan can be either incentive stock options or nonqualified stock options. Incentive stock options to purchase common stock may be granted at not less than 100% of the fair market value of the common stock on the date of the grant.

         SARs generally entitle the participant to receive the excess of the fair market value of a share of common stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of common stock on the date of the grant.

         Options and SARs granted under the plan become exercisable immediately in the event 80% or more of the Company's outstanding stock or substantially all of its assets are acquired by a third party.

         A maximum of 1,500,000 shares of common stock may be issued upon the exercise of options and SARs. From its adoption through June 30, 1997, a net of stock options for 588,500 shares of common stock have been granted under the plan. No SAR's have been issued under the plan.

                       SHOP AT HOME, INC. AND SUBSIDIARIES



         No option or SAR's may be granted after October 15, 2001. No option that is an incentive stock option and any corresponding SAR that related to such option shall be exercisable after the expiration of ten years from the date such option or SAR was granted or five years after the expiration in the case of any such option or SAR that was granted to a 10% stockholder.

         Additionally, 1,650,000 common shares (680,000 vested at June 30, 1997) were reserved for options granted to certain executive officers, directors, employees and others as of June 30, 1997. These options vest annually over a period of five years and expire the earlier of five years from the date of vesting or 30 days after termination of employment.

         As permitted by SFAS 123, the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under the plan. Had compensation cost for the Company's plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Company's net income (loss) and net income (loss) per share would have been adjusted to the pro forma amounts indicated below.

                                       1995                        1996                       1997
                             -------------------------   -------------------------   -----------------------
                                  As                          As                         As
                               Reported     Pro Forma      Reported     Pro Forma     Reported     Pro Forma
                             ------------ ------------   -----------  ------------   ----------   ----------
Net Income (Loss)            $(1,281,989) $(1,292,259)   $(1,405,472) $(1,431,467)   $1,556,046   $1,466,058

Net Income (Loss) Per Share  $     (0.14) $     (0.14)   $     (0.14) $     (0.14)   $     0.12   $     0.11

         The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grant in 1997: dividend yield of 0%; expected volatility of 65%; risk-free interest rate of 6%; and expected life of
7.5 years.

         A summary of the status of the Company's plan as of June 30, 1997, 1996, and 1995, and changes during the years ending on those dates is presented below:

                                                   1995                          1996                            1997
                                           ------------------------   ----------------------------    ----------------------------
                                                         Weighted                      Weighted                        Weighted
                                                         Average                       Average                         Average
                                            Shares   Exercise Price     Shares      Exercise Price      Shares      Exercise Price
                                           --------- --------------   ---------     --------------    ---------     --------------
Outstanding at beginning of year           1,460,000     $1.69        1,630,000          $1.77        1,785,000         $2.01

Granted                                      170,000      2.44          325,000           2.84          639,500          2.88

Exercised                                         --        --         (126,000)          1.00         (200,000)         1.00

Forfeited                                         --        --          (44,000)          2.44         (212,000)         2.81
                                           ---------                  ---------                       ---------

                       SHOP AT HOME, INC. AND SUBSIDIARIES



Outstanding at end of year              1,630,000           1.77         1,785,000            2.01        2,192,500         2.20
                                       ==========                        =========                       ==========

Options exercisable at year-end           943,000                        1,012,000                        1,493,500


Weighted-average fair value of              $1.72                           $2.02                             $2.04
   options granted during the year


The following table summarizes information about the plan's stock options at June 30, 1997;



                                           Options Outstanding                            Options Exercisable
                           ----------------------------------------------------     ---------------------------------
                             Number          Weighted-Average      Weighted           Number               Weighted
   Range of                Outstanding          Remaining           Average         Exercisable            Average
Exercise Prices            at 6/30/97        Contractual Life    Exercise Price     at 6/30/97         Exercise Price
---------------            -----------       -----------------   --------------     -----------        --------------
$1.00 - $1.99                  630,000              8 years         $1.00             620,000              $1.00
$2.00 - $2.99                1,557,500              7 years          2.68             873,500               2.56
$3.00 - $3.99                    5,000             10 years          3.00                -
                             ---------                                              ---------
                             2,192,500                                              1,493,500
                             =========                                              =========



NOTE 11 - CONCENTRATIONS OF CREDIT RISK
---------------------------------------

         Concentrations of credit risk include cash on deposit in financial institutions and accounts receivables. Receivables are primarily due from credit card companies. The Company maintains reserves which management believes are adequate to provide for credit losses. Management believes the financial institutions holding the cash to be financially sound.

         The television home shopping business in general is seasonal, with the major selling season occurring the last quarter of the calendar year. The home shopping industry is also sensitive to general economic conditions and business conditions affecting consumer spending. The Company's product lines include jewelry, sports cards, sports memorabilia, collectibles, and other unique items that may make it more sensitive to economic conditions.

NOTE 12 - ACQUISITION OF BROADCAST CABLE & SATELLITE TECHNOLOGIES, INC.
-----------------------------------------------------------------------

         On December 6, 1994, the Company purchased all of the issued and outstanding capital stock of Broadcast, Cable and Satellite Technologies, Inc.
(BCST), a Texas corporation, from Television Media Resources, L.C., a Texas limited liability company. The purchase price consisted of (a) $250,000 paid in cash to TMR, (b) the issuance to TMR of 389,215 shares of common stock, valued at $2.57 per share, and (c) the delivery to TMR of the Company's promissory note in the principal amount of $1,250,000.

                       SHOP AT HOME, INC. AND SUBSIDIARIES

         The acquisition has been accounted for under the purchase method and, accordingly, the operating results of BCST have been included in the consolidated operating results since the date of acquisition. The purchase price, including the acquisition costs, was allocated to the net assets acquired based on fair values at the date of acquisition as follows:


FCC License                           $2,668,846
Goodwill                                 993,000
Other assets                              68,031
Deferred tax liability                 ( 993,000)
Accounts payable                       ( 179,740)
Debt assumed                           (  32,137)
                                      ----------
                                      $2,525,000

         The principal asset of BCST consists of the ownership of 49% of the issued and outstanding shares of capital stock of Urban Broadcasting Systems, Inc., ("UBS"). UBS held a construction permit from the FCC which was utilized to construct Television Station KZJL, Channel 61, a full-power television station licensed in Houston, Texas. Construction was completed and the station became operational in June 1995.

         In September 1996, the Company, through its subsidiary, Broadcast, Cable and Satellite Technologies, Inc. (BCST), entered into a $1,400,000 Promissory Note payable to Charles E. Walker for the acquisition of the remaining 51% interest in Urban Broadcast Systems, Inc. The note bears interest at 6% interest only in the first year, principal and interest payable thereafter; and is payable in 132 monthly installments. The note is collateralized by a pledge of the capital stock of Urban Broadcast Systems, Inc.

NOTE 13 - ACQUISTION OF MFP, INC.
---------------------------------

         On February 24, 1995, the Company purchased all of the issued and outstanding capital stock of MFP, Inc. through a merger with SAH Merger Corp., a newly formed Tennessee corporation and a wholly owned subsidiary of the Company MFP, Inc. operates a commercial television station, WMFP, Channel 62, serving the Boston television market area. Under the agreement, the Company paid the shareholders of MFP, Inc. a total consideration of $7,000,000.

         The total consideration of $7,000,000 was comprised of $1,000,000 cash and assumption of liabilities, $2,500,000 in notes payable, the issuance of 896,747 shares of common stock valued at $2,100,000, and $1,400,000 in preferred stock.

                       SHOP AT HOME, INC. AND SUBSIDIARIES


         The acquisition has been accounted for under the purchase method and, accordingly, the operating results of MFP have been included in the consolidated operating results since the date of acquisition. The purchase price, including the acquisition costs, was allocated to the net assets acquired based on appraised fair values at the date of acquisition as follows:


                  FCC License                                          $ 8,960,813
                  Property & equipment                                     615,000
                  Deferred tax liability                                (2,376,000)
                                                                       -----------
                                                                       $ 7,199,813
                                                                       ===========

         The unaudited consolidated pro forma operating data for the Company, assuming the acquisition of BCST and MFP, Inc. occurred on July 1, 1993, are set forth below. It should be noted that BCST had no revenues for the periods prior to the acquisition as the broadcast facility had not been constructed. Accordingly, the unaudited pro forma information does not include amortization of the intangible assets of BCST during the 1995 period.

                                UNAUDITED
                     June 30, 1994     June 30, 1995
                     -------------     -------------
Revenues             $22,567,430        $27,376,119
Net loss               1,920,967          2,166,932
Net loss per share   $       .20        $       .21

         The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the above date, nor are they indicative of future operating results.

NOTE 14 - ACQUISITION OF COLLECTOR'S EDGE OF TENNESSEE, INC.
------------------------------------------------------------

         On February 25, 1997, Collectors Edge of Tennessee, Inc. ("Collectors") was formed to acquire the assets of a former trading card manufacturer. Collectors is a trading card manufacturer whose principal assets are licenses from the National Football League Properties and NFL Players, Inc.

         Collectors was initially funded through the purchase by the Company of $750,000 of Preferred Stock and a working capital loan of $400,000. The Preferred Stock is convertible into common stock of Collectors at the option of the Company. As of June 30, 1997, Collectors has repaid none of the working capital loan. In addition, Collectors assumed a term note with Norwest Bank at $1.9 million, and borrowed an additional $1.0 million with Norwest Bank. The note is guaranteed by the Company and collateralized by BCST.

         The acquisition of Collectors has been accounted for under the purchase method because of its economic dependence on the Company, the Company bears the economic risk of losses of Collectors , and the Company has the ability to effectively gain equity control of Collectors. Accordingly, the operating results of Collectors have been included in the consolidated operating results since the date of acquisition. The purchase price of $1,150,000 has been allocated to the net assets acquired based on appraised fair values at the date of acquisition as follows:

                       SHOP AT HOME, INC. AND SUBSIDIARIES


Current assets                 $ 3,324,000
Licensing costs                  1,455,000
Property and equipment             340,000
Goodwill                         1,185,000
Accounts payable and accrued
         liabilities            (2,235,000)
Notes Payable                   (2,919,000)
                               -----------
                               $ 1,150,000
                               ===========


         The unaudited consolidated pro forma operating data for the Company, assuming the acquisition of the former trading card manufacturer by Collectors, occurred on the first day of each year presented are set forth below.


                                                        UNAUDITED
                                             June 30, 1996     June 30, 1997
                                             -------------     -------------
         Revenues                            $50,666,000       $74,987,000
         Net income (loss)                    (1,432,000)        1,178,000
         Net income (loss) per share         $      (.14)      $       .09

         The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the above date, nor are they indicative of future operating results.

NOTE 15 - CONTINGENCIES
-----------------------

         The Company is subject to claims in the ordinary course of business. Management does not believe the resolution of any such claims will result in a material adverse effect on the future financial condition, results of operations, or cash flows of the Company.

                       SHOP AT HOME, INC. AND SUBSIDIARIES

NOTE 16 -- INDUSTRY SEGMENTS
----------------------------


           As a result of the acquisition of Collector's Edge of Tennessee, Inc. discussed in Note 14, the Company operates principally in two segments; retailing and manufacturing. The retailing segment consists of home shopping, which primarily includes the sale of merchandise through electronic retailing. The manufacturing segment includes the operations of Collector's Edge of Tennessee, Inc. who manufacturers and sells sports trading cards to unaffiliated customers. The Company operates almost exclusively in the United States.


                                            YEAR ENDED
                                           JUNE 30, 1997
                                           -------------
Revenue
  Retailing                                 $66,857,751
  Manufacturing                                 959,709
  Other                                       1,014,888
                                            -----------
                                            $68,832,348
                                            ===========

Operating profit (loss)
  Retailing                                 $ 2,304,643
  Manufacturing                                  19,108
                                            -----------
                                            $ 2,323,751
                                            ===========
Assets
  Retailing                                 $29,772,304
  Manufacturing                               4,638,006
                                            -----------
                                            $34,410,310
                                            ===========

Depreciation and amortization
  Retailing                                 $   819,356
  Manufacturing                                 237,136
                                            -----------
                                            $ 1,056,492
                                            ===========

Capital Expenditures
  Retailing                                 $ 1,046,326
  Manufacturing                                  10,255
                                            -----------
                                            $ 1,056,581
                                            ===========

NOTE 17--SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     In contemplation of the proposed offering of $60,000,000 in Senior Subordinated Notes, the following is summarized condensed consolidating financial information for the Company, segregating the Parent from the guarantor subsidiaries. The guarantor subsidiaries are direct or indirect wholly owned subsidiaries of the Company and guarantees are full, unconditional, joint and several.

                                     JUNE 30, 1996                               JUNE 30, 1997
                       -----------------------------------------   -----------------------------------------
                                      GUARANTOR                                   GUARANTOR
                         PARENT      SUBSIDIARIES   CONSOLIDATED     PARENT      SUBSIDIARIES   CONSOLIDATED
                       -----------   ------------   ------------   -----------   ------------   ------------
Assets:
Cash.................  $ 1,863,286   $    51,473    $ 1,914,759    $ 4,757,083   $   320,558    $ 5,077,641
Accounts
  receivable.........    3,353,707           878        387,757      7,937,696       243,902      3,295,925
Inventories..........    2,611,142            --      2,611,142      2,777,635       484,445      3,262,080
Prepaid Expenses.....      265,074        14,431        279,505        384,406        73,837        458,243
Deferred tax
  assets.............       80,000            --         80,000      1,342,450            --      1,342,450
                       -----------   -----------    -----------    -----------   -----------    -----------
Total current
  assets.............    8,173,209        66,782      5,273,163     17,198,270     1,122,742     13,436,339
Notes receivable.....           --            --             --        400,000            --             --
Property and
  equipment, net.....      745,960     2,724,226      3,470,226      1,321,289     3,112,478      4,433,767
FCC license, net.....    1,726,335     8,789,706     10,516,041        161,782    13,261,400     13,423,182
Goodwill, net........      605,154            --        605,154        589,638       254,002      1,989,529
Other assets.........      320,876       101,210        422,086        438,453     1,834,929      1,127,493
Investment in
   subsidiary........    9,609,813            --             --     10,359,813            --             --
                       -----------   -----------    -----------    -----------   -----------    -----------
Total assets.........  $21,181,348   $11,681,963    $20,286,670    $30,470,245   $19,585,553    $34,410,310
                       ===========   ===========    ===========    ===========   ===========    ===========
Liabilities and
  Stockholders Equity
Accounts payable and
  secured expense....  $ 6,556,347   $ 3,027,277    $ 6,616,796    $14,338,744   $ 6,065,657    $15,518,828
Current portion-
  capital leases and
  long-term debt.....      850,706            --        850,706        849,531     1,601,800      2,451,331
Deferred revenue.....    1,491,782        20,509      1,512,291         87,926        19,693        107,619
                       -----------   -----------    -----------    -----------   -----------    -----------
Total current
  liabilities........    8,898,835     3,047,786      8,979,793     15,276,201     7,687,150     18,077,778
Long-term debt.......    5,722,712            --      5,722,712      5,293,773     2,628,358      7,522,131
Deferred income
  taxes..............           --     2,082,336      2,082,336             --     3,613,411      3,613,410
Redeemable preferred
  stock..............    1,393,430            --      1,393,430      1,393,430       750,000      1,393,430
Common Stock.........       26,438         1,065         26,438         26,786         1,165         26,786
Additional paid in
  capital............    9,927,787     9,608,748      9,927,787     10,066,555     9,608,748     10,066,555
Accumulated
  deficit............   (4,787,854)   (3,057,972)    (7,845,826)    (1,586,500)   (4,703,279)    (6,289,780)
                       -----------   -----------    -----------    -----------   -----------    -----------
Total liabilities and
  stockholders
  equity.............  $21,181,348   $11,681,963    $20,286,670    $30,470,245   $19,585,553    $34,410,310
                       ===========   ===========    ===========    ===========   ===========    ===========

                            SEPTEMBER 30, 1997 (UNAUDITED)
                       -----------------------------------------
                                      GUARANTOR
                         PARENT      SUBSIDIARIES   CONSOLIDATED
                       -----------   ------------   ------------
Assets:
Cash.................  $   729,249   $   531,314    $ 1,260,563
Accounts
  receivable.........    8,963,096     1,087,580      3,687,168
Inventories..........    2,363,812       702,489      3,066,301
Prepaid Expenses.....      552,934       341,389        894,323
Deferred tax
  assets.............    1,482,530            --      1,482,530
                       -----------   -----------    -----------
Total current
  assets.............   14,091,621     2,662,772     10,390,885
Notes receivable.....      700,000            --        300,000
Property and
  equipment, net.....    1,558,172     3,065,128      4,623,300
FCC license, net.....      160,718    13,001,091     13,161,809
Goodwill, net........      585,758     1,416,632      2,002,390
Other assets.........    1,507,330       641,508      2,148,838
Investment in
   subsidiary........   10,359,813            --             --
                       -----------   -----------    -----------
Total assets.........  $28,963,412   $20,787,131    $32,627,222
                       ===========   ===========    ===========
Liabilities and
  Stockholders Equity
Accounts payable and
  secured expense....  $11,958,605   $ 7,734,915    $13,330,112
Current portion-
  capital leases and
  long-term debt.....      993,334     1,505,952      2,499,286
Deferred revenue.....      106,914        16,059        122,973
                       -----------   -----------    -----------
Total current
  liabilities........   13,058,853     9,256,926     15,952,371
Long-term debt.......    5,035,242     2,348,592      6,983,834
Deferred income
  taxes..............           --     3,766,871      3,766,871
Redeemable preferred
  stock..............    1,393,430       750,000      1,393,430
Common Stock.........       27,686         1,165         27,686
Additional paid in
  capital............   10,425,655     9,608,748     10,425,655
Accumulated
  deficit............     (977,454)   (4,945,171)    (5,922,625)
                       -----------   -----------    -----------
Total liabilities and
  stockholders
  equity.............  $28,963,412   $20,787,131    $32,627,222
                       ===========   ===========    ===========

Note: Intercompany balances have been eliminated in the consolidated totals.

                          OPERATING AND CASH FLOW DATA

                                                              YEAR ENDED
                        --------------------------------------------------------------------------------------
                                      JUNE 30, 1995                                JUNE 30, 1996
                        ------------------------------------------   -----------------------------------------
                                        GUARANTOR                                   GUARANTOR
                           PARENT      SUBSIDIARIES   CONSOLIDATED     PARENT      SUBSIDIARIES   CONSOLIDATED
                        ------------   ------------   ------------   -----------   ------------   ------------
Net revenues..........  $ 26,787,013   $        --    $26,787,013    $40,016,114   $        --    $40,016,114
Cost of sales.........    17,120,791            --     17,120,791     24,516,348            --     24,516,348
Other operating
  income..............            --       488,952        189,000             --     2,317,481        659,461
Operating expenses....    10,971,182       469,417     11,009,797     17,127,961     2,510,787     16,930,172
                        ------------   -----------    -----------    -----------   -----------    -----------
  Operating income
    (loss)............    (1,304,960)       19,535     (1,154,575)    (1,628,195)     (193,306)      (770,945)
Interest expense,
  net.................      (216,486)           --       (216,486)      (793,648)         (910)      (794,558)
Other income..........       219,922            --         89,072      1,106,632           561         56,637
                        ------------   -----------    -----------    -----------   -----------    -----------
  Income (loss) before
    taxes.............    (1,301,524)       19,535     (1,281,989)    (1,315,211)     (193,655)    (1,508,866)
Income tax expense
  (benefit)...........            --            --             --       (103,394)            --      (103,394)
                        ------------   -----------    -----------    -----------   -----------    -----------
Net income (loss).....  $ (1,301,524)  $    19,535    $(1,281,989)   $(1,211,817)  $  (193,655)   $(1,405,472)
                        ============   ===========    ===========    ===========   ===========    ===========
Cash Flows
Cash provided (used)
  by operations.......  $  1,537,042   $   405,637    $ 1,942,679    $(1,158,506)  $ 1,973,319    $   814,813
Cash provided (used)
  by financing
  activities..........    (8,797,854)    9,641,949        844,095      1,075,430       (32,136)     1,043,294
Cash provided (used)
  by investing
  activities..........     6,378,736   (10,038,390)    (3,659,654)     1,753,411    (1,898,905)      (145,494)
                        ------------   -----------    -----------    -----------   -----------    -----------
  Increase (decrease)
    in cash...........      (882,076)        9,196       (872,880)     1,670,335        42,278      1,712,613
Cash at beginning of
  period..............     1,075,026            --      1,075,026        192,951         9,195        202,146
                        ------------   -----------    -----------    -----------   -----------    -----------
Cash at end of
  period..............  $    192,950   $     9,196    $   202,146    $ 1,863,286   $    51,473    $ 1,914,759
                        ============   ===========    ===========    ===========   ===========    ===========

                                     YEAR ENDED
                        --------------------------------------
                                    JUNE 30, 1997
                        ---------------------------------------
                                      GUARANTOR
                        PARENT      SUBSIDIARIES   CONSOLIDATED
                      -----------   ------------   ------------
Net revenues..........$66,857,751   $   959,709    $67,817,460
Cost of sales......... 40,327,908       298,226     40,626,134
Other operating
  income..............         --     2,017,728      1,014,888
Operating expenses.... 24,943,748     2,992,111     25,882,463
                      -----------   -----------    -----------
  Operating income
    (loss)............  1,586,095      (312,900)     2,323,751
Interest expense,
  net.................   (929,568)     (149,961)    (1,079,529)
Other income..........  1,282,380            --        231,824
                      -----------   -----------    -----------
  Income (loss) before
    taxes.............  1,938,907      (462,861)     1,476,046
Income tax expense
  (benefit)...........   (100,000)        20,000       (80,000)
                      -----------   -----------    -----------
Net income (loss).....$ 2,038,907   $  (482,861)   $ 1,556,046
                      ===========   ===========    ===========
Cash Flows
Cash provided (used)
  by operations.......$ 2,926,057   $ 3,319,324    $ 6,245,381
Cash provided (used)
  by financing
  activities.......... (2,547,230)    4,966,516      1,669,186
Cash provided (used)
  by investing
  activities..........  2,514,970    (8,016,755)    (4,751,685)
                      -----------   -----------    -----------
  Increase (decrease)
    in cash...........  2,893,797       269,085      3,162,882
Cash at beginning of
  period..............  1,863,286        51,473      1,914,759
                      -----------   -----------    -----------
Cash at end of
  period..............$ 4,757,083   $   320,558    $ 5,077,641
                      ===========   ===========    ===========

Note: Intercompany balances have been eliminated in the consolidated totals.

                          OPERATING AND CASH FLOW DATA

                                                                        Three Months Ended
                                      ------------------------------------------------------------------------------------------
                                                 September 30, 1996                             September 30, 1997
                                      -------------------------------------------    -------------------------------------------
                                                      Guarantor                                      Guarantor
Results of Operations                   Parent       Subsidiaries    Consolidated      Parent       Subsidiaries    Consolidated
----------------------                  ------       ------------    ------------      ------       ------------    ------------
Net revenues                          $13,741,493    $   --          $13,741,493     $19,511,825    $1,446,210     $20,958,035
Cost of sales                           8,474,787        --            8,474,787      11,568,987       778,611      12,347,598
Other operating income                     --          641,339           226,834         --            527,196         270,888
Operating expenses                      5,275,413      592,250         5,190,519       7,580,837     1,177,430       8,226,553
                                      -----------    ---------       -----------     -----------    ----------     -----------
  Operating income                         (8,707)      49,089           303,021         362,001        17,365         654,772
Interest expense                         (186,754)         (66)         (186,820)       (186,209)      (97,360)       (283,569)
Other income                              287,931         --              25,292         378,184         1,556         104,334
                                      -----------    ---------       -----------     -----------    ----------     -----------
  Income before taxes                      92,470       49,023           141,493         553,976       (78,439)        475,537
Income tax expense (benefit)              (20,000)      (5,000)          (25,000)         98,380        10,002         108,382
                                      -----------    ---------       -----------     -----------    ----------     -----------
  Net income                          $   112,470    $  54,023       $   166,493     $   455,596    $  (88,441)    $   367,155
                                      ===========    =========       ===========     ===========    ==========     ===========
Cash Flows
Cash provided (used) by operations    $   211,570    $ 288,509       $   500,079     $(1,159,720)   $ (803,421)    $(1,963,141)
Cash provided (used) by investing         (47,421)    (176,241)         (223,662)     (2,964,287)    1,389,791      (1,574,496)
Cash provided (used) in financing
 activities                               (94,713)    (113,351)         (208,064)         96,173      (375,614)       (279,441)
                                      -----------    ---------       -----------     -----------    ----------     -----------
Increase (decrease) in cash                69,436       (1,083)           68,353      (4,027,834)      210,756      (3,817,078)
Cash at beginning of period             1,863,286       51,473         1,914,759       4,757,083       320,558       5,077,641
                                      -----------    ---------       -----------     -----------    ----------     -----------
Cash at end of period                 $ 1,932,722    $  50,390       $ 1,983,112     $   729,249    $  531,314     $ 1,260,563
                                      ===========    =========       ===========     ===========    ==========     ===========

Note: Intercompany balances have been eliminated in the consolidated totals.

NOTE 18 - SUBSEQUENT EVENTS (UNAUDITED)

ISSUANCE OF COMMON STOCK

In October 1997, the Company issued 444,177 shares of common stock in connection with the conversion of a 10.75% note payable in the amount of $1,332,531. The conversion rate was $3.00 per share. This note was being amortized in monthly installments of $43,494 and was due September, 2000. The conversion of this note will reduce interest expense by approximately $75,000 in the fiscal year ending June 30, 1998.

PROPOSED ASSET PURCHASE

     SAH Acquisition II Corporation, a Tennessee corporation and a wholly owned subsidiary of the Company ("SAH" Acquisition II"), entered into an Asset Purchase Agreement dated as of September 23, 1997 (the "Asset Purchase Agreement") with Global Broadcasting Systems, Inc,. a Delaware corporation, and its affiliate, under which SAH Acquisition II agreed to acquire certain broadcast television assets (the "Acquisition"). Global Broadcasting Systems, Inc. and its affiliate are currently subject to a proceeding (the "Bankruptcy Proceeding") under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") (as debtors in the Bankruptcy Proceeding, Global Broadcasting Systems, Inc. and its affiliate are referred to as "Global").

     Under the Asset Purchase Agreement, SAH Acquisition II has agreed to acquire two broadcast television stations owned by Global, KCNS(TV) located in San Francisco, California ("KCNS"), and WRAY(TV) located in the Raleigh-Durham, North Carolina market ("WRAY"). Under the Asset Purchase Agreement, SAH Acquisition II has agreed to assume the legal right and obligation of Global under executory purchase contracts (the "Executory Contracts") to acquire two additional broadcast television stations, WOAC(TV) in the Cleveland, Ohio, market ("WOAC") and WPMC(TV) in the Knoxville, Tennessee, market ("WPMC"). The Company contemplates a sale of WPMC to an unaffiliated entity subsequent to the consumation of its acquisition. The Company has guaranteed the performance of SAH Acquisition II under the Asset Purchase Agreement. An order of the Bankruptcy Court approved the Asset Purchase Agreement on November 20, 1997.

     The total purchase price payable by SAH Acquisition II to Global in connection with the Acquisition in $52,850,000 (the "Global Purchase Price"), of which the Company has paid a total of $3,963,750 into an escrow account held by the Bankruptcy Trustee and which will be applied to the Global Purchase Price at the closing. The escrow payment was funded through $1,000,000 of internal funds and a borrowing consummated subsequent to September 30, 1997. The balance of $48,886,250 is payable by the Company to Global at the closing. In connection with the assignment of the Executory Contract for WOAC, SAH Acquisition II is obligated to purchase WOAC for a total purchase price of $23,500,000. SAH Acquisition II is entitled to a credit for an escrow deposit previously paid by Global to the sellers of WOAC in the amount of $2,350,000 and will make a cash payment of $21,150,000 in connection with the closing of the purchase of WOAC.

     The Company will account for the Acquisition as a purchase of assets rather than the acquisition of a business because, with the exception of a de minimus period of time, these stations were operated as commercial broadcast stations and not as broadcast outlets for home shopping programming. The Company has concluded that because there is not continuity of revenues from these stations from which to derive relevant historical operation information, pro forma financial information is not meaningful and has not been provided.

     The obligations of the parties under the Asset Purchase Agreement and the Executory Contract for WOAC are subject to receipt of the approval of the Federal Communications Commission ("FCC") of the Applications for Consent to Assignment of Broadcast Station Licenses (collectively, the "Applications") filed with respect to the broadcast licenses to be transferred to SAH Acquisition II. The FCC published public notice of its approval of the Applications for KCNS and WRAY on December 15, 1997 and such approval became a final order on January 25, 1998. The FCC published public notice of its approval of the Application for WOAC on January __, 1998 and such approval is expected to become a final order in February 1998 assuming no party files a timely objection thereto.

     The Company plans to use the proceeds from public offerings of debt and equity securities to fund the obligations under the Asset Purchase Agreement and the Executory Contracts.

     In the event the Company is unable to close the Acquisition, under certain conditions, the escrow account balance could be forfeited.

========================================================      ===================================================
NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED
IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT
CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATION MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY
BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE
AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY
ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY,
NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION
OF AN OFFER TO BUY ANY OF THE SECURITIES                                           $________
OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN
WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR
SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF                            SHOP AT HOME, INC.
THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL
UNDER ANY CIRCUMSTANCES  CREATE AN IMPLICATION THAT THE
INFORMATION  CONTAINED HEREIN IS CORRECT AS OF ANY DATE
SUBSEQUENT TO THE DATE HEREOF.                                             __%  SECURED NOTES DUE 20__

                  ------------

                TABLE OF CONTENTS

                  ------------

                                               PAGE
                                               ----
Prospectus Summary ............................   7
Risk Factors ..................................  14                                --------
Use of Proceeds ...............................  24
Capitalization ................................  25                               PROSPECTUS
Selected Historical and Pro Forma
  Financial Data ..............................  26                                --------
Management's Discussion and Analysis of
  Financial Condition and Results of Operations  29
Business ......................................  38
Management ....................................  55
Certain Relationships and  Related Transactions  63
Security Ownership of Certain Beneficial Owners  64
Description of Notes ..........................  66
Description of Capital Stock ..................  90
Underwriting ..................................  93                            FRIEDMAN, BILLINGS,
Legal Matters .................................  93                            RAMSEY & CO., INC.
Experts .......................................  94
Additional Information ........................  94
Index to Consolidated Financial Statements .... F-1

   UNTIL ____________, 1998, ALL DEALERS EFFECTING                             _____________, 1998
TRANSACTIONS IN THE NOTES, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH
RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

========================================================      ===================================================

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                SUBJECT TO COMPLETION, DATED JANUARY ____, 1998

PROSPECTUS

                              ______________ SHARES

                               SHOP AT HOME, INC.

                                  COMMON STOCK

                                ----------------

         All of the ____________ shares of Common Stock, par value $0.0025 per share (the "Common Stock"), offered hereby (the "Common Stock Offering") are being sold by Shop at Home, Inc. (the "Company"). Concurrent with the Common Stock Offering, the Company is offering $________ in aggregate principal amount of its ___% Secured Notes due 20__ (the "Notes") by a separate prospectus (the "Notes Offering" and together with the Common Stock Offering, the "Offerings"). The Common Stock Offering is contingent upon the completion of the Notes Offering, and the Notes Offering is contingent upon the completion of the Common Stock Offering.

         See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

         The Common Stock is quoted on The Nasdaq National Market ("Nasdaq") under the symbol "SATH."

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE ___ HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

=================================================================================================================
                                                              Price to          Underwriting        Proceeds to
                                                               Public            Discount(1)         Company(2)
-----------------------------------------------------------------------------------------------------------------
Per Share............................................
-----------------------------------------------------------------------------------------------------------------
Total(3)............................................
=================================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriter and other information.
(2) Before deducting expenses of the Offering estimated at $__________ payable by the Company.
(3) The Company has granted the Underwriter an option (the "Over-allotment Option"), exercisable within 30 days of the date hereof, to purchase up to ________ additional shares of Common Stock for the purpose of covering over-allotments, if any. If the Underwriter exercises such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $________________, ____________ and $_______________, respectively.
     See "Underwriting."
                                ----------------


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


                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

         The shares of Common Stock are offered by the Underwriter, subject to receipt and acceptance by the Underwriter, approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offers and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made against payment therefore in New York, New York or in book-entry form through the facilities of the Depositary Trust Company on or about __________, 1998.

                      FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                      The date of this Prospectus is ________________, 1998


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                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

     [Graphic depicting baseball signed by Joe Dimaggio, a gemstone, a video camcorder and two-on air personalities, overlaying a table with a cup of coffee and folded Wall Street Journal.]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


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


                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                                  THE OFFERING

Common Stock offered
hereby.......................                         shares
                                    -----------------
Common Stock to be
outstanding after the
Common Stock Offering..........                       shares(1)(2)
                                    -----------------

Use of Proceeds................     The Company intends to use the net proceeds
                                    from the Common Stock Offering, together
                                    with the net proceeds from the Notes
                                    Offering in the following manner: (i) to pay
                                    the purchase price to Global under the Asset
                                    Purchase Agreement and the purchase price to
                                    close the Executory Contract for WOAC (See
                                    "Business--Recent Development"), (ii) to
                                    acquire equipment necessary to upgrade and
                                    improve the broadcast television stations
                                    acquired through the Acquisition, (iii) to
                                    purchase equipment for the Company's new
                                    main offices and studios in Nashville,
                                    Tennessee, (iv) to repay indebtedness of the
                                    Company, and (v) as working capital of the
                                    Company, which may be used to acquire
                                    additional television stations that may be
                                    available in the future. See "Use of
                                    Proceeds."

NASDAQ symbol..................     "SATH"

-------------------
(1) Does not include ______ shares of Common Stock reserved for issuance pursuant to options issued under the Company's ____ Stock Option Plan. Upon consummation of the Offerings, options to purchase a total of ______ shares of Common Stock will be outstanding under the ____ Stock Option Plan.

(2) If the Over-allotment Option is exercised, _________ shares of Common Stock will be sold in the Common Stock Offering and _______ shares of Common Stock will be outstanding after the Common Stock Offering.

                               CONCURRENT OFFERING

          Concurrently with the Common Stock Offering, the Company is offering $___________ in aggregate principal amount of its __% Secured Notes due 20__ to the public. The Common Stock Offering is contingent upon the completion of the Notes Offering, and the Notes Offering is contingent upon the completion of the Common Stock Offering.

                                  RISK FACTORS

          Prior to making an investment in the Common Stock offered hereby, prospective purchasers should carefully review the information set forth under the caption "Risk Factors" as well as other information set forth in this Prospectus.


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


                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                                  RISK FACTORS

Prior to making an investment decision with regard to the Company, prospective investors should carefully consider the following risk factors in addition to the other information and financial data presented in the various filings made by the Company with the Securities and Exchange Commission. Many of the statements in this Prospectus are forward-looking in nature and, accordingly, whether or not they prove to be accurate is subject to many risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements in this Prospectus. Factors that could cause or contribute to such difference include, but are not limited to, those discussed below and those contained elsewhere in this Prospectus.

SIGNIFICANT LEVEL OF DEBT

         Following the Offerings, the Company will have a significant level of debt. As of December 31, 1997, on a pro forma basis, after giving effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company's consolidated debt would have been approximately $____ million. Subject to the restrictions on Indebtedness contained in the Indenture, the Company may incur additional debt from time to time to finance acquisitions, for capital expenditures or for other purposes.

         The level of the Company's indebtedness following the Offerings could have material consequences to the Company and the holders of the Company's securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal and interest on its debt and will not be available for other purposes, (iii) the Company's ability to react to changes in its industry or economic conditions could be limited, and (iv) certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

         The Company's ability to service its debt obligations, including the Notes, will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business, and other factors, certain of which are beyond its control, as well as the availability of borrowings under any credit arrangements. The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness, including the Notes, as well as future capital expenditures and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the Funded Indebtedness, the Indenture or its other indebtedness. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results, or to fund capital expenditures may be adversely affected. If the Company does not generate sufficient increases in cash flow from operations to repay its indebtedness at maturity, including the Notes, it could attempt to refinance such indebtedness; however, no assurance can be given that such refinancing would be available on terms acceptable to the Company, if at all.

MANAGEMENT OF GROWTH AND RELATED EXPENSES

         The Company has experienced rapid growth in net sales in recent years. For the Company's fiscal years ended June 30, 1994, June 30, 1995, June 30, 1996 and June 30, 1997, net sales of the Company


                                     ALT-5
increased by 9%, 23%, 49% and 69%, respectively, over net sales for the prior fiscal year. Almost all of the growth in net sales has resulted from expanded carriage of the Company's programming on cable systems and television broadcast stations. In connection with the expanded carriage of its programming, the amounts payable to cable systems and television broadcasters for the carriage of the Company's programming have increased substantially. The Company has also incurred other increased expenses associated with its growth, including increased personnel costs. The Company must effectively control expenses in order to operate profitably and the failure to effectively control expenses could have an adverse impact on the Company's financial condition and results of operations.

COST OF ACQUISITION

         In connection with the offering of the Notes and the Acquisition, the Company is incurring a substantial debt service obligation. In the event that the increased revenues and profits associated with increased television broadcast carriage of the Company's programming do not exceed the additional costs and expenses associated with the Acquisition and the Company's expansion, including interest payable on the Notes, the Company's profitability will be adversely affected. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Results of Operations."

RELOCATION OF PRINCIPAL FACILITY

         The Company is in the process of relocating its principal facility, including its offices and studios from Knoxville, Tennessee to Nashville, Tennessee. The Company anticipates the expense of the relocation, including the costs of equipping the facilities, will be approximately $___ million, but there can be no assurance that the actual expense will not exceed such amount. In addition, certain other transitional matters related to the relocation could negatively impact the operations and earnings of the Company, including the transition of the programming origination to the new facility, the possible transition of telephone call center operations to the new facility, the possible loss of personnel and lost productivity due to management resources devoted to the relocation. See "BUSINESS OF THE COMPANY--Properties."

RISK OF INABILITY TO INCREASE DISTRIBUTION OF THE COMPANY'S PROGRAMMING

         The Company's strategy involves continued growth through increased distribution of its programming. Increasing distribution of the Company's programming may require that the Company raise additional debt or equity capital subsequent to the Offerings. There can be no assurance, however, that any such capital would be available to the Company on acceptable terms, if at all. In addition to the Acquisition, the Company's strategy involves the acquisition of additional broadcast television stations. There can be no assurances that the Company will be successful in acquiring additional broadcast stations. If the Company is unable to raise additional capital or is unable to consummate additional acquisitions, the Company may be unable to increase distribution of its programming. See "BUSINESS OF THE COMPANY--Business Strategy."

RISKS RELATED TO THE ACQUISITION OF WOAC

         Consummation of the acquisition of WOAC is subject to a number of conditions, certain of which are beyond the Company's control. These conditions include prior approval of the FCC of the assignments of the broadcast television license and satisfaction of various closing conditions in the Executory Contract. There can be no assurance that the acquisitions under the Executory Contract will be consummated. In the event the acquisition under the Executory Contract for WOAC is not consummated, the Company intends to reduce


                                      ALT-6

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]


Funded Indebtedness and fund possible future acquisitions. See "BUSINESS OF THE COMPANY--Recent Developments--Acquisition."

NEED FOR CAPITAL EXPENDITURES RELATED TO THE ASSETS ACQUIRED IN THE ACQUISITION

         The Company plans certain capital expenditures to acquire and to install equipment at KCNS and WRAY. Such capital expenditures are required in order for the broadcast stations to operate at full power in accordance with their respective FCC licenses. In particular, WRAY is currently operating under a construction permit and a full license for the station has not been obtained due to the operation of the station at a power level substantially below that authorized by the FCC. The Company intends capital expenditures of approximately $4.0 million for the acquisition and installation of new equipment, but there can be no assurance that the actual expenditures will not exceed such amount. See "BUSINESS OF THE COMPANY--Recent Developments--Global Acquisition."

CONTROL BY PRINCIPAL SHAREHOLDER

         J.D. Clinton owns, directly and indirectly, 3,227,700 shares of the Common Stock representing approximately 27.5% of the outstanding shares of Common Stock as of December 31, 1997. In addition, Mr. Clinton and his affiliates hold options and warrants for the right to acquire additional shares of Common Stock of the Company. On a fully diluted basis after the exercise of all options and warrants held and after giving effect to the Common Stock Offering (assuming an issuance of 7,500,000 shares), Mr. Clinton would own, directly or indirectly, 5,429,700 shares of the Common Stock representing approximately 25.3% of the shares of Common Stock of the Company. Mr. Clinton's ownership is substantially greater than any other shareholder, and his ownership could give him de facto control over any shareholder vote, including a vote for election of all of the members of the Company's Board of Directors, a vote for the adoption of amendments to the Company's Charter and Bylaws and a vote for the approval of a merger, consolidation, asset sale or other corporate transaction requiring approval of the shareholders of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

DEPENDENCE ON AFFILIATION AGREEMENTS

         The Company's business is dependent upon affiliation agreements and time brokerage agreements with television broadcast stations and cable system operators. A significant number of the Company's customers are reached through the broadcasting of the Company's programming pursuant to such agreements. These agreements contain various provisions, including agreements to carry the Company's programming for a number of hours daily or to carry the programming on substantially a full time basis. These agreements are subject to renegotiation and renewal from time to time. Certain agreements provide the station or cable system operator with the right to terminate the agreement at any time. Certain agreements provide the right to preempt the Company's programming in certain events.

         The failure of the Company to maintain distribution of its programming in particular markets could have a material adverse effect on the Company. The ability of the Company to maintain these agreements is dependent on the Company's ability to negotiate renewals on these agreements. There can be no assurance, however, that any such agreements can be renewed on acceptable terms, if at all. The home shopping market is highly competitive and there can be no assurance that the Company can match the prices its competitors may be willing to pay for broadcast time. See "BUSINESS OF THE COMPANY--Affiliations."


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


                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

         In recent years consumers have increasingly begun to subscribe to direct satellite broadcast systems ("DBS") as an alternative to subscription to a local cable system. DBS is expected to continue to attract new customers in the future. To date the Company has not secured carriage of its programming by a DBS system. There can be no assurance that such carriage can be obtained on acceptable terms, if at all.

DEPENDENCE ON KEY PERSONNEL

         The business of the Company depends upon the ability and expertise of certain key employees, including Kent E. Lillie, its President and Chief Executive Officer. If one or more key employees of the Company terminate their employment, the Company's operations could be adversely effected. Mr. Lillie is employed pursuant to an employment and non-compete agreement that expires in June, 2002 and certain other key executive officers are employed pursuant to employment and non-compete agreements. While the Company has endeavored to recruit and to retain certain key employees through employment agreements, there can be no assurance that one or more key employees will not resign from employment with the Company. See "MANAGEMENT--Executive Officers and Directors" and--Employment Agreements."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

         The Indenture restricts, among other things, the ability of the Company and its subsidiaries (the "Subsidiaries") to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, encumber substantially all of the assets of the Company.

         The loan agreements relating to Funded Indebtedness may contain extensive and restrictive covenants and may require the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. In addition, the Company's operating and financial flexibility will be limited by covenants that limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions to its stockholders or make certain other restricted payments, create certain liens upon assets, apply the proceeds from the dispositions of certain assets or enter into certain transactions with affiliates. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities which may be in the interests of the Company. The terms of the Funded Indebtedness may prohibit the Company from prepaying other indebtedness (including the Notes) before Funded Indebtedness. A breach of any of these covenants could result in a default under the Funded Indebtedness. Upon the occurrence of an event of default under the Funded Indebtedness, the lenders thereunder could elect to declare all amounts outstanding under the Funded Indebtedness, including accrued interest or other obligations, to be immediately due and payable or proceed against the collateral granted to them to secure that indebtedness. If any Funded Indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes.

         As a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the


                                      ALT-8

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Description of Notes--Certain Covenants."

RISKS RELATED TO THE NOTES OFFERING

         The ability of the Company to make payments of interest and principal on the Notes will depend on the cash reserves and other liquid assets held by the Company and any proceeds from any future financings. If the Company were unable to make such payments, it would result in a default under the Indenture as well as a default under certain of the Company's other agreements, which would have a material adverse effect on the Company's financial condition. The Indenture restricts, among other things, the ability of the Company and its Subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or encumber substantially all of the assets of the Company. If the Company does not comply with these covenants, the holders of the Notes will be entitled, under certain circumstances, to declare the Notes immediately due and payable, which would have a material adverse effect on the Company's financial condition. In addition, the Indenture provides that, upon certain events constituting a change of control of the Company, the holders of the Notes would be entitled to require the Company to repurchase up to all of the outstanding Notes, plus accrued and unpaid interest, if any, to the date of repurchase. The Company's failure to repurchase the Notes would result in a default under the Indenture, which would have a material adverse effect on the Company's financial condition.

RISK OF ENFORCEMENT AGAINST COLLATERAL

         The Notes will be secured by a lien on all of the issued and outstanding capital stock and assets of the Subsidiaries which shall be pledged to the Trustee, for the benefit of the Note holders. Three of the Subsidiaries hold the FCC licenses for the broadcast television stations operated in connection with the business of the Company, including the stations to be acquired in the Acquisition. The capital stock and assets of the Other Subsidiaries may also be subject to a lien of the Funded Indebtedness. In the event of a default under the Notes or the Funded Indebtedness, the Trustee or the holder(s) of Funded Indebtedness may enforce the lien against the capital stock or assets of the Subsidiaries. In the event of such enforcement, one or more of the Subsidiaries could be sold and the proceeds applied to payment of the Notes or the Funded Indebtedness, as the case may be. Such an event would result in the Company ceasing to own (through a Subsidiary) one or more broadcast television stations and failing to retain important distribution of the Company's programming, which would have a material adverse effect on the Company's financial condition. See "DESCRIPTION OF NOTES--Collateral

DEPENDENCE ON ECONOMIC FACTORS

         Because the Company derives substantially all of its revenue from the sale of merchandise, its revenues may be adversely affected by economic conditions which impact potential customers and suppliers. In particular, operating results in individual geographic markets will be adversely affected by local and or regional economic downturns. Such economic downturns could have an adverse impact on the Company's financial condition and results of operations.


                                      ALT-9

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

DEPENDENCE ON PRODUCT VENDORS

         The Company has endeavored to position itself in the home shopping market as the seller of certain unique products, including sports memorabilia. The Company depends upon a limited number of product suppliers for such products. The Company believes that there are sufficient product suppliers to allow the Company to continue to offer such products consistently, but such supply cannot be assured. If the Company is not able to obtain certain products currently offered to customers, such event could have an adverse impact on the Company's financial condition and results of operations. See "BUSINESS OF THE COMPANY--Product Assortment."

AUTHENTICITY AND PRICING OF COLLECTIBLE PRODUCTS

         A portion of the products sold by the Company consists of collectibles and memorabilia, including sports related products, the price of which is dependent upon their unique nature and authenticity. The Company endeavors to take precautions necessary to insure the authenticity of these products; however, the Company's ability to sell collectible products could be impaired as a result of real or perceived customer concern about the authenticity of such products. In addition, the market price of collectible products depends upon a number of factors, many of which are not within the control of the Company. A reduction in the amount of collectibles sold by the Company or a reduction in the desirability of collectibles could have an adverse impact on the Company's financial condition and results of operations.

SATELLITE TRANSPONDER ARRANGEMENTS

         The Company's programming is transmitted via Telstar 402R, a preemptible satellite transponder, under a Services Agreement with B&P The SpaceConnection, Inc., which agreement expires in December 1998. The Company's right to use the transponder may be preempted at any time to restore (i) another failed transponder that is entitled to protection, (ii) a satellite failure or
(iii) other service offerings of the operator of the transponder. The Services Agreement may be terminated by B&P The SpaceConnection upon the occurrence of certain defaults specified therein. The Company has been offered the right to extend the Services Agreement for two years after 1998 and intends to exercise that right. The availability of replacement transponder time or satellite capacity is dependent on a number of factors over which the Company has no control. An interruption or termination of transponder service could have a material adverse effect on the Company. See "BUSINESS OF THE COMPANY--Broadcast Operations."

COMPETITION

         The Company operates in an industry dominated by two established competitors-the Home Shopping Network and the QVC Network--both of which have substantially more television and cable carriage than the Company, as well as greater financial, distribution, and marketing resources. The Company also must compete with store and catalog retailers, many of whom have substantially greater financial, distribution and marketing resources. In addition, the Company competes with new media businesses, such as computer on-line shopping services. See "BUSINESS OF THE COMPANY--Competition."


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


                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]


COMPETITION IN THE TELEVISION INDUSTRY; IMPACT OF NEW TECHNOLOGIES

         The television broadcasting industry has become increasingly competitive in recent years, as television stations compete for viewers and advertising revenues with other broadcast television stations, as well as other media, including cable television, satellite dishes, multichannel multipoint distribution systems, pay-per-view programs and the proliferation of video recorders and video movie rentals. Furthermore, new television networks such as the United Paramount Network and the Warner Brothers Network have created additional competition. These changes have fractionalized television viewing audiences. Through technological developments, such as direct broadcast satellite, video compression and programming delivered through fiber optic telephone lines, this trend towards fractionalization will likely continue, providing additional competitive pressures on the Company.

         Additionally, the FCC has adopted rules for implementing digital (including high-definition) television ("DTV") service in the United States. The FCC also has adopted a table of allotments for DTV, which will provide eligible existing broadcasters with a second channel on which to provide DTV service. Television broadcasters will be allowed to use their channels according to their best business judgment. Such uses can include multiple standard definition program channels, data transfer, subscription video, interactive materials, and audio signals, although broadcasters will be required to provide a free digital video programming service that is at least comparable to today's analog service. Broadcasters will not be required to air "high definition" programming or, initially, to simulcast their analog programming on the digital channel. All commercial broadcasters must be on the air with a digital signal by May 1, 2002. Implementation of DTV is expected to improve the technical quality of television. Under certain circumstances, however, conversion to DTV operations may reduce a station's geographical coverage area or provide a competitive advantage to one or more competing stations in the market. In connection with the conversion to DTV, the Company will incur expense which cannot be quantified at this date, but which may be substantial, and the Company cannot predict the extent or timing of consumer demand for any such DTV services.

REGULATORY MATTERS

         The Company's television operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act") and most recently amended by the Telecommunications Act of 1996 (the "Telecommunications Act"). The Communications Act permits the operation of television broadcast stations only in accordance with a license issued by the FCC. The Communications Act empowers the FCC, among other things: to determine the frequencies, location and power of broadcast stations; to issue, modify, renew and revoke station licenses; to approve the assignment or transfer of control of broadcast licenses; to regulate the equipment used by stations; to impose penalties for violations of the Communications Act or FCC regulations; and, to some extent, to regulate a licensee's programming content. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures or, for particularly egregious violations, the revocation of a license. The Company's business will be dependent upon its continuing ability to hold television broadcasting licenses from the FCC.

         FCC television licenses are generally granted or renewed for terms of eight years, though licenses may be renewed for a shorter period. The Company must apply for renewal of each broadcast license. At the time an application is made for renewal of a license, parties in interest may file petitions to deny the renewal, and such parties, as well as members of the public, may comment upon the service the station has provided during


                                     ALT-11

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

the preceding license term and urge denial of the application. While broadcast licenses are typically renewed by the FCC, even when petitions to deny are filed against renewal applications, there can be no assurance that the licenses for the Company's stations will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum eight-year period. The non-renewal or revocation of one or more of the Company's primary FCC licenses could have a material adverse effect on the Company's operations.

         The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of the Company's broadcast properties. Such matters include, for example: changes in the FCC's multiple ownership restrictions; spectrum use fees; political advertising rates; free political time; potential restrictions on the advertising of alcoholic beverages; the rules and policies to be applied in enforcing the FCC's equal opportunity regulations; the standards to govern the evaluation of television programming directed toward children, and violent and indecent programming. The Company is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on the Company's operations.

         The 1992 Cable Act includes signal carriage or "must carry" provisions that require cable operators to carry the signals of local commercial television stations. A cable system is generally required to devote up to one-third of its aggregate activated channel capacity for the mandatory carriage of local commercial television stations without charge. The 1992 Cable Act also includes a retransmission consent provision that prohibits cable operators and other multi-channel video programming distributors from carrying the signal of commercial broadcast stations and certain low power stations without obtaining their consent in certain circumstances. In March 1997, the United States Supreme Court upheld the constitutionality of the must carry requirements. The current strategy of the Company with respect to the broadcast of its programming by television broadcast stations has been developed based on the present status of the must carry provisions. While no serious efforts appear to be developing to change these provisions, there is always a possibility that Congress might elect to do so. Under the Communications Act, for purposes of the must carry provisions, a broadcast station's market is determined by the FCC using commercial publications which delineate television markets based on viewing patterns. The FCC may, however, consider, on a case by case basis and acting on specific written requests, changes in the station's market areas (currently defined by the ADI, Arbitron's Area of Dominant Influence, to which the station has been designated), including the exclusion of communities from a television station's market. In considering requests for a change in a station's market area, the FCC takes into account a number of factors including whether or not the station in question provides coverage to the community and evidence of the viewing patterns in cable and non-cable households in that community. In recent months, the FCC has ruled on several such requests and in many of these cases have excluded particular communities from an ADI. The Company is unable to predict the impact of any rulings of the FCC with respect to the exclusion of the carriage of the Company's broadcast stations from any particular cable systems in its markets. See "REGULATORY MATTERS."

POTENTIAL CONFLICT BETWEEN DEBT AND EQUITY HOLDERS

         Certain decisions concerning the operations or financial structure of the Company may present conflicts between the owners of the Company's capital stock and the holders of the Notes. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the interest of the Company's equity owners might conflict with those of the holders of the Notes. In addition, the equity owners may have an interest in pursuing acquisitions, divestitures, financings or other transactions that could enhance


                                     ALT-12

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

their equity investment, even though such transactions might adversely affect the ability of the Company to pay principal and interest on the Notes.

SUBSTANTIAL DILUTION

         Purchasers of Common Stock will experience substantial dilution in pro forma net tangible book value per share of Common Stock from the offering price. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

         Immediately following consummation of the Offerings, there will be outstanding _______ shares of Common Stock (_______ shares if the Underwriter's over-allotment option is exercised in full). The ________ shares of Common Stock offered hereby (plus an additional _________ shares if the Underwriter's over-allotment option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" (as defined in the Securities Act) of the Company. The remaining _________________ shares of Common Stock to be outstanding immediately following the Common Stock Offering are also freely transferable without restriction or registration under the Act, except for those shares which have been issued by the Company without registration or those which are held by "affiliates" of the Company. Affiliates of the Company are persons which control, are controlled by or are under common control with the Company, and generally include executive officers, directors and principal shareholders of the Company. Shares issued without registration or which are held by affiliates are restricted and may only be sold in the public market if such shares are registered under the Act or sold in accordance with Rule 144 promulgated under the Act. The Company, its directors, executive officers and certain other stockholders who, immediately following the Offerings, will hold ________ shares have agreed not to offer, sell or otherwise dispose of any such shares of Common Stock for a period of six months after the closing of the Offerings without the prior written consent of the Underwriter. At the expiration of such lock-up period, there will be ________ shares of Common Stock that will be "restricted securities" held by "affiliates" and eligible for resale subject to Rule 144. See "Shares Eligible For Future Sale." No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

POSSIBLE FLUCTUATIONS OF STOCK PRICE

         The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of the Common Stock. See "CAPITAL STOCK--Market Information."

                                 DIVIDEND POLICY

         The Company currently intends to retain all earnings and other cash resources, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the


                                     ALT-13

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

foreseeable future. In addition, the Indenture contains significant restrictions on the Company's ability to declare and pay dividends.


                                     ALT-14

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                                    DILUTION

         As of September 30, 1997, the net tangible book deficit of the Company was $(.83) million in the aggregate, or $(.07)per share of Common Stock. "Net tangible book deficit per share" represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the shares of Common Stock offered hereby, at an offering price of $4 per share, net of Underwriter's discount and estimated offering expenses aggregating $2,600,000, the net pro forma tangible book value of the Common Stock as of September 30, 1997 would have been $26.6 million in the aggregate, or $1.43 per share. This represents an immediate increase in net tangible book value of $1.50 per share of Common stock to existing stockholders as a result of the Common Stock Offering and an immediate dilution of $2.57 per share to new stockholders purchasing shares of Common Stock in the Common Stock Offering. "Dilution per share" represents the difference between the price per share to be paid by new stockholders for the shares of Common Stock issued in the Common Stock Offering and the net pro forma tangible book value per share as of September 30, 1997. The following table illustrates this per share dilution:

           Assumed offering price per share ............................                            $4.00
                                                                                                    -----
           Net tangible deficit per share before the Common Stock
           Offering(1) .................................................              (.07)
                                                                                      ----
             Increase per share attributable to the Common Stock
             Offering ..................................................              1.50
                                                                                      ----
           Net tangible book value per share as adjusted to reflect the
           Common Stock Offering(1).....................................                             1.43
                                                                                                    -----
           Dilution per share to new shareholders ......................                            $2.57
                                                                                                    =====

--------------

(1) Neither the net tangible book value per share before the Common Stock Offering nor the net tangible book value per share as adjusted to reflect the Common Stock Offering give effect to the Note Offering. Giving effect thereto, net tangible book deficit per share before the Common Stock Offering and net tangible book value per share as adjusted to reflect the Common Stock Offering would have been $(.38) and $1.25, respectively.


                                     ALT-15

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon consummation of the Common Stock Offering, the Company will have ___________ shares of Common Stock outstanding (_____________ shares if the Underwriter's over-allotment option is exercised in full). Of those shares, the ______________ shares sold in the Common Stock Offering (____________ shares if the Underwriter's over-allotment option is exercised in full) will be freely transferable without restriction or registration under the Act, unless purchased by persons deemed to be "affiliates" of the Company (as that term is defined under the Act). The remaining _________________ shares of Common Stock to be outstanding immediately following the Common Stock Offering are also freely transferable without restriction or registration under the Act, except for those shares which have been issued by the Company without registration or those which are held by "affiliates" of the Company. Affiliates of the Company are persons which control, are controlled by or are under common control with the Company, and generally include executive officers, directors and principal shareholders of the Company. Shares issued without registration or which are held by affiliates are restricted and may only be sold in the public market if such shares are registered under the Act or sold in accordance with Rule 144 promulgated under the Act.

         In general, under Rule 144 a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned his shares for one year, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately ___________ shares immediately after the Common Stock Offering, ___________ shares if the over-allotment option is exercised in full) or (ii) the average weekly trading volume in the Common Stock in the NASDAQ market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale by such person and who has beneficially owned his shares for at least two years, may sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Act, unless thereafter held by an "affiliate" of the Company.

         A maximum of ______ shares of Common Stock may also be issued upon exercise of employee stock options that will be outstanding immediately following the Offerings. Except for the issuance of such shares as have been registered by the Company, such shares will constitute "restricted securities" under the Securities Act. In addition, persons deemed "affiliates" of the Company will be required to comply with the terms and conditions of Rule 144 under the Securities Act when selling such shares.

         No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.


                                     ALT-16

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                                  UNDERWRITING

         Subject to the terms and conditions contained in an underwriting agreement (the "Underwriting Agreement") between the Company and the Underwriter, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the ______ shares of Common Stock being offered.

         The Underwriting Agreement provides that, subject to the terms and conditions set forth therein, the Underwriter is obligated to purchase all of the shares of Common Stock if any are purchased.

         The Underwriter has advised the Company that the it proposes initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $___ per share. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $____ per share to other dealers. After the initial offering, the public offering price and such concessions may be changed. The Common Stock is offered subject to receipt and acceptance by the Underwriter, and to certain other conditions, including the right to reject orders in whole or in part.

         The Company has granted the Over-allotment Option, exercisable within 30 days after the date of this Prospectus, to purchase up to ___________ additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriter may exercise this option only to cover over-allotments, if any. To the extent that the Underwriter exercises this option, the Underwriters will have a firm commitment, subject to certain conditions, to purchase such additional shares. If purchased, the Underwriter will offer such additional shares on the same terms as those on which all shares are being offered in the Common Stock Offering.

         The Company, its directors, executive officers and certain other stockholders who, immediately following the Offering, will hold ________ shares have agreed not to offer, sell or otherwise dispose of any such shares of Common Stock for a period of one year after the closing of the Offering without the prior written consent of the Underwriter. See "Shares Eligible for Future Sale."

         The Underwriter does not intend to confirm sales to any accounts over which it exercises discretionary authority.

         The Underwriter has filed a proof of claim in the Bankruptcy Proceeding of Global in the approximate amount of $2.0 million. The claim relates to unpaid placement agent fees and expenses in connection with a bridge loan facility provided to Global prior to its bankruptcy. The lenders who advanced the bridge loan are also creditors in the Bankruptcy Proceeding and have filed proofs of claim in the aggregate amount of approximately $__________. In connection with the resolution of the Bankruptcy Proceeding, the Underwriter and the bridge lenders may be paid in whole or in part on their claims against Global.

         The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriter may be required to make in respect thereof.


                                     ALT-17

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

========================================================      =====================================================
NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED
IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT
CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE
UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE
AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY
ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY,
NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES                        ______________ SHARES
OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN
WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR
SOLICITATION TO SUCH PERSON.  NEITHER THE DELIVERY OF                        SHOP AT HOME, INC.
THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL
UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE
INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE
SUBSEQUENT TO THE DATE HEREOF.                                                   COMMON STOCK

              -----------------

              TABLE OF CONTENTS

              -----------------

                                               PAGE
                                               ----
Prospectus Summary ............................   1
Risk Factors ..................................   5                           --------
Use of Proceeds ...............................  24
Capitalization ................................  25                          PROSPECTUS
Selected Historical and Pro Forma
  Financial Data ..............................  26                            --------
Management's Discussion and Analysis of
  Financial Condition and Results of Operations  29
Business ......................................  38
Management ....................................  55
Certain Relationships and  Related Transactions  63
Security Ownership of Certain Beneficial Owners  64
Description of Notes ..........................  66
Description of Capital Stock ..................  90
Sales Eligible for Future Sale ................  16                          FRIEDMAN, BILLINGS,
Underwriting ..................................  17                          RAMSEY & CO., INC.
Legal Matters .................................  93
Experts .......................................  94
Additional Information ........................  94
Index to Consolidated Financial Statements .... F-1

                                                                             _____________, 1998
   UNTIL ____________, 1998, ALL DEALERS EFFECTING
TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH
RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
========================================================      =====================================================


                                     ALT-18

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:

                           Description                                             Amount
                           -----------                                             ------
         Securities and Exchange Commission registration fee ....................  $28,636
         Printing expenses ......................................................        *
         Accounting fees and expenses ...........................................        *
         Legal fees and expenses ................................................        *
         Fees and expenses (including legal fees) for qualifications under state         *
            securities laws .....................................................        *
         NASD Filing ............................................................        *
         Transfer agent's fees and expenses .....................................        *
         Indenture Trustee fees .................................................        *
         Miscellaneous ..........................................................        *
                                                                                    ------
              Total .............................................................  $
                                                                                    ======

* To be filed by amendment.

         All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 48-18-502 of the Tennessee Business Corporation Act (the "TBCA") provides that a Tennessee corporation may indemnify an individual made a party to a proceeding, because the individual is or was a director, against liability incurred in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative if the individual's conduct was in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. This indemnity extends to an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another corporation or enterprise. This indemnity extends to any liability for expenses, judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding.

         A corporation may not indemnify a director: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         Section 48-18-503 of the TBCA further provides that, unless limited by its charter, a corporation shall indemnify a director who has been successful in the defense of any action, suit or proceeding, against expenses actually and reasonably incurred by him or her in connection therewith.

         Section 48-18-507 of the TBCA provides that, unless its charter provides otherwise, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 48-18-503 to the same extent as a director, and a corporation may indemnify an officer, employee, or agent of a corporation who is not a director to the same extent as a director.

         Section 48-18-508 of the TBCA provide that a corporation may purchase and maintain insurance or behalf of such individuals against liability asserted against such persons or incurred by such persons in their capacity as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under the statutes.

         Section 6.6 of the Registrant's Bylaws require the Registrant to indemnify its officers, directors, employees or agents to the maximum extent permitted by the TBCA. The section also provides that the Registrant may purchase and maintain insurance as permitted in Section 48-18-508 of the TBCA.

         The Registrant is presently negotiating a policy of directors' and officers' liability insurance in the amount of no less than $3.0 million.

         Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with the Offering, including certain liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         Since January 1, 1995, the Company has issued the following unregistered securities:

         (a) On August 16, 1995, the Company issued 100,000 shares of Common Stock to Mortgage Funding Corporation, as the assignee of Global Network Television, Inc., in consideration for a loan to the Company from Global Network Television, Inc., in the principal amount of $2,000,000. Exemption from registration for this issuance was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

         (b) On September 25, 1995, the Company issued 26,000 shares of Common Stock to Valerie May upon the exercise by Ms. May of an option granted to her by the Company pursuant to its Employee Stock Option Plan. A total cash purchase price of $27,440 was paid for these shares, made up of the purchase of 25,000 shares at $1.00 per share and 1,000 shares at $2.44 per share. Exemption from registration for this issuance was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

         (c) On May 1, 1996, the Company issued 100,000 shares of Common Stock to Kent E. Lillie upon the exercise by Mr. Lillie of an option granted to him by the Company to acquire such shares, which option was granted in connection with Mr. Lillie's employment as President and Chief Executive Officer of the Company. The purchase price of $100,000 for such shares ($1.00 per share) was paid in cash. Exemption from registration for this issuance was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

         (d) Between March, 1996 and July 1996, the Company issued a total of 222,334 shares of Common Stock to Richard Howard, Inc. This issuance was made in connection with the execution of an amended agreement with Richard Howard, Inc., relative to the purchase by the Company of certain sports cards from

Richard Howard, Inc. Of these shares, 44,000 shares were issued in March 1996, as partial consideration for the execution of an agreement to sell the cards to the Company and for the dismissal of certain litigation filed by Richard Howard, Inc., against the Company. The remaining 178,334 shares were issued as partial payment for the purchase of the sports cards with each share of Common Stock being issued as a $3.00 payment for such purchase. Exemption from registration for this issuance was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

         (e) On January 17, 1997, the Company issued 100,000 shares of Common Stock to MediaOne, Inc., upon the exercise by that corporation of a warrant issued by the Company in 1993. A total cash purchase price of $100,000 was paid for these shares ($1.00 per share). Exemption from registration for this issuance was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

         (f) On October 1, 1997, the Company issued 444,177 shares of its Common Stock to FBR Private Equity Fund, L.P., upon the exercise by FBR of its right to convert a promissory note of the Company to Common Stock at the rate of one share of Common Stock for each $3.00 of principal on the note. Exemption from registration for this issuance was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

         (g) On November 11, 1997, the Company issued 200,000 shares of Common Stock to Global Network Television, Inc., upon the exercise by that corporation of a warrant issued by the Company in 1993. A total cash purchase price of $227,000 was paid for these shares ($1.135 per share). Exemption from registration for this issuance was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  Exhibits:

         A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference.

         (b)  Financial Statement Schedules.

         Independent Accountants' Report on Financial Statement Schedule        Page II-4

         Schedule II Valuation and Qualifying Accounts                          Page II-5

         All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the Registration Statement.

                    INDEPENDENT AUDITORS' REPORT ON FINANCIAL
                               STATEMENT SCHEDULE

         Our report on the consolidated financial statements of Shop at Home, Inc. and Subsidiaries as of June 30, 1996 and 1997 and for each of the three years ended June 30, 1997 dated August 14, 1997, except as to Note 17 which is as of January 8, 1998, is included on page F-2 of this Registration Statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page II-3 of this Registration Statement.

         In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



Knoxville, Tennessee                                 COOPERS & LYBRAND L.L.P.
August 14, 1997

                                   SCHEDULE II
                                   -----------

                       SHOP AT HOME, INC. AND SUBSIDIARIES
                       -----------------------------------

                        VALUATION AND QUALIFYING ACCOUNTS
                        ---------------------------------

                  YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND
                  --------------------------------------------

                     THREE MONTHS ENDED SEPTEMBER 30, 1997
                     -------------------------------------



                           BALANCE AT    CHARGED TO                   BALANCE
                           BEGINNING     RETURNS AND                   AT END
                           OF PERIOD     ALLOWANCES   DEDUCTIONS (1)  OF PERIOD
                           ----------    ----------   ----------      ---------
Year ended June 30, 1995
  Estimated credits
     due to customers      $  471,878   $ 4,863,486   $ 4,717,460   $  617,904
                           ==========   ===========   ===========   ==========


Year ended June 30, 1996
  Estimated credits
     due to customers      $  617,904   $10,147,556   $ 9,665,340   $1,100,120
                           ==========   ===========   ===========   ==========


Year ended June 30, 1997
  Estimated credits
    due to customers       $1,100,120   $19,503,181   $17,481,798   $3,121,503
                           ==========   ===========   ===========   ==========

Three months ended
  September 30, 1997
  Estimated credits
    due to customers
    (unaudited)            $3,121,503     5,344,093     6,296,717    2,168,879
                           ==========   ===========   ===========   ==========

(1)    Merchandise returned

ITEM 17.  Undertakings.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)  The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on January 9, 1998.

                                      SHOP AT HOME, INC.

                                      By: /s/ Kent E. Lillie
                                         -------------------------------------
                                         Kent E. Lillie,
                                         President and Chief Executive Officer
                                         Director

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kent E. Lillie and George J. Phillips and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                      TITLE                                    DATE
---------                                      -----                                    ----
/s/ J. D. Clinton
-------------------------------                Chairman of the Board              January 9, 1998
J. D. Clinton

/s/ Paul Cowell
-------------------------------                Director                           January 9, 1998
Paul Cowell

/s/ A.E. Jolley
-------------------------------                Director                           January 9, 1998
A.E. Jolley

/s/ Joseph I. Overholt
-------------------------------                Director                           January 9, 1998
Joseph I. Overholt

/s/ Frank A. Woods
-------------------------------                Director                           January 9, 1998
Frank A. Woods

/s/ Kent E. Lillie                             President and Chief Executive      January 13, 1998
-------------------------------                Officer (principal executive
Kent E. Lillie                                 officer)

/s/ James Bauchiero                            Executive Vice President           January 13, 1998
-------------------------------                and Chief Financial Officer
James Bauchiero                                (principal financial officer)

/s/ Joseph Nawy                                Vice President - Finance           January 13, 1998
-------------------------------                (principal accounting officer)
Joseph Nawy


                                INDEX TO EXHIBITS

                                                                                                    Sequentially
Exhibit                                                                                              Numbered
Number                                        Description                                              Page
------          ---------------------------------------------------------------------------------   ------------

1**             Underwriting Agreement dated _______, 199__ between Friedman, Billings, Ramsey
                & Co., Inc., and the Company.

2.1             Agreement and Plan of Merger, dated May 17, 1994, among Shop at Home, Inc.,
                SAH Merger Corp., and MFP, Inc., filed as Exhibit 2.1 to the Company's
                Registration Statement on Form S-4 filed with the Commission on October 26,
                1994, and incorporated herein by this reference.

2.2             First Amendment to Agreement and Plan Merger, Dated November 11, 1994, among
                Shop at Home, Inc., SAH Merger Corp., and MFP, Inc., filed as Exhibit 2.2 to the Company's Registration Statement on Form S-4 filed with the Commission on
                December 28, 1994, and incorporated herein by this reference.

2.3             Articles of Merger of SAH Merger Corp. And MFP, Inc., recorded in Tennessee on
                February 24, 1995, filed as Exhibit 4.2 to the Company's Current Report on Form
                8-K filed with the Commission on March 2, 1995, and incorporated herein by this reference.

3(i).1          Charter of the Company, filed as Exhibit 3.1 to the Company's Annual Report Form
                10-K for the fiscal year ended June 30, 1993, and incorporated herein by this reference.

3(i).2          Charter amendment recorded February 17, 1995, filed as Exhibit 4.3 to the Company's
                Current report on Form 8-K filed with the Commission on March 2, 1995, and incorporated hereby by this reference.

3(ii)           Bylaws of the Company, filed as Exhibit 3.2 to the Company's Annual Report on
                Form 10-K filed with the Commission for the fiscal year ended June 30, 1993, and incorporated herein by this reference.

4.1             Form of Trust Indenture dated February 23, 1995, filed as Exhibit 4.5 to the
                Company's Current Report on Form 8-K filed with the Commission on
                March 2, 1995, and incorporated herein by this reference.

4.2             Form of Promissory Note of the Company issued to the indenture trustee under the
                Trust Indenture dated February 23, 1995, filed as Exhibit 4.6 to the Company's
                Current Report on Form 8-K filed with the Commission on March 2, 1995, and incorporated herein by this reference.

                                                                                                    Sequentially
Exhibit                                                                                              Numbered
Number                                        Description                                              Page
------          ---------------------------------------------------------------------------------   ------------

4.3             Specimen of Common Stock certificate, filed as Exhibit 4.8 to the Company's
                Registration Statement on Form S-4 filed with the Commission on December 28,
                1994, and incorporated herein by this reference.

4.4             Specimen of Preferred Stock certificate, filed as Exhibit 4.9 to the
                Company's Amendment No. 1 to the Registration Statement on Form S-4 filed with the Commission on January 20, 1995, and incorporated herein by this reference.

4.5             Specimen of Note Certificate, filed as Exhibit 4.10 to the Company's
                Registration Statement on Form S-4 filed with the Commission on December 28,
                1995, and incorporated herein by this reference.

4.6*            Form of Trust Indenture dated as of ____________, 1998, with _______________, as Trustee with regard to the ___% Secured Notes Due 20____, containing specimen of the Note.

4.7**           Form of Stock Pledge Agreement dated as of __________, 1998.

5**             Opinion regarding legality of the Common Stock and ___% Secured
                Notes Due 20___ being registered, issued by Wyatt, Tarrant & Combs.

10.1            Company's Omnibus Stock Option Plan, filed as Exhibit 10.3 to the Company's
                Annual Report on Form 10-K filed with the Commission for the fiscal year ended June 30, 1992, and incorporated herein by this reference.

10.2            Lease dated April 1, 1993, between Shop at Home, Inc. and Book Ends Discount
                Bookstores, Inc., filed as Exhibit 10.5 to the Company's Annual Report on Form
                10-K for the fiscal year ended June 30, 1993, and incorporated herein by this reference.

10.3            Lease dated July 1, 1994 between Shop at Home, Inc. and William & Warren,
                Inc., filed as Exhibit 10.3 to the Company's Registration Statement on Form
                S-4 filed with the Commission on December 28, 1994, and incorporated herein by this reference.

10.4            Form of Transponder Use Agreement dated April 1, 1993 between Shop at Home,
                Inc. and B & P The SpaceConnection, filed as Exhibit 10.5 to the Company's
                Annual Report on Form 10-K for the fiscal year ended June 30, 1993, and incorporated herein by this reference.

                                                                                                    Sequentially
Exhibit                                                                                              Numbered
Number                                        Description                                              Page
------          ---------------------------------------------------------------------------------   ------------
10.5            Transponder Use Agreement dated June 6, 1994, between Shop at Home, Inc. and
                Broadcast International, Inc., filed as Exhibit 10.5 to the Company's
                Registration Statement on Form S-4 filed with the Commission on December 28,
                1994, and incorporated herein by this reference.

10.5            Form of Transponder Lease Agreement dated December 21, 1994, between Shop at
                Home, Inc. and Broadcast International, Inc., filed as Exhibit 10.7 to the
                Company's Registration Statement on Form S-4 filed with the Commission on
                December 28, 1994, and incorporated herein by this reference.

10.7            Stock and Warrant Purchase Agreement dated June 9, 1993, between Shop at
                Home, Inc., SAH Holdings, L.P., and Global Network Television, Inc., filed as
                Exhibit B to the Statement on Schedule 13D of SAH Holdings, L.P., filed with the Commission on June 18, 1993, and incorporated herein by this reference.

10.8            First Amendment to Stock and Warrant Purchase Agreement dated July 12, 1993, between Shop at Home, Inc., SAH Holdings, L.P., and Global Network
                Television, Inc., filed as Exhibit E to the Statement on Schedule 13D of SAH
                Holdings, L.P., filed with the Commission on July 27, 1993, and incorporated herein by this reference.

10.9            Agreement dated December 8, 1993, between Richard Howard, Inc. and Shop at
                Home, Inc., filed as Exhibit 10.10 to the Company's Registrant Statement on
                Form S-4 filed with the Commission on December 28, 1994, and incorporated herein by this reference.

10.10           Form of Employment Agreement between Kent E. Lillie and Shop at Home, Inc., filed as Exhibit B to the Company's Current Report on Form 8-K filed with the
                Commission on September 17, 1993, and incorporated herein by this reference.

10.11           Form of Warrant to Purchase Shares dated September 7, 1993, between Shop at
                Home, Inc. and SAH Holdings, L.P., filed as Exhibit A to the Company's
                Current Report on Form 8-K filed with the Commission on September 17, 1993, and incorporated herein by this reference.

10.12           Form of Option Agreement for options issued to employees, executive officers and others, filed as Exhibit 10.13 to the Company's Registrant Statement on
                Form S-4 filed with the Commission on December 28, 1994, and incorporated herein by this reference.


                                                                                                    Sequentially
Exhibit                                                                                              Numbered
Number                                        Description                                              Page
------          ---------------------------------------------------------------------------------   ------------

10.13           Agreement dated June 30, 1994, between Combine International, Inc. and Shop at
                Home, Inc., filed as Exhibit 10.14 to the Company's Registrant Statement on
                Form S-4 filed with the Commission on December 28, 1994, and incorporated herein by this reference.

10.14           1994 $2.50 Common Stock Purchase Option dated June 30, 1994, issued to
                Combine International, Inc., filed as Exhibit 10.15 to the Company's
                Registrant Statement on Form S-4 filed with the Commission on December 28,
                1994, and incorporated herein by this reference.

10.15           Description of agreement with MediaOne, Inc. for consulting services, filed as Exhibit 10.16 to the Company's Registrant Statement on Form S-4 filed with the Commission on December 28, 1994, and incorporated herein by this reference.

10.16           Stock Purchase Agreement dated December 6, 1994, by and between the Company and Television Media Resources, L.C., filed as Exhibit 2.1 to the Company's
                Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.

10.17           Promissory Note dated December 6, 1994, in the original principal amount of
                $1,250,000, the maker of which is Registrant and the original payee of which is Television Media Resources, L.C., filed as Exhibit 10.1 to the Company's
                Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.

10.18           Security Agreement and Pledge Agreement dated December 6, 1994, by and between Registrant and Television Media Resources, L.C., filed as Exhibit
                10.2 to the Company's Current Report on Form 8-K filed with the Commission on
                December 20, 1994, and incorporated herein by this reference.

10.19           Letter Agreement dated December 6, 1994, by and between Registrant and
                Charles E. Walker, filed as Exhibit 10.3 to the Company's Current Report on
                Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.

10.20           Majority Partnership Interest and Majority Stock Purchase Option by and among
                Charles E. Walker, Urban Broadcasting Systems and Broadcast, Cable and
                Satellite Technologies, Inc., filed as Exhibit 10.4 to the Company's Current
                Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.


                                                                                                    Sequentially
Exhibit                                                                                              Numbered
Number                                        Description                                              Page
------          ---------------------------------------------------------------------------------   ------------
10.21           Form of Majority Partnership Interest and Majority Stock Purchase Agreement
                by and among Charles E. Walker, Urban Broadcasting Systems and Broadcast,
                Cable and Satellite Technologies, Inc., filed as Exhibit 10.5 to the
                Company's Current Report on Form 8-K filed with the Commission on December
                20, 1994, and incorporated herein by this reference.

10.22           Minority Partnership Interest and Minority Stock Purchase Agreement dated May
                15, 1993, by and among Charles E. Walker, Urban Broadcasting Systems and
                Broadcast, Cable and Satellite Technologies, Inc., filed as Exhibit 10.6 to the Company's Current Report on Form 8-K filed with the Commission on
                December 20, 1994, and incorporated herein by this reference.

10.23           Modification, Ratification and Consent by and among Charles E. Walker, Urban
                Broadcasting Systems, Urban Broadcasting Systems, Inc., Television Media
                Resources, L.C., and Broadcast, Cable and Satellite Technologies, Inc., filed as Exhibit 10.7 to the Company's Current Report on Form 8-K filed with the
                Commission on December 20, 1994, and incorporated herein by this reference.

10.24           Restated Majority Partnership Interest and Majority Stock Purchase Option by
                and among Charles E. Walker, Urban Broadcasting Systems and Broadcast, Cable
                and Satellite Technologies, Inc. dated as of May 15, 1993, filed as Exhibit
                10.8 to the Company's Current Report on Form 8-K filed with the Commission on
                December 20, 1994, and incorporated herein by this reference.

10.25           Restated Construction Agreement dated as of May 15, 1993, by and among
                Charles E. Walker, Urban Broadcasting Systems, Broadcast, Cable and Satellite
                Technologies, Inc., and Spectrum Communications and Engineering, Inc., filed as Exhibit 10.9 to the Company's Current Report on Form 8-K filed with the
                Commission on December 20, 1994, and incorporated herein by this reference.

10.26           Engineering Services Agreement dated as of December 14, 1993 by and between
                Broadcast, Cable and Satellite Technologies, Inc., and Spectrum
                Communications and Engineering, Inc., filed as Exhibit 10.10 to the Company's
                Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated  herein by this reference.

10.27           Form of Employment Agreement by and between Urban Broadcasting Systems, Inc.
                and Charles E. Walker, filed as Exhibit 10.11 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.

                                                                                                    Sequentially
Exhibit                                                                                              Numbered
Number                                        Description                                              Page
------          ---------------------------------------------------------------------------------   ------------

10.28 Form of Time Brokerage Agreement dated December 14, 1993, by and between Urban Broadcasting Systems and Broadcast, Cable and
                Satellite Technologies, Inc., filed as Exhibit 10.12 to the
                Company's Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.

10.29           Form of Escrow Agreement by and between Registrant, Charles E.
                Walker and U.S. Trust Company of Texas, N.A., filed as Exhibit
                10.13 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.

10.30 Form of Promissory Note in the principal amount of $750,000.00, the maker of which is Broadcast, Cable and Satellite
                Technologies, Inc., payable to Charles E. Walker, filed as
                Exhibit 10.14 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.

10.32           Lease Agreement dated December 28, 1993, by and between H & C
                Communications, Inc. and Broadcast, Cable and Satellite
                Technologies, Inc., filed as Exhibit 10.16 to the Company's
                Current Report on Form 8-K filed with the Commission on December
                20, 1994, and incorporated herein by this reference.

10.33           Agreement dated as of December 17, 1993, by and between Blue
                Ridge Tower Corporation and Broadcast, Cable and Satellite
                Technologies, Inc., filed as Exhibit 10.17 to the Company's
                Current Report on Form 8-K filed with the Commission on December
                20, 1994, and incorporated herein by this reference.

10.34           Amendment to Agreement dated December 17, 1993, by and between
                Blue Ridge Tower Corporation and Broadcast, Cable and Satellite
                Technologies, Inc., filed as Exhibit 10.18 to the Company's
                Current Report on Form 8-K filed with the Commission on December
                20, 1994, and incorporated herein by this reference.

10.35 Letter to Shop at Home, Inc., from the directors of MFP, Inc., dated November 11, 1994, filed as Exhibit 10.36 to the Company's
                Registration Statement on Form S-4 filed with the Commission on December 28, 1994, and incorporated herein by this reference.

10.36 Programming Agreement between Shop at Home, Inc., and MFP, Inc., dated November 11, 1994, filed as Exhibit 10.37 to the Company's
                Registration Statement on Form S-4 filed with the Commission on December 28, 1994, and incorporated herein by this reference.

                                                                                                    Sequentially
Exhibit                                                                                              Numbered
Number                                        Description                                              Page
------          ---------------------------------------------------------------------------------   ------------

10.37           Variable Rate Convertible Secured Note Due 2000 of the Company dated August
                16, 1995, filed as Exhibit 10.37 to the Company's Annual Report on Form 10-K
                for the fiscal year ended June 30, 1996 and filed with the Commission on
                September 30, 1996, and incorporated herein by this reference.

10.38           Security Agreement dated August 16, 1995, by and between the Company, MFP,
                Inc., and Global Network Television, Inc., filed as Exhibit 10.38 to the
                Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 and filed with the Commission on September 30, 1996, and incorporated herein by this reference.

10.39           Restated Agreement dated January 26, 1996, and the First Amendment thereto dated March 7, 1996, by and between Richard Howard, Inc., and the Company, filed as Exhibit 10.39 to the Company's Annual Report on Form 10-K
                for the fiscal year ended June 30, 1996 and filed with the Commission on
                September 30, 1996, and incorporated herein by this reference.
 .

10.40           Majority Stock Purchase Agreement dated June 3, 1996, by and between Charles
                E. Walker, Broadcast, Cable and Satellite Technologies, Inc., and Urban
                Broadcasting Systems, Inc., filed as Exhibit 10.40 to the Company's Annual
                Report on Form 10-K for the fiscal year ended June 30, 1996 and filed with the Commission on September 30, 1996, and incorporated herein by this reference.

10.41           Promissory Note dated September 5, 1996, made by the Company and Broadcast,
                Cable and Satellite Technologies, Inc., payable to Charles E. Walker, filed as Exhibit 10.41 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 and filed with the Commission on September 30, 1996, and incorporated herein by this reference.

10.42           Security Agreement dated September 5, 1996, by and between Broadcast, Cable and Satellite Technologies, Inc., and Charles E. Walker, filed as Exhibit 10.42 to the Company's Annual Report on Form 10-K for the fiscal year ended
                June 30, 1996 and filed with the Commission on September 30, 1996, and incorporated herein by this reference.
 .

10.43           Employment Agreement between Kent E. Lillie and Shop at Home, Inc. dated July
                1, 1997, filed as Exhibit 10.43 to the Company's Annual Report on Form 10-K
                for the fiscal year ended June 30, 1997 and filed with the Commission on
                September 29, 1997, and incorporated herein by this reference.
 .

10.44           Asset Purchase Agreement dated September 23, 1997, between SAH Acquisition
                Corporation II, Global Broadcasting Systems, Inc., and Global Broadcasting
                Systems License Corp., filed as Exhibit 10.44 to the Company's Quarterly
                Report on Form 10-Q for the fiscal quarter ended September 30, 1997 and filed with the Commission on November 14, 1997, and incorporated herein by this reference.

10.45*          Bill of Sale dated February 24, 1997 from Norwest Credit, Inc., to
                Collector's Edge of Tennessee, Inc.

10.46*          Credit and Security Agreement dated as of February 24, 1997, between Norwest
                Credit, Inc., and Collector's Edge of Tennessee, Inc.

10.47*          Loan Agreement dated November 28, 1997, between the Company and NationsBank of
                Tennessee, N.A.

10.48*          Loan Note dated November 28, 1997 made by the Company payable to NationsBank of Tennessee, N.A.

10.49           Amendment No.1 to Company's Omnibus Stock Option Plan filed as Appendix A to the Company's Proxy Statement on Schedule 14A for the fiscal year ended June
                30, 1996, and filed with the Commission on November 18, 1996, and incorporated herein by this reference.

                                                                                                    Sequentially
Exhibit                                                                                              Numbered
Number                                        Description                                              Page
------          ---------------------------------------------------------------------------------   ------------

10.50*          Form of options issued to directors dated June 19, 1997.

10.51*          Form of Transponder Use Agreement dated June 25, 1995, between the Company and
                B&P The SpaceConnection.

11*             Schedule of Computation of Net Income Per Share

12*             Statements regarding computation of ratios.

21*             Subsidiaries of the Company.

23.1            Consent of Wyatt, Tarrant & Combs, included as a part of Exhibit 5.

23.2*           Consent of Coopers & Lybrand L.L.P.

24              Powers of attorney (included on signature pages).

25**            Statement of eligibility of trustee.

27.1*           Financial Data Schedule. (For SEC Use Only)

27.2*           Financial Data Schedule. (For SEC Use Only)

*        Filed herewith
**       To be filed by amendment.